UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Mallinckrodt public limited company

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2019	Notice of Annual General Meeting of Shareholders and Proxy Statement

April 3, 2019

Dear Shareholder,

You are cordially invited to attend the 2019 Annual General Meeting of Mallinckrodt plc, which will be held on Wednesday, May 15, 2019, at 9:30 a.m., local time, at the Sofitel London Heathrow Hotel, Terminal 5, London Heathrow Airport, London TW6 2GD, United Kingdom. Shareholders in Ireland may participate in the Annual General Meeting by audio link at the offices of Arthur Cox, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland.

Details of the business to be presented at the meeting can be found in the accompanying Proxy Statement. We hope you are planning to attend the meeting. Your vote is important. Whether or not you are able to attend, I encourage you to submit your proxy as soon as possible so that your shares will be represented at the meeting.

On behalf of the Board of Directors and the management of Mallinckrodt, I extend our appreciation for your continued support.

Yours sincerely,

ANGUS C. RUSSELL

Chairman

MALLINCKRODT PUBLIC LIMITED COMPANY

Registered In Ireland — No. 522227

Principal Executive Office:

3 Lotus Park, The Causeway,

Staines-Upon-Thames, Surrey TW18 3AG, United Kingdom

NOTICE OF 2019 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 15, 2019

The 2019 Annual General Meeting of Mallinckrodt plc (“Mallinckrodt” or the “Company”), a company incorporated under the laws of Ireland, will be held on May 15, 2019, at 9:30 a.m., local time, at the Sofitel London Heathrow Hotel, Terminal 5, London Heathrow Airport, London TW6 2GD, United Kingdom, for the following purposes:

1.	By separate resolutions, to elect as directors for a period of one year, expiring at the end of the Company’s Annual General Meeting of Shareholders in 2020, the following individuals:

(a) David R. Carlucci	(d) David Y. Norton	(g) Mark C. Trudeau
(b) J. Martin Carroll	(e) JoAnn A. Reed	(h) Anne C. Whitaker
(c) Paul R. Carter	(f) Angus C. Russell	(i) Kneeland C. Youngblood, M.D.

2.

To hold an advisory non-binding vote to approve the re-appointment of Deloitte & Touche LLP as the independent auditors of the Company and, by binding vote, to authorize the Audit Committee of the Board of Directors (also referred to in this Proxy Statement as the Board) to set the independent auditors’ remuneration.

3.	To hold an advisory vote to approve the Company’s executive compensation.

4.	To approve the Board’s authority to issue shares.

5.	To authorize the Company and/or any subsidiary of the Company to make market purchases or overseas market purchases of Company shares.

6.	To approve the change of name of the Company (Special Resolution).

7.	To approve the waiver of pre-emption rights (Special Resolution).

8.	To authorize the price range at which the Company can re-allot shares that it holds as treasury shares (Special Resolution).

9.	To consider shareholder proposals, numbered 9 to 11, if properly presented by the relevant shareholder proponents.

10.	To act on such other business as may properly come before the meeting or any adjournment thereof.

Proposals 1 through 5 and 9 through 11 are ordinary resolutions, requiring the approval of a simple majority of the votes cast at the meeting, in person or by proxy. Proposals 6 through 8 are special resolutions, requiring the approval of not less than 75% of the votes cast, in person or by proxy. The foregoing items are more fully described in the Proxy Statement accompanying this Notice of Annual General Meeting of Shareholders. Shareholders as of March 11, 2019, the record date for the Annual General Meeting, are entitled to vote on these matters.

During the meeting, following a review of the Company’s affairs, management will also present and the auditors will report to shareholders on Mallinckrodt’s Irish Statutory Accounts for the fiscal year ended December 28, 2018.

Shareholders in Ireland may participate in the Annual General Meeting by audio link at the offices of Arthur Cox, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland, at 9:30 a.m. local time. See “General Information” for further information on participating in the Annual General Meeting in Ireland.

By Order of the Board of Directors,

Stephanie D. Miller,

Secretary

April 3, 2019

Whether or not you expect to attend the Annual General Meeting in person, we encourage you to cast your vote promptly so that your shares will be represented and voted at the meeting. Any shareholder entitled to attend and vote at the Annual General Meeting may appoint one or more proxies, who need not be a shareholder(s) of Mallinckrodt to attend, speak and vote on your behalf. Proxies may be appointed via the internet or by phone in the manner set out in our proxy card. Alternatively, they may be appointed by depositing a signed instrument of proxy (or proxy card) with Mallinckrodt plc c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 (which Broadridge will arrange to forward to Mallinckrodt plc’s registered address electronically) or with Mallinckrodt plc, College Business & Technology Park, Cruiserath, Blanchardstown, Dublin 15, Ireland, in each case at least 48 hours before the meeting. If you wish to appoint a person other than the individuals specified on our proxy card, please contact our Company Secretary and also note that your nominated proxy must attend the Annual General Meeting in person in order for your votes to be cast.

This Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended December 28, 2018 and our Irish Statutory Accounts are available to shareholders of record at proxyvote.com. These materials are also available on the Investor Relations section of our website at mallinckrodt.com.

Note Regarding Forward-Looking Statements

Statements in this Proxy Statement that are not strictly historical, including statements regarding future financial condition and operating results, economic, business, competitive and/or regulatory factors affecting Mallinckrodt’s businesses and any other statements regarding events or developments the Company believes or anticipates will or may occur in the future, may be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties.

There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: the proposed separation of the Specialty Generics business inclusive of Mallinckrodt’s AMITIZA product, including the costs associated with the contemplated separation and spin-off, the expected benefits of the transaction, and the expected timeframe to complete such a transaction; general economic conditions and conditions affecting the industries in which Mallinckrodt operates; the commercial success of Mallinckrodt’s products; conditions that could necessitate an evaluation of Mallinckrodt’s intangible assets for possible impairment; changes in laws and regulations; Mallinckrodt’s ability to successfully integrate acquisitions of operations, technology, products and businesses generally and to realize anticipated growth, synergies and cost savings; Mallinckrodt’s and Mallinckrodt’s licensers’ ability to successfully develop or commercialize new products; Mallinckrodt’s and Mallinckrodt’s licensers’ ability to protect intellectual property rights; Mallinckrodt’s ability to receive procurement and production quotas granted by the U.S. Drug Enforcement Administration; customer concentration; Mallinckrodt’s reliance on certain individual products that are material to its financial performance; cost containment efforts of customers, purchasing groups, third-party payers and governmental organizations; the reimbursement practices of a small number of public or private insurers; pricing pressure on certain of Mallinckrodt’s products due to legal changes or changes in insurers’ reimbursement practices resulting from recent increased public scrutiny of healthcare and pharmaceutical costs; limited clinical trial data for H.P. Acthar Gel; complex reporting and payment obligations under healthcare rebate programs; Mallinckrodt’s ability to navigate price fluctuations; future changes to U.S. and foreign tax laws; Mallinckrodt’s ability to achieve expected benefits from restructuring activities; complex manufacturing processes; competition; product liability losses and other litigation liability; ongoing governmental investigations; material health, safety and environmental liabilities; retention of key personnel; conducting business internationally; the effectiveness of information technology infrastructure; and cybersecurity and data leakage risks.

These and other factors are identified and described in more detail in the “Risk Factors” section of Mallinckrodt’s Annual Report on Form 10-K for the fiscal year ended December 28, 2018. The forward-looking statements made herein speak only as of the date hereof and Mallinckrodt does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

PROXY STATEMENT SUMMARY

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement, which we are making available to you on or about April 3, 2019 on the internet, or by delivering printed versions to you by mail. It does not contain all the information that you should consider in deciding whether to approve the items to be presented at the Annual General Meeting of Mallinckrodt plc (“Mallinckrodt,” the “Company,” “we,” “our” or “us”). You should read this entire Proxy Statement carefully before voting. For information regarding our fiscal 2018 operating performance, please review our Annual Report on Form 10-K.

2019 Annual General Meeting of Shareholders

•	Date and Time: May 15, 2019, at 9:30 a.m., local time.

•

Place: Sofitel London Heathrow Hotel, Terminal 5, London Heathrow Airport, London TW6 2GD, United Kingdom. Shareholders in Ireland may participate in the Annual General Meeting by audio link at the offices of Arthur Cox, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland.

•	Record Date: March 11, 2019.

•	Voting: If you owned Mallinckrodt ordinary shares at the close of business on the record date, then you may vote at the Annual General
Meeting by following the procedures outlined in this Proxy Statement. Each ordinary share is entitled to one vote on each matter properly brought before the Annual General Meeting.

•	Ordinary Shares Outstanding as of Record Date: 83,535,507.

•	Transfer Agent: Computershare Inc. (“Computershare”).

•	Place of Incorporation: Ireland.

Meeting Agenda and Voting Recommendations

Proposal	Our Board’s Recommendation

1. Elect directors (page 58)	FOR each nominee

2. Advisory non-binding vote to approve the re-appointment of the independent auditors and binding vote to authorize the Audit Committee of the Board to set the independent auditors’ remuneration (page 61)

FOR

3. Advisory vote to approve executive compensation (page 62)	FOR

4. Approval of the Board’s authority to issue shares (page 63)	FOR

5. Authorization to make market purchases or overseas market purchases of Company Shares (page 64)	FOR

6. Approval of the change of name of the Company (page 65)	FOR

7. Approval of waiver of pre-emption rights (Special Resolution) (page 66)	FOR

8. Authorization of the price range at which the Company can re-allot shares held as treasury shares (Special Resolution) (page 67)	FOR

9. Shareholder Proposal Regarding Incentive Compensation Clawback (page 68)	AGAINST

10. Shareholder Proposal Regarding Report on Governance Measures (page 70)	AGAINST

11. Shareholder Proposal Regarding Report on Lobbying Activities (page 73)	FOR

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    1

PROXY STATEMENT SUMMARY

2018 Company Performance Highlights

You should refer to the more comprehensive discussions contained in our Annual Report on Form 10-K for the fiscal year ended December 28, 2018 for additional information about these highlights. Key performance highlights for fiscal 2018 include:

•	Net sales were $3.216 billion, compared with $3.222 billion in the prior year, representing a 0.2% decrease.

•	Loss from continuing operations was $3.622 billion, impacted primarily by a goodwill impairment, compared with income from continuing operations of $1.771 billion in fiscal 2017.

•	Diluted loss per share from continuing operations were $43.12, compared with diluted earnings per share from continuing operations of $18.09 in fiscal 2017.

•	Net cash provided by operating activities was $665.5 million, compared with $727.3 million in fiscal 2017.

•

Expanded our Specialty Brands business through completing the acquisition of Sucampo Pharmaceuticals, Inc., including its commercial and developmental products AMITIZA® (lubiprostone), RESCULA® (unoprostone isopropyl ophthalmic solution) 0.15%, VTS-270 and CPP-1X/sulindac.

Completed the divestiture of two of our hemostasis products.

•

Announced plans to move the “Specialty Generics Disposal Group” back into continuing operations, and our intent to separate the Specialty Generics business, inclusive of generic dosage pharmaceuticals, active pharmaceutical ingredients, and the AMITIZA and RESCULA products (each promoted by third parties). This action is planned to further our strategic evolution to being a brands-focused innovation-driven specialty pharmaceutical growth company.

•

Continued progress achieved on more than a dozen company-sponsored clinical trials across the Company’s development and inline portfolio. Further in the scientific realm, we formed a Scientific Advisory Council comprised of leading physician experts in fields of particular strategic focus to the Company, and announced a multi-year collaborative research agreement with Washington University School of Medicine-St. Louis.

2    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

PROXY STATEMENT SUMMARY

Our Director Nominees

Name	Age	Director Since	Principal Occupation	Committee Memberships	Other Public Boards

David R. Carlucci*	64	2013	Former Chairman, Chief Executive Officer and President of IMS Health	Human Resources and Compensation (Chair)	1

J. Martin Carroll*	69	2013	Former President and Chief Executive Officer of Boehringer Ingelheim Corporation	Compliance (Chair); Nominating and Governance; Portfolio	2

Paul R. Carter*	58	2018	Former Executive Vice President, Commercial Operations of Gilead Sciences, Inc.	Audit	2

David Y. Norton*	67	2017	Former Company Group Chairman, Global Pharmaceuticals of Johnson & Johnson	Portfolio (Chair); Human Resources and Compensation	1

JoAnn A. Reed*	63	2013	Healthcare services consultant and former Senior Vice President, Finance and Chief Financial Officer of Medco Health Solutions	Audit (Chair)	2

Angus C. Russell*	63	2014	Former Chief Executive Officer of Shire plc	Audit; Portfolio	3

Mark C. Trudeau	57	2013	President and Chief Executive Officer of Mallinckrodt plc		1

Anne C. Whitaker*	51	2018	President and Chief Executive Officer of KNOW Bio, LLC	Human Resources and Compensation	2

Kneeland C. Youngblood, M.D.*	63	2013	Founding Partner of Pharos Capital Group	Compliance; Nominating and Governance	3

*	Independent Director

Joseph A. Zaccagnino, age 72, is retiring from the Board and, therefore is not standing for re-election and will no longer serve as a member of the Board of Directors following the 2019 Annual General Meeting on May 15, 2019. Following the 2019 Annual General Meeting, the Board intends to reevaluate the composition of each of the Board committees.

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    3

GENERAL INFORMATION

GENERAL INFORMATION

Questions and Answers about Proxy Materials, Voting, Attending the Meeting and Other General Information

Why did I receive this Proxy Statement?

We are making this Proxy Statement available to you on or about April 3, 2019 on the internet, or by delivering printed versions to you by mail, because our Board of Directors is soliciting your proxy to vote at our 2019 Annual General Meeting on May 15, 2019. This Proxy Statement contains information about the items being voted on at the Annual General Meeting and important information about Mallinckrodt.

This Proxy Statement and the following documents relating to the 2019 Annual General Meeting are available on the Investor Relations section of our website at mallinckrodt.com:

•	Our Notice of Internet Availability of Proxy Materials;

•	Our Annual Report on Form 10-K for the fiscal year ended December 28, 2018; and

•	Our Irish Statutory Accounts for the fiscal year ended December 28, 2018 and the reports of the Directors and auditors thereon.

How do I access the proxy materials and vote my shares?

The instructions for accessing proxy materials and voting can be found in the information you received either by mail or e-mail.

For shareholders who received a notice by mail about the internet availability of proxy materials: You may access the proxy materials and voting instructions over the internet via the web address provided in the notice. In order to access this material and vote, you will need the control number provided on the notice you received in the mail. You may vote by following the instructions on the notice or on the website.

For shareholders who received a notice by e-mail: You may access the proxy materials and voting instructions over the internet via the web address provided in the e-mail. In order to vote, you will need the control number provided in the e-mail. You may vote by following the instructions in the e-mail or on the website.

For shareholders who received the proxy materials by mail: You may vote your shares by following the instructions provided on the proxy card or voting instruction form. If you vote by internet or telephone, you will need the control number provided on the proxy card or voting instruction form. If you vote by mail, please complete, sign and date the proxy card or voting instruction form and mail it in the accompanying pre-addressed envelope.

Who may vote at the Annual General Meeting and how many votes do I have?

If you owned our ordinary shares at the close of business on the record date, March 11, 2019, then you may vote at the Annual General Meeting by following the procedures outlined in this Proxy Statement. At the close of business on the record date, we had 83,535,507 ordinary shares outstanding and entitled to vote. Each ordinary share is entitled to one vote on each matter properly brought before the Annual General Meeting.

May I vote my shares in person at the Annual General Meeting?

Yes, you may vote your shares in person at the Annual General Meeting as follows:

If you are a shareholder of record and you wish to vote in person at the Annual General Meeting, you may do so. If you do not wish to attend yourself, you may also appoint a proxy or proxies to attend, speak and vote in your place. A proxy does not need to be one of our shareholders. You are not precluded from attending, speaking or voting at the Annual General Meeting, even if you have completed a proxy form. To appoint a proxy other than our designated officers, please contact our Company Secretary.

4    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

GENERAL INFORMATION

If you are a beneficial owner of shares and you wish to vote in person at the Annual General Meeting, you must obtain a legal proxy from the bank, brokerage firm or nominee that holds your shares. You will need to bring the legal proxy with you to the meeting and hand it in with a signed ballot that you can request at the meeting. You will not be able to vote your shares at the Annual

General Meeting without a legal proxy and a signed ballot.

Even if you plan to attend the Annual General Meeting, we recommend that you also vote by proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

What is the deadline for voting my shares if I do not vote in person at the Annual General Meeting?

If you are a shareholder of record, you may vote by internet or by telephone until 11:59 p.m., United States Eastern Time, on May 14, 2019.

If you are a beneficial owner of shares held through a bank or brokerage firm, please follow the voting instructions provided by your bank or brokerage firm.

What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares held in street name?

Shareholder of Record.    If you hold ordinary shares and your name appears in the Register of Members of Mallinckrodt, you are considered the shareholder of record of those shares.

Beneficial Owner of Shares Held in Street Name.    If your ordinary shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name.” As a beneficial owner, you have the right to direct your bank or brokerage firm how to vote the shares held in your account.

Can I change my vote after I have submitted my proxy?

Yes. You have the right to revoke your proxy before it is voted at the Annual General Meeting. You may vote again on a later date within the proxy voting deadlines described above by internet or by telephone (only your latest proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual General Meeting will not automatically revoke a previously submitted proxy unless you actually vote in person at the meeting or file a written instrument with our Company Secretary prior to the start of the meeting requesting that your prior proxy be revoked.

What happens if I do not give specific voting instructions when I deliver my proxy?

Shareholders of Record.    If you are a shareholder of record and you:

•	Indicate when voting by internet or by telephone that you wish to vote as recommended by our Board of Directors; or

•	If you sign and return a proxy card without giving specific voting instructions,

then the Company-designated proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting.

Beneficial Owners of Shares Held in Street Name.    If you are a beneficial owner of shares and your bank or

brokerage firm does not receive instructions from you about how your shares are to be voted, one of two things can happen, depending on the type of proposal. Pursuant to New York Stock Exchange (“NYSE”) rules, brokers have discretionary power to vote your shares with respect to “routine” matters, but they do not have discretionary power to vote your shares on “non-routine” matters. Pursuant to NYSE rules, (i) the election of directors, (ii) the advisory vote to approve the Company’s executive compensation and (iii) the shareholder proposals are considered non-routine matters. A bank or brokerage firm may not vote your shares with respect to non-routine matters if you have not provided instructions. This is called a “broker non-vote.” We strongly encourage you to submit your proxy and exercise your right to vote as a shareholder.

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    5

GENERAL INFORMATION

What is the “quorum” requirement for the Annual General Meeting?

In order to conduct any business at the Annual General Meeting, holders of a majority of our ordinary shares outstanding and entitled to vote on the record date must be present in person or represented by valid proxies. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, or broker non-votes, if you:

•	Are present and vote in person at the meeting;

•	Have voted by internet or by telephone; or

•	Have submitted a proxy card or voting instruction form by mail.

Assuming there is a proper quorum of shares represented at the Annual General Meeting, how many shares are required to approve the proposals being voted upon at the Annual General Meeting?

The voting requirements for each of the proposals are as follows:

Proposal	Vote Required

1. Elect directors	Majority of votes cast

2. Advisory non-binding vote to approve the re-appointment of the independent auditors and binding vote to authorize the Audit Committee of the Board to set the independent auditors’ remuneration	Majority of votes cast

3. Advisory vote to approve executive compensation	Majority of votes cast

4. Approve the Board’s authority to issue ordinary shares	Majority of votes cast

5. Authorization to make market purchases or overseas market purchases of Company shares	Majority of votes cast

6. Approve the Change of Name of the Company (Special Resolution)	75% of votes cast

7. Approve the waiver of pre-emption rights (Special Resolution)	75% of votes cast

8. Authorization of the price range at which the Company can re-allot shares held as treasury shares (Special Resolution)	75% of votes cast

9. Shareholder Proposal Regarding Incentive Compensation Clawback	Majority of votes cast

10. Shareholder Proposal Regarding Report on Governance Measures	Majority of votes cast

11. Shareholder Proposal Regarding Report on Lobbying Activities	Majority of votes cast

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes are considered present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be considered votes properly cast at the Annual General Meeting pursuant to our Articles of Association. Because the approval of all of the proposals is based on the votes properly cast at the Annual General Meeting, abstentions and broker non-votes will not have any effect on the outcome of voting on these proposals under Irish law.

6    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

GENERAL INFORMATION

Why did I receive a notice in the mail regarding the internet availability of the proxy materials instead of a paper copy of the proxy materials?

As explained in more detail below, we are using the “notice and access” system adopted by the U.S. Securities and Exchange Commission (the “SEC”) relating to delivery of our proxy materials over the internet. As a result, we mailed to many of our shareholders a notice about the internet availability of the proxy materials instead of a paper copy of the proxy materials. Shareholders who received the notice will have the ability to access the proxy materials over the internet and to request a paper copy of the proxy materials by mail, by e-mail or by telephone. Instructions on how to access the proxy materials over the internet or to request a paper copy may be found on the notice. In addition, the notice contains instructions on how shareholders may request proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. This notice of internet availability of proxy materials also serves as a Notice of Meeting.

What are the “notice and access” rules and how do they affect the delivery of the proxy materials?

The SEC’s notice and access rules allow us to deliver proxy materials to our shareholders by posting the materials on an internet website, notifying shareholders of the availability of the proxy materials on the internet and sending paper copies of proxy materials upon shareholder request. We believe that the notice and access rules allow us to use internet technology that many shareholders prefer, continue to provide our shareholders with the information they need and, at the same time, assure more prompt delivery of the proxy materials. The notice and access rules also lower our cost of printing and delivering the proxy materials and minimize the environmental impact of printing paper copies.

Why didn’t I receive a notice in the mail about the internet availability of the proxy materials?

Shareholders who previously elected to access the proxy materials over the internet will not receive a notice in the mail about the internet availability of the proxy materials. Instead, you should have received an e-mail with links to the proxy materials and the proxy voting website. Additionally, we mailed copies of the proxy materials to shareholders who previously requested to receive paper copies instead of the notice.

If you received a paper copy of the proxy materials, you may elect to receive future proxy materials electronically by following the instructions on your proxy card or voting instruction form. Choosing to receive your future proxy materials by e-mail will help us conserve natural resources and reduce the cost of printing and distributing our proxy materials. If you choose to receive future proxy materials by e-mail, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

How do I attend the Annual General Meeting?

All shareholders are invited to attend the Annual General Meeting at the Sofitel London Heathrow Hotel, Terminal 5, London Heathrow Airport, London TW6 2GD, United Kingdom.

Shareholders in Ireland may participate in the Annual General Meeting by audio link at the offices of Arthur Cox, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland.

Shareholders of Record.    For admission to the Annual General Meeting, shareholders of record should bring picture identification to the Registered Shareholders check-in area, where ownership will be verified. If you would like someone to attend on your behalf, please contact our Company Secretary prior to the meeting.

Beneficial Owners of Shares Held in Street Name.    Those who have beneficial ownership of ordinary shares held by a bank, brokerage firm or other nominee should come to the Beneficial Owners check-in area. To be admitted, beneficial owners must bring picture identification, as well as proof from their banks or brokers that they owned our ordinary shares on March 11, 2019, the record date for the Annual General Meeting.

Registration will begin at 9:00 a.m., local time, and the Annual General Meeting will begin at 9:30 a.m., local time. For directions to the Annual General Meeting, please call +44 20 8757 7777.

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    7

GENERAL INFORMATION

How will voting on any other business be conducted?

Other than matters incident to the conduct of the Annual General Meeting, we do not know of any business or proposals to be considered at the Annual General Meeting other than those set forth in this Proxy Statement. If any other business is proposed and properly presented at the Annual General Meeting, the proxies received from our shareholders give the proxy holders the authority to vote on the matter at their discretion.

Who will count the votes?

Broadridge Financial Solutions, Inc. will act as the inspector of elections and will tabulate the votes.

Who will pay the costs of soliciting the proxies?

Mallinckrodt will pay the costs of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers or employees in person or by telephone, facsimile or other electronic means. We have retained Innisfree M&A Incorporated (“Innisfree”) to assist in solicitation of proxies and have agreed to pay Innisfree

$17,500, plus out-of-pocket expenses. As required by the SEC and the NYSE, we also will reimburse brokerage firms and other custodians, nominees and fiduciaries, upon request, for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of our ordinary shares.

Who is Mallinckrodt’s transfer agent?

Mallinckrodt’s transfer agent is Computershare. All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer Mallinckrodt ordinary shares and similar issues, can be handled by calling toll-free 1-877-487-1633 (U.S.) or +1-732-645-4170 (outside the U.S.) or by accessing Computershare’s website at computershare.com.

Where can I find more information about Mallinckrodt?

For other information about Mallinckrodt, you can visit our website at mallinckrodt.com.

We use our website as a channel of distribution of important company information, such as press releases, investor presentations and other financial information. We also use our website to expedite public access to time-critical information regarding us in advance of or in lieu of distributing a press release or a filing with the SEC disclosing the same information. Therefore, investors should look to the Investor Relations page of our website for important and time-critical information. Visitors to our website can also register to receive automatic e-mail and other notifications alerting them when new information is made available on the Investor Relations page of our website.

We make our website content available for information purposes only. It should not be relied upon for investment purposes, and it is not incorporated by reference into this Proxy Statement.

8    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Our Corporate Governance Guidelines, general approach to corporate governance and internal policies and procedures are guided by U.S. practice and applicable federal securities laws and regulations as well as NYSE requirements. Although we are an Irish public limited company that is tax resident in the United Kingdom (“U.K.”), we are not subject to the listing rules of the Irish Stock Exchange or the listing rules of the U.K. Listing Authority and we are therefore not subject to, nor have we adopted, the U.K. Corporate Governance Code or any other non-statutory Irish or U.K. governance standards or guidelines. While there are many similarities and overlaps between the U.S. corporate governance standards we apply and the U.K. Corporate Governance Code and other Irish and U.K. governance standards or guidelines, there are differences, relating in particular to the extent of the authorization to issue share capital and effect share repurchases that may be granted to the Board of Directors and the criteria for determining the independence of directors.

Our Board of Directors believes that good governance requires not only an effective set of specific practices, but also a culture of responsibility throughout an organization, and governance at Mallinckrodt is intended to achieve both. The Board also believes that good governance ultimately depends on the quality of an organization’s leadership, and it is committed to recruiting and retaining directors and officers of proven leadership ability and personal integrity.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines designed to assist Mallinckrodt and the Board in implementing effective corporate governance practices. These guidelines, which are reviewed annually by the Nominating and Governance Committee, address, among other things:

•	Director responsibilities;

•	Composition and selection of the Board, including qualification standards and independence guidelines;

•	Majority voting for directors;

•	The role of the Chairman of the Board or of an independent Lead Director;

•	Board committee establishment, structure and guidelines;

•	Officer and director share ownership requirements;

•	Meetings of non-employee directors;

•	Director orientation and continuing education;

•	Board access to management and independent advisors;

•	Communication with directors;

•	Board and committee self-evaluations;

•	Succession planning and management development reviews;

•	CEO performance reviews;

•	Recoupment, or “clawback”, of executive compensation; and

•	Ethics and conflicts of interest.

Our Corporate Governance Guidelines are posted on our website at mallinckrodt.com.

Independence of Nominees for Director

As noted above, the Corporate Governance Guidelines include criteria adopted by the Board to guide determinations regarding the independence of its members. The criteria, summarized below, are consistent with the NYSE listing standards regarding director independence. To be considered independent, a director must be determined by the Board to have no material relationship, directly or indirectly, with us. In assessing independence, the Board considers all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with us,

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CORPORATE GOVERNANCE

the Board considers the issue not just from the standpoint of the director, but also from that of the persons or organizations with which the director has an affiliation. A director will not be considered independent if he or she, at the time of determination:

•	Is, or has been within the prior three years, an employee of Mallinckrodt or any of its subsidiaries;

•	Has an immediate family member who is, or has been within the prior three years, an executive officer of Mallinckrodt;

•	Is a current partner or employee of our external auditor;

•	Has an immediate family member who is a current partner of our external auditor or who is an employee of our external auditor and personally works on our audit;

•	Has been, or has an immediate family member who has been, within the prior three years, a partner or employee of our external auditor who personally worked on our audit during that time;

•

Is, or has an immediate family member who is, or has been within the prior three years, employed as an executive officer of another company that has or had on the compensation committee of its board of directors one of our executive officers (during the same period of time);

•

Has, or has an immediate family member who has, received more than $120,000 in direct compensation from Mallinckrodt, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), in any 12-month period within the prior three years (compensation received by an immediate family member for service as an employee, other than as an executive officer, is not included for purposes of this determination);

•

Is a current employee, or has an immediate family member who is a current executive officer, of a company that does business with Mallinckrodt and has made payments to, or received payments from, Mallinckrodt for property or services in an amount that, in any of the prior three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

•

Is, or his or her spouse is, an executive officer, director or trustee of a charitable organization to which our contributions, not including our matching of charitable contributions by employees, exceed, in any single fiscal year within the prior three years, the greater of $1 million or 2% of such organization’s total charitable receipts during that year.

The Board has considered the independence of its members in light of these criteria, has reviewed our relationships with organizations with which our directors are affiliated and has determined that none of these current business relationships is material to us, any of the organizations involved, or our directors. Based on these considerations, the Board has determined that each of our directors, other than Mark C. Trudeau, our President and Chief Executive Officer, satisfies the criteria and is independent. Each independent director is expected to notify the chair of the Nominating and Governance Committee, as soon as reasonably practicable, of changes in his or her personal circumstances that may affect the Board’s evaluation of his or her independence.

Director Nominations Process

The Nominating and Governance Committee is responsible for developing the general criteria, subject to approval by the full Board, used in identifying, evaluating and selecting qualified candidates for election or re-election to the Board. The Nominating and Governance Committee periodically reviews with the Board the appropriate skills and characteristics required of Board members in the context of the then-current make-up of the Board. Final approval of director candidates is determined by the full Board, and invitations to join the Board are extended by the Chairman of the Board on behalf of the entire Board.

The Nominating and Governance Committee, in accordance with our Corporate Governance Guidelines, seeks to create and maintain a Board that is strong in its collective knowledge and has a diversity of backgrounds, skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge, corporate governance and global markets. When the

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CORPORATE GOVERNANCE

Nominating and Governance Committee reviews a potential new candidate, the Nominating and Governance Committee looks specifically at the candidate’s qualifications in light of our needs and the needs of the Board at that time, given the then-current mix of director attributes.

As described in our Corporate Governance Guidelines:

•	Directors should be individuals of the highest ethical character and integrity;

•

Directors should have demonstrated management ability at senior levels in successful organizations, including as the chief executive officer of a public company or as the leader of a large, multifaceted organization, including government, educational and other non-profit organizations;

•

Each director should have the ability to provide wise, informed and thoughtful counsel to senior management on a range of issues and be able to express independent opinions, while at the same time working as a member of a team;

•	Directors should be free from any conflict of interest or business or personal relationship that would interfere with the duty of loyalty owed to us; and

•	Directors should be independent of any particular constituency and be able to represent all of our shareholders.

The Nominating and Governance Committee assesses independence and also monitors compliance by the members of the Board with the requisite qualifications under NYSE listing standards for populating the Audit, Human Resources and Compensation and Nominating and Governance Committees. Directors may not serve on more than four public company boards of directors (including ours). If the director is employed as CEO of a publicly traded company, the director may serve on no more than three public company boards of directors (including ours).

As provided in its charter, the Nominating and Governance Committee will consider nominations submitted by shareholders. To recommend a nominee, a shareholder should write to our Company Secretary at our registered address, Mallinckrodt plc, College Business & Technology Park, Cruiserath, Blanchardstown, Dublin 15, Ireland. Any such recommendation must include:

•	The name and address of the candidate;

•

A brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above; and

•	The candidate’s signed consent to serve as a director if elected and to be named in our Proxy Statement.

The recommendation must also include documentary evidence of ownership of our ordinary shares if the shareholder is a beneficial owner, as well as the date the shares were acquired and the name and address of the shareholder, as required by our Articles of Association.

To be considered by the Nominating and Governance Committee for nomination and inclusion in our Proxy Statement for the 2020 Annual General Meeting, a shareholder recommendation for director must be received by our Company Secretary not earlier than the close of business on January 16, 2020 and not later than the close of business on February 15, 2020. Once our Company Secretary receives the recommendation, we will deliver a questionnaire to the candidate requesting additional information about the candidate’s independence, qualifications and other information that would assist the Nominating and Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our Proxy Statement, if nominated. Candidates must complete and return the questionnaire within the time frame provided to be considered for nomination by the Nominating and Governance Committee.

The Nominating and Governance Committee also receives suggestions for director candidates from Board members and, in its discretion, may also employ a third-party search firm to assist in identifying candidates for director. All nine of our nominees for director are current members of the Board. In evaluating candidates for director, the Nominating and Governance Committee uses the guidelines described above, and evaluates shareholder candidates in the same manner as candidates proposed from all other sources. Based on its evaluation, the Nominating and Governance Committee recommended each of the nominees for election by the shareholders. More information regarding each director nominee’s qualifications can be found in Proposal 1 later in this Proxy Statement.

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CORPORATE GOVERNANCE

Majority Vote for Election of Directors

Directors are elected by the affirmative vote of a majority of the votes cast by shareholders at the Annual General Meeting (present in person or by proxy) and serve for one-year terms. Any nominee for director who does not receive a majority of the votes cast is not elected to the Board and the position that would have been filled by such nominee will become vacant. Given that Irish law does not recognize the concept of a holdover director, incumbent directors who do not receive a majority of the votes cast at the Annual General Meeting are not re-elected to the Board, and immediately following the Annual General Meeting, will no longer be members of the Board.

Irish law does require, however, a minimum of two directors at all times. If an election results in either only one or no directors receiving the required majority vote, either the nominee or each of the two nominees receiving the greatest number of votes in favor of his or her election shall, in accordance with our Articles of Association, hold office until his or her successor(s) is elected.

Executive Sessions of the Board

The independent directors meet in executive session, without members of management present, at each regularly scheduled Board meeting and at such other times as may be deemed appropriate. These executive sessions also may include a discussion with our Chief Executive Officer.

Board Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer are held separately at Mallinckrodt. The Chairman of the Board provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. The Chairman of the Board sets the Board agendas with Board and management input, facilitates communication among directors, provides an appropriate information flow to the Board and presides at meetings of the Board and shareholders. The Chairman of the Board works with other Board members to provide strong, independent oversight of our management and affairs. We believe that having a non-executive, independent Chairman of the Board is in the best interests of the Company and our shareholders at this time. The separation of the roles of Chairman of the Board and Chief Executive Officer allows our Chief Executive Officer to focus on managing the Company’s business and operations, and allows our Chairman of the Board to focus on Board matters, especially in light of the high level of regulation and scrutiny of public company boards. Further, we believe that separation of these roles ensures the independence of the Board in its oversight role of evaluating and assessing the Chief Executive Officer and management generally. Future modification of the Board leadership structure will be made at the sole discretion of the Board. A more detailed description of the role and responsibilities of the Chairman of the Board are set forth in our Corporate Governance Guidelines.

Code of Ethics

We have adopted the Mallinckrodt Guide to Business Conduct, which applies to all of our employees, officers and directors and meets the requirements of a “code of ethics” as defined by SEC regulations. We review and revise the Guide to Business Conduct from time to time, most recently in December 2017, to more closely align to our vision. The Guide to Business Conduct also meets the requirements of a code of business conduct and ethics under the listing standards of the NYSE. The Guide to Business Conduct is posted on our website, mallinckrodt.com. We will disclose any material amendments to the Guide to Business Conduct, as well as any waivers for executive officers or directors, on our website.

Board Risk Oversight

Our Board oversees an enterprise-wide approach to risk management designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. The involvement of the full Board in approving our business strategy is a key part of its assessment of management’s appetite for risk and the determination of what constitutes an appropriate level of risk for us. In this process, risk is assessed throughout the business, focusing on three primary areas: financial risk, legal/compliance risk and operational/strategic risk.

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CORPORATE GOVERNANCE

While the full Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls over financial reporting and receives an annual risk assessment report from our internal auditors. The Compliance Committee assists the Board in fulfilling its oversight responsibility with respect to regulatory, healthcare compliance and public policy issues that affect us and work closely with our legal and regulatory groups. In addition, in setting compensation, the Human Resources and Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with our business strategy. The Compliance Committee conducts an annual assessment of the risk management process and reports its findings to the Board.

Compensation Risk Assessment

At the direction of the Human Resources and Compensation Committee, representatives of our human resources department, along with our Chief Compliance Officer, conducted a risk assessment of our compensation policies and practices during fiscal 2018. This risk assessment consisted of a review of cash and equity compensation provided to our employees, with a focus on compensation payable to senior executives and incentive compensation plans that provide variable compensation to other employees based upon Company and individual performance, with a particular focus on sales compensation. The Human Resources and Compensation Committee and its independent consultant reviewed the findings of this assessment and agreed with the conclusion that our compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and do not create risk that is reasonably likely to have a material adverse effect on us. The following characteristics of our compensation programs support this finding:

•	Our use of different types of compensation vehicles that provide a balance of long- and short-term incentives with fixed and variable components;

•	Our use of a variety of performance metrics, both absolute (e.g., adjusted earnings per share (“EPS”)) and relative to our peers (e.g., total shareholder return);

•	Our practice of looking beyond results-oriented performance in assessing the contributions of a particular executive;

•	Our share ownership requirements;

•	Our executive compensation clawback policy; and

•	The ability of the Human Resources and Compensation Committee to reduce incentive payouts if deemed appropriate.

Transactions with Related Persons

The Nominating and Governance Committee is responsible for the review and, if appropriate, approval or ratification of “related-person transactions” involving us or our subsidiaries and related persons. Under SEC rules, a related person is a director, nominee for director, executive officer or a beneficial owner of 5% or more of our ordinary shares and their immediate family members. The Board has adopted written policies and procedures that apply to any transaction or series of transactions in which we or one of our subsidiaries is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest.

Communications with the Board of Directors

The Board has established a process for interested parties to communicate with members of the Board. If you have a concern, question or complaint regarding our compliance with any policy or law, or would otherwise like to contact the Board, you may reach the Board via e-mail at board.directors@mnk.com. A direct link to this e-mail address can be found on our website. You may also submit communications in writing or by phone. Please refer to the Board contact information that can be found at mallinckrodt.com/contact-us/. All concerns and inquiries are received and reviewed promptly by the Office of the General Counsel. Any significant concerns relating to accounting, internal controls over financial reporting or audit matters are reviewed with the Audit Committee.

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CORPORATE GOVERNANCE

All concerns will be addressed by the Office of the General Counsel, unless otherwise instructed by the Audit Committee or the Chairman of the Board. The status of all outstanding concerns is reported to the Chairman of the Board and the Audit Committee on a quarterly basis, and any concern that is determined to pose an immediate threat to us or concern one of our senior officials (any executive officer or any direct report to the President and Chief Executive Officer) is immediately communicated to the Chair of the Audit Committee. The Chairman of the Board or the Audit Committee may determine that certain matters should be presented to the full Board and may direct the retention of outside counsel or other advisors in connection with any concern addressed to them. The Mallinckrodt Guide to Business Conduct prohibits any employee from retaliating against anyone for raising or helping to resolve an integrity question.

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BOARD OF DIRECTORS AND BOARD COMMITTEES

BOARD OF DIRECTORS AND BOARD COMMITTEES

General

Our business, property and affairs are managed under the direction of the Board of Directors. Directors are kept informed about our business through discussions with the Chairman of the Board and the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. During 2018, the Board held eight meetings. All of our current directors attended over 75% of the total of all meetings of the Board and the committees on which they served during their terms in office during 2018. Our Corporate Governance Guidelines provide that Board members are expected to attend each Annual General Meeting. All of our Board members attended our 2018 Annual General Meeting.

Board Committees

The Board has a separately designated Audit Committee established in accordance with the Securities Exchange Act of 1934, as amended (“Exchange Act”), as well as a Human Resources and Compensation Committee, a Nominating and Governance Committee, a Compliance Committee and a Portfolio Committee. Membership and chairs of the committees are recommended by the Nominating and Governance Committee and selected by the Board. The committees report on their activities to the Board at each regular Board meeting.

The table below provides Board and committee membership information as of the date of this Proxy Statement.

Non-Employee Directors	Audit Committee	Human Resources and Compensation Committee	Nominating and Governance Committee	Compliance Committee	Portfolio Committee
David R. Carlucci
J. Martin Carroll
Paul R. Carter
David Y. Norton
JoAnn A. Reed
Angus C. Russell
Anne C. Whitaker
Kneeland C. Youngblood, M.D.
Joseph A. Zaccagnino
Number of Meetings Held in Fiscal 2018	13	5	5	4	9

  Chairman of the Board               Chair               Member

Audit Committee

The Audit Committee monitors the integrity of our financial statements, the independence and qualifications of the independent auditors, the performance of our internal auditors and independent auditors, our compliance with certain legal and regulatory requirements and the effectiveness of our internal controls. The Audit Committee is responsible for selecting, retaining, evaluating, setting the remuneration of and, if appropriate, recommending the termination of our independent auditors. The current members of the Audit Committee are Ms. Reed, Mr. Carter, and Mr. Russell. Each of them is independent under SEC rules and NYSE listing standards applicable to audit committee members. Ms. Reed is the Chair of the Audit Committee. The Board has determined that Ms. Reed is an audit committee financial expert. The Audit Committee operates under a charter approved by the Board, which is posted on our website at mallinckrodt.com.

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BOARD OF DIRECTORS AND BOARD COMMITTEES

Human Resources and Compensation Committee

The Human Resources and Compensation Committee reviews and approves compensation and benefits policies and objectives, determines whether our officers and employees are compensated according to those objectives and carries out the Board’s responsibilities relating to executive compensation. The current members of the Human Resources and Compensation Committee are Mr. Carlucci, Mr. Norton and Ms. Whitaker, each of whom is independent under NYSE listing standards applicable to compensation committee members. Mr. Carlucci is the Chair of the Human Resources and Compensation Committee. The Human Resources and Compensation Committee operates under a charter approved by the Board, which is posted on our website at mallinckrodt.com.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for identifying individuals qualified to become Board members, recommending to the Board the director nominees for election at the Annual General Meeting, developing and recommending to the Board our Corporate Governance Guidelines and taking a general leadership role in our corporate governance. The Nominating and Governance Committee also reviews the succession planning process relating to the Chief Executive Officer. The members of the Nominating and Governance Committee are Mr. Zaccagnino, Mr. Carroll and Dr. Youngblood, each of whom is independent under NYSE listing standards. Mr. Zaccagnino is the Chair of the Nominating and Governance Committee. The Nominating and Governance Committee operates under a charter approved by the Board, which is posted on our website at mallinckrodt.com.

Compliance Committee

The Compliance Committee assists the Board in fulfilling its oversight responsibility with respect to regulatory, healthcare compliance and public policy issues that affect us. The members of the Compliance Committee are Mr. Carroll, Dr. Youngblood and Mr. Zaccagnino, each of whom is independent under NYSE listing standards. Mr. Carroll serves as the Chair of the Compliance Committee. The Compliance Committee operates under a charter approved by the Board, which is posted on our website at mallinckrodt.com.

Portfolio Committee

The Portfolio Committee is appointed by the Board of Directors to assist in fulfilling its oversight responsibility by reviewing, monitoring and advising the full Board on major corporate actions including external business development, portfolio refinement and divestitures, and internal research and development investments and activities. The members of the Portfolio Committee are Mr. Carroll, Mr. Norton and Mr. Russell, all of whom are independent under NYSE listing standards. Mr. Norton serves as the Chair of the Portfolio Committee. The Portfolio Committee operates under a charter approved by the Board, which is posted on our website at mallinckrodt.com.

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COMPENSATION OF NON-EMPLOYEE DIRECTORS

COMPENSATION OF NON-EMPLOYEE DIRECTORS

The Board of Directors has approved a compensation structure for non-employee directors consisting of equity awards, an annual cash retainer and supplemental cash retainers. This compensation structure was determined in conjunction with the Nominating and Governance Committee, after reviewing data and analyses from the Nominating and Governance Committee’s independent compensation consultant, Willis Towers Watson.

Cash Retainers

Board members.    The cash retainers are paid in quarterly installments at the end of each quarter. Directors joining the Board other than on the first day of a quarter receive a cash retainer pro-rated for the number of days served during their initial quarter of service. During fiscal 2018, the annual cash retainer for all directors was $100,000.

Committee Chairs.    The Chair of the Audit Committee receives a supplemental annual cash retainer of $25,000. The Chair of the Human Resources and Compensation Committee receives a supplemental annual cash retainer of $20,000. The Chairs of the Compliance Committee, the Nominating and Governance Committee and the Portfolio Committee each receive a supplemental annual cash retainer of $15,000.

Committee Members.    Each member of a committee (excluding committee chairs) receives a supplemental annual cash retainer of $5,000.

Non-Executive Chairman of the Board.    Our non-executive Chairman receives a supplemental annual cash retainer of $50,000.

Equity Awards

Restricted Units.    At the time of our 2018 Annual General Meeting, each non-employee director received an annual grant of restricted units with a value of $295,000. Additionally, our non-executive Chairman received, at the time of our 2018 Annual General Meeting, additional restricted units with a value of $112,000. The 2018 awards vest on the date of our 2019 Annual General Meeting.

New directors receive a pro-rated annual equity grant. A pro-rated annual equity grant will not be granted to any new director who commences service less than three months prior to the vesting date.

Other

Pursuant to our company-wide Matching Gift Program, we match employee and director contributions to charitable organizations up to $2,500. Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending Board meetings, committee meetings and shareholder meetings. Directors are provided with chartered private or commercial aircraft in order to travel to and from such meetings.

Director Share Retention and Ownership Guidelines

As set forth in our Corporate Governance Guidelines, all non-employee directors are required to hold Mallinckrodt ordinary shares with a market value of at least five times the annual cash retainer. In determining a director’s ownership, shares held directly as well as shares underlying restricted units subject to time-based vesting (less a 40% tax assumption) are included. Shares underlying unexercised stock options are not included in the calculation. Until the required ownership level is achieved, the non-employee directors are required to retain net after tax shares received upon vesting of restricted units.

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COMPENSATION OF NON-EMPLOYEE DIRECTORS

The following table provides information concerning the compensation paid by us to each of our non-employee directors for the fiscal year ended December 28, 2018. Compensation for Mark C. Trudeau, our President and Chief Executive Officer, is shown in the Summary Compensation Table. Mr. Trudeau receives no additional compensation for his services as a director.

2018 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)

Melvin D. Booth(2)	60,659	—	—	60,659

David R. Carlucci	120,000	295,000	—	415,000

J. Martin Carroll	125,000	295,000	—	420,000

Paul R. Carter(3)	65,481	295,000	—	360,481

Diane H. Gulyas(2)	39,808	—	—	39,808

David Y. Norton	116,250	295,000	—	411,250

JoAnn A. Reed	125,000	295,000	—	420,000

Angus C. Russell	144,986	407,000	—	551,986

Anne C. Whitaker(3)	65,481	295,000	—	360,481

Kneeland C. Youngblood, M.D.	110,000	295,000	—	405,000

Joseph A. Zaccagnino	120,000	295,000	—	415,000

(1)

The amounts reported reflect the aggregate grant date fair value of restricted units granted in fiscal 2018, calculated in accordance with Accounting Standards Codification 718. The grant date fair value does not necessarily correspond to the actual value that will be recognized by each director, which will likely vary based on a number of factors, including our financial performance, stock price fluctuations and applicable vesting. As of December 28, 2018, Mr. Russell had 26,141 unvested restricted units outstanding and each other current director listed in the table above had 18,947 unvested restricted units outstanding.

(2)	Mr. Booth and Ms. Gulyas retired from the Board on May 16, 2018.

(3)	Mr. Carter and Ms. Whitaker were elected to the Board on May 16, 2018.

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COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Our Named Executive Officers

For purposes of the Compensation Discussion and Analysis (“CD&A”) and executive compensation disclosures, the individuals listed below are referred to collectively as our named executive officers (“NEOs”).

•	Mark C. Trudeau, President and Chief Executive Officer.

•	Matthew K. Harbaugh, Executive Vice President and President, Specialty Generics and former Executive Vice President and Chief Financial Officer.

•	George Kegler, Executive Vice President and Chief Financial Officer, Interim.

•	Steven J. Romano, M.D., Executive Vice President and Chief Scientific Officer.

•	Dr. Frank Scholz, Executive Vice President and Chief Operations and Digital Innovation Officer.

•	Mark Casey, General Counsel.

In December 2018, in conjunction with the announcement of our intent to spin-off the Specialty Generics business to shareholders, Mr. Harbaugh stepped down from the position of Chief Financial Officer to focus on his responsibility for the leadership of the Specialty Generics business, and Mr. Kegler took on interim responsibility as the Chief Financial Officer for the organization.

2018 Strategic Priorities

In 2018, Mallinckrodt committed to aggressively pursue five strategic initiatives to support and accelerate progress as we solidify our transformation to become an innovation-driven specialty pharmaceutical growth company focused on improving outcomes for underserved patients with severe and critical conditions. The related achievements included:

Priority 1: Maximizing the productivity and contribution of both inline brands and the near-term development portfolio

•

H.P. Acthar® Gel (repository corticotropin injection): We were pleased with the performance trajectory of the product where year over year sales declines are narrowing. Since acquiring the business Mallinckrodt has invested more than half a billion dollars in Acthar, including the generation of clinical data. A number of important clinical data reports in coming quarters will build on those of 2018 and support efforts to ensure appropriate patient access and utilization. This data is the foundation of discussions with both payers and prescribers. A steady cadence of continued clinical data across key indications should be seen in 2019. Net sales for the product are expected to exceed $1 billion in 2019, as predicted and achieved in 2018.

•

INOmax® (nitric oxide) gas, for inhalation: Growth continues to be driven by strong demand and contract renewals at or above historic levels, and we remain confident in the brand’s market share and future. It is important to keep in mind INOmax is not simply nitric oxide, it is a sophisticated drug/device combination with a long history of exceptional performance in the neonatal intensive care unit. The integrated system, as well as the Company’s industry-leading, comprehensive service model and historically strong safety record, are key value drivers for customers and patients – both in the U.S. and international markets.

•

OFIRMEV® (acetaminophen injection): The ongoing opioid shortage and an increased interest in non-opioid, multi-modal pain management combined with commercial execution drove sustained customer demand and growth in 2018, a trend expected to continue.

•

Therakos® photopheresis: Continued growth was driven by focused commercial efforts, particularly in Europe. In the U.S., we were pleased with the level of utilization of the product in appropriate cutaneous T-cell lymphoma patients.

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COMPENSATION DISCUSSION AND ANALYSIS

Priority 2: Further streamlining the organization and the Company’s operating model to increase efficiency and productivity, allowing greater investment into its Specialty Brands segment. With this we seek to reduce our annual selling, general and administrative (SG&A) spend by $100 million no later than the early 2020s while continuing to increase R&D spending in absolute dollars by at least 50% by 2021, and double R&D spending in absolute dollars over the next decade.

•	In 2018 we completed the divestiture of two non-core hemostasis products, and announced plans to spin off our Specialty Generics business in 2019.

•

Targeted reductions in SG&A expenses continued throughout 2018, enabling enhanced investments in programs and capabilities such as clinical development, digital innovation and launch readiness that are anticipated to drive future growth. These results were well ahead of expectations and are enabling accelerated implementation of our strategic objectives.

•	R&D spending has increased to a level consistent with that of an innovation-driven specialty pharmaceutical company.

Priority 3: Ensuring a highly disciplined capital allocation strategy with a focus on reducing debt and pursuing business development and share repurchases where they make sense

•

The 2018 strong emphasis on debt reduction resulted in decreasing total debt by $650.1 million. The Company ended the year with net debt of $5.808 billion, and reducing debt remains a priority for 2019.

•	Looking at business development, the Sucampo acquisition provided longer-term strategic value.

Priority 4: Continuing to refine the senior management team to increase focus on performance and drive sustainable growth for the future

•

The objective was achieved through a number of moves, beginning with the addition of Mark Casey as General Counsel – adding 20 years of focused life sciences experience and deep knowledge of intellectual property and litigation management to our leadership team. The commercial leadership was consolidated from two roles to one, providing more holistic strategic guidance across the Specialty Brands portfolio. A refined approach to strategy and business development was adopted in 2018, along with an enhanced focus on digital innovation.

•

This initiative is particularly focused on enhancing the links between our science and technology, and our commercial organizations, to amplify our efforts to gain new product approvals and execute effective product launches.

Priority 5: Attracting additional innovative pharmaceutical expertise to the Company’s Board of Directors

•

Building on the 2017 appointment of David Norton, in 2018 we announced that Angus Russell, a member of our Board for nearly four years with long-standing specialty pharmaceutical experience as a CFO, CEO and board member, became Board Chairman.

•

Two new directors – Paul Carter and Anne Whitaker – were named to the Board, both of whom brought decades of industry experience, particularly in the areas of drug development, product launches and commercialization.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We believe the executive compensation practices put in place by our Board play a key role in driving our performance. These practices are designed to maximize long-term shareholder value and return. These practices reward performance when financial, operational and strategic performance goals are achieved that drive long-term value for our shareholders through the delivery of innovative clinical solutions to providers and diverse patient populations with unmet medical needs. Our compensation practices are heavily weighted toward long-term stock- based compensation (83% for our CEO and an average of 69% for our other NEOs) that aligns the long-term interests of executives with those of shareholders. As such actual realized compensation is higher when we overperform and lower when we underperform. We expect our executives to be fully accountable in pursuing our short and long-term objectives, and have implemented policies and practices that provide appropriate checks and balances to ensure proper compliance and discourage excessive risk-taking behavior.

Management and the Board believe in and apply sound executive compensation practices to promote the alignment of all stakeholders:

What We Do

✓	Align to a peer group that reflects our business model

✓	Engage independent and expert compensation committee consultants

✓	Ensure the majority of compensation is at risk and paid on performance

✓	Link a substantial portion of total executive compensation to performance and shareholder value creation

✓	Establish challenging threshold performance goals and maximum performance goals that reflect stretch levels of performance

✓	Cap annual cash incentive and long-term performance unit payouts for corporate performance measures at 200% of the target award

✓	Allow for little overlap in performance metrics between annual and long-term incentives, with the exception of revenue which is a key strategic focus for the Company

✓	Include both relative and absolute performance metrics in our long-term performance units program

✓	Provide minimum vesting of three years on equity awards for executives

✓	Require robust stock ownership guidelines with retention requirement

✓	Require termination of employment in addition to a change in control for accelerated equity vesting (double trigger)

✓	Require non-competition, non-solicitation and confidentiality agreement for eligibility in severance and change in control plans

✓	Ensure freedom for Human Resources and Compensation Committee (“HRCC”) discretion to apply negative adjustments to incentive awards

✓	Have an executive compensation clawback policy that allows us to recover performance-based cash and equity incentive compensation paid to executives in various circumstances, including for misconduct

✓	Review annually our compensation programs and policies to ensure they do not encourage excessive risk-taking

✓	Conduct annual “say-on-pay” advisory votes

What We Don’t Do

×	Enter into long-term employment contracts with our executive officers (except as required outside the United States)

×	Provide excessive executive perquisites

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COMPENSATION DISCUSSION AND ANALYSIS

×	Reprice or exchange equity awards without shareholder approval Allow hedging and pledging of Company securities

×	Provide change of control excise tax gross-ups

×	Provide any other tax gross-ups to our executives, with the exception of relocation expenses, limited business-related benefits or in connection with expatriate / international assignments

Executive Compensation Philosophy

Our compensation philosophy provides a governance framework for our executive compensation practices. The HRCC in its process of governance applies sound judgment and discretion in the application of the following:

•	Compensation should strongly align the interests of executive officers with those of patients, employees and shareholders;

•	Compensation policies and practices should support effective governance;

•	Compensation should align management with the long-term financial interests of shareholders through the use of stock-based compensation and executive stock ownership;

•	The focus should be on total compensation opportunity (base salary, annual incentive compensation and long-term incentive compensation) with an explicit role for each element;

•	Compensation should be competitive, but not excessive, in order to attract and retain talented executive officers who can achieve our long-term strategic goals and create shareholder value;

•	Compensation earned should be aligned with Company performance and investor returns;

•	Compensation should reward corporate, group and individual performance to encourage collaboration and collective interests, while rewarding key contributors;

•	Compensation should support our business strategy in the areas of patient focus, customer focus, globalization, operational excellence and innovation, as well as our talent strategy;

•	The reward elements should be balanced, with an emphasis on performance-based compensation;

•	Compensation goals and practices should be transparent and easy to communicate, both internally and externally;

•	Goal setting is a key activity and should be conducted in a rigorous manner resulting in targets that reflect stretch, yet achievable, levels of performance; and

•	Pay programs and oversight of these programs should avoid excessive compensation risk that could adversely impact the Company.

Transition Period

On May 17, 2016, our Board of Directors approved a change in our fiscal year end from the last Friday in September to the last Friday in December. As a result, we have included disclosures in certain tables below, including our Summary Compensation Table, covering the three-month transition period of October 1, 2016 through December 30, 2016 (in addition to the twelve-month period of December 31, 2016 through December 29, 2017). Unless otherwise stated, all references to “fiscal 2017” pertain to the twelve-month period covering December 31, 2016 through December 29, 2017, all references to the “transition period” pertain to the three-month period covering October 1, 2016 through December 30, 2016, and all references to “fiscal 2016” pertain to the twelve-month period covering September 26, 2015 through September 30, 2016.

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COMPENSATION DISCUSSION AND ANALYSIS

2018 Compensation Program

The following table summarizes the three major elements of our executive compensation program and the objective of each element. They are designed to work together, and the HRCC views the executive compensation program as an integrated total compensation program. The overall value of compensation is competitively benchmarked to the pharmaceutical industry and with peer companies. The mix of compensation elements varies based on an executive’s position and responsibilities.

Element	Key Features	Objective

Base salary	Fixed cash compensation	Offer a stable income, intended to reflect the market value of the executive’s role, with differentiation for strategic significance, individual capability and experience

Annual incentive compensation

Market-competitive, performance-based cash bonus opportunity tied to achievement of Company and individual goals

Initial calculation for each executive’s annual cash incentive is based on performance versus pre-determined goals tied to financial performance measures. In addition, each executive’s individual performance can modify the amount received

Focus executives on pre-set patient, employee and shareholder value objectives each year and drive specific behaviors that foster short- and long-term growth and profitability

Long-term incentive compensation

Awards of stock options, restricted units and performance units

Performance units may be earned from 0% to 200% of the target number of units, based on performance over a three-year performance period. For the fiscal 2018-2020 performance period, half of the performance units are based on our adjusted Net Revenue Compound Annual Growth Rate, while the other half are based on our relative total shareholder return versus a Total Shareholder Return (TSR) performance peer group, in each case over the performance period. To the extent earned, performance units are delivered as ordinary shares after the end of the performance period

Stock options generally have ten-year terms and vest in four equal installments on each anniversary of the grant date

Restricted units generally vest in four equal installments on each anniversary of the grant date. Each unit is converted into one ordinary share at vesting

Align the interests of executives with the interests of shareholders in long-term growth and stock performance, reward executives for the achievement of multi-year performance objectives and shareholder value creation and promote retention

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COMPENSATION DISCUSSION AND ANALYSIS

The following charts illustrate, for fiscal 2018, the distribution of value among the three elements of direct compensation — base salary, target annual incentive compensation and target long-term incentive compensation — for our CEO and on average for the other NEOs. The long-term equity incentive component is based on the dollar value awarded by the HRCC before conversion to the various forms of equity awards — see the “Fiscal 2018 Long- Term Incentive Compensation” section of this CD&A. Of target total direct compensation, 92% of our CEO’s and, on average, 81% of the other NEOs’ was variable and at risk, either because it is subject to performance goals, the fluctuations of our stock price, or both.

We provide all employees, including our executive officers, with other benefits, consisting of retirement benefits (including both qualified and non-qualified defined contribution retirement plans), health and welfare benefits and an employee stock purchase plan (U.S. employees). In addition, our executive officers are provided with a double-trigger change in control, severance benefits, an executive physical program and an executive financial and tax planning program. These benefits are intended to be competitive with the practices of our peer companies and consistent with shareholder interests.

Shareholder Engagement

2018 Say-on-Pay Shareholder Vote.    At our 2018 Annual General Meeting, we provided our shareholders with the opportunity to cast an advisory vote on our fiscal 2017 executive compensation program (the “say-on-pay proposal”). This advisory proposal was approved by 59% of the votes cast. While this vote represented majority shareholder support, it is much lower than the results of the annual say-on-pay proposal voting at Mallinckrodt in years past, which were 95% in 2017, 97% in 2016, 97% in 2015, and 89% in 2014, and certainly below what the HRCC deems satisfactory.

Enhanced Shareholder Outreach.    It is and has been our practice for many years to engage with our investors on a regular basis. Each year, we typically meet with well over a hundred investors as part of our investor relations program, during which we make ourselves available to discuss any subject our stockholders wish to raise with us, including matters of strategy, capital allocation, corporate governance, and executive compensation. We believe this program of regular shareholder engagement has been productive and provides an open exchange of ideas and perspectives for both management and our shareholders.

After the filing of our proxy last year, the two leading proxy advisory firms issued reports in relation to our 2018 Annual General Meeting, with one (Glass Lewis) recommending shareholders support our say-on-pay proposal and the other (ISS) recommending against it. ISS also recommended that shareholders not support the approval of another executive compensation related proposal, the amendment of our stock and incentive plan. The two proxy advisory firms were otherwise supportive of our remaining proposals, which included support for all director nominees as well as a number of corporate governance related proposals.

Prior to the date of the 2018 Annual General Meeting, we reached out to our largest fifteen shareholders, representing approximately 50% of our outstanding share ownership, to proactively solicit their feedback on executive compensation, offering to include David Carlucci, the Chair of the HRCC, in the conversation. The vast majority of those shareholders we reached out to indicated that they had no specific feedback for us on executive compensation and declined the invitation to speak with us. The two investors that did offer feedback to us provided the HRCC with critical insight into certain aspects of our executive compensation programs that they felt could be improved, as well as specific details related to their particular policies regarding the approval of stock incentive plans.

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COMPENSATION DISCUSSION AND ANALYSIS

As a result of the aforementioned feedback and the final outcome on our say-on-pay proposal, we undertook an enhanced shareholder outreach program in the fall of 2018. We reviewed the voting results of our 40 largest shareholders and reached out to those from the top 25 whom we were advised by our proxy solicitors would be willing to engage on matters of executive compensation and corporate governance, a total of ten shareholders again representing approximately 50% of our outstanding share ownership. Consistent with our experience earlier in the year, all but two of the investors we reached out to either did not respond to our outreach or otherwise indicated that they were generally satisfied with our programs and did not take us up on the engagement offer.

The HRCC and our Board remain committed to engaging with our shareholders to discuss our executive compensation programs and governance best practices, and believe that this commitment is demonstrated by the following recent actions taken by the HRCC:

Compensation Action	Date

Adopted an incentive compensation clawback policy covering both a restatement of financial results as well as misconduct resulting in significant harm to the Company	February 2018

CEO’s base salary frozen	February 2018

CEO’s long-term incentive award reduced by 13%	February 2018

Time-based restricted stock units removed from the CEO’s long-term incentive mix, instead awarding 50% in performance-based restricted stock units and 50% in stock options	February 2018

Certain other NEO’s long-term incentive awards reduced by 15%	February 2018

Replaced the custom peer group utilized in our long-term incentive program to measure the relative total shareholder return (TSR) metric in our performance unit awards with an industry index, the S&P 1500 Pharmaceutical Index, for the 2019 performance-based restricted stock awards	February 2019

Total compensation target for CEO and majority of NEOs (Harbaugh, Romano and Scholz) not increased from 2018 to 2019	February 2019

Compensation Decision-Making

Role of the HRCC and Management.    The HRCC makes all decisions regarding senior management compensation, which includes our NEOs and certain other senior officers. The HRCC reviews our executive compensation policies, practices and plans on an ongoing basis to determine whether they are consistent with our compensation philosophy and objectives, and whether they need to be modified in light of changes in our business or the market in general. The HRCC meets periodically with management to review compensation policies and specific levels of compensation paid to officers and other key personnel and approves compensation and programs for executive officers other than our CEO. The HRCC reports to the Board on compensation paid to officers and other key personnel and makes recommendations to the Board regarding CEO compensation policies and programs. In addition, our CEO makes recommendations to the HRCC regarding salary adjustments and the setting of annual and long-term incentive targets and awards for executive officers other than himself, including the other NEOs.

In determining the compensation of an executive officer, the HRCC considers various factors, including:

•	Company, business unit and individual performance;

•	Market data on compensation opportunities of officers with similar responsibilities at comparable companies;

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COMPENSATION DISCUSSION AND ANALYSIS

•	The officer’s current and future responsibilities and potential contribution to our performance;

•	Retention considerations; and

•	Compensation levels of our executives with similar levels of responsibility (“internal equity”).

Role of the Compensation Consultant.    The HRCC utilizes the services of independent compensation consultants from time to time and has the sole authority to retain, compensate and terminate any such compensation consultants. During fiscal year 2018, Willis Towers Watson (“WTW”) served as independent compensation consultant to the HRCC, compensation paid to WTW for these services totaled approximately $314,334. WTW reports directly to the HRCC, and within their scope of services WTW reviews HRCC materials, attends HRCC meetings, reviews our peer group and competitive positioning of individual executives versus market, assists the HRCC with program design, provides advice to the HRCC as compensation issues arise and provides recommendations on certain specific aspects of our compensation programs. The HRCC assessed the independence of WTW and determined that WTW is independent and that no conflicts of interest exist currently or existed during fiscal 2018. WTW also has been retained by the Nominating and Governance Committee as its independent compensation consultant in all matters relating to non-employee director compensation

Like many industries, the Human Resource Consulting and Advisory Services industry has and continues to experience significant consolidation. As a result, Mallinckrodt has maintained relationships with parts of the legacy organizations that now form WTW. During fiscal 2018, in addition to the Board retaining WTW to provide services to the HRCC, Mallinckrodt management engaged WTW to provide services relating to the strategy and governance of our health and welfare programs and retirement programs. Total fees in relation to work in health and wellness and retirement during fiscal 2018 were approximately $890,772. In addition, we participate in a number of WTW general compensation surveys and purchase subsequent U.S. and international compensation reports. In fiscal 2018, our expenditure for these products was approximately $27,173. We also began, in late 2018, a one-time engagement with WTW to refine our broad-based employee total rewards strategy to include conducting an employee survey and benchmarking the competitiveness of our program offering and reward levels for all employees. In 2018, the fees for this project were $27,740. The total fees for this project are estimated at $309,000; and will be completed mid-year 2019.

Peer Group.    When reviewing compensation programs for the executive officers, the HRCC considers the compensation practices of a group of companies of reasonably similar size and that may be in competition with us for talent. Given the rapidly changing business landscape of the pharmaceutical industry, including consolidations, it is important to maintain a current view of peer competitors. The HRCC periodically reviews the peer group and approves changes, based on an established set of criteria and the recommendation of WTW. In May 2017, the HRCC approved a peer group that included the 16 companies listed below for fiscal 2018. The specific companies were selected using objective size criteria, in a range that we believe is appropriate for benchmarking executive compensation. We believe the peer group includes companies with which we compete for business, executive talent and/or investment dollars.

The following table sets forth the peer group companies approved by the HRCC for use in the fiscal 2018 competitive analysis of executive compensation:

Alexion Pharmaceuticals, Inc. Amneal Pharmaceuticals (formerly Impax Laboratories)[1] BioMarin Pharmaceutical Inc. Bausch Health Companies (formerly Valeant Pharmaceuticals International, Inc.)	CSL Limited Endo International plc Horizon Pharma plc Incyte Corp Jazz Pharmaceuticals plc Mylan N.V.	Perrigo Company plc Regeneron Pharmaceuticals, Inc. Shire plc[2] United Therapeutics Corporation Vertex Pharmaceuticals Inc. Zoetis Inc.

[1]	Completed business combination in May 2018

[2]	Acquired by Takeda in January 2019.

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COMPENSATION DISCUSSION AND ANALYSIS

In September 2018, the HRCC, with the assistance of WTW, analyzed this peer group to determine whether it should be revised. After consideration of various factors, the HRCC made the following changes to the peer group, effective for fiscal 2019:

Peer Companies Removed	Peer Companies Added

Mylan N.V.[1]	Alkermes plc

Shire plc[2]	Catalent, Inc.

[1]	Less comparable due to size.

[2]	Acquired by Takeda in January 2019.

In selecting the peer group, the HRCC considered revenue and market capitalization, in addition to business similarity and our market for executive talent. Summary information is provided below in terms of revenue and market capitalization for the fiscal 2018 peer group at the time the fiscal 2018 peer group was approved by the HRCC (based on publicly available information as of August 31, 2017):

	Revenue for the Last Twelve Months ($ Millions)	Market Capitalization ($ Millions)
75th Percentile	$5,658	$32,477
Median	$3,726	$16,345
25th Percentile	$1,438	$5,431
Mallinckrodt	$3,273	$3,992
Mallinckrodt Percentile	46%	18%

The HRCC also reviews compensation data from life sciences and general industry surveys provided by AON Radford and WTW.

For long-term incentive awards made up to and including 2018, the HRCC maintained a separate, broader peer group that is used to assess Relative Total Shareholder Return (“TSR”) for a portion of the value of Performance Units that vest over a three year performance period. The TSR peer companies and details related to the determination of that peer group are discussed in the Performance Units section beginning on page 34. As noted in the discussion above, starting with awards made in 2019 the TSR for Performance Units will instead be measured against the S&P 1500 Pharmaceutical Index.

Fiscal Year 2018 Executive Compensation Decisions

The HRCC took many factors into account in making compensation decisions in fiscal year 2018. The HRCC process started with the full Board’s review of the Company’s strategy, progress against the stated transformation goals toward becoming a specialty branded pharmaceutical company, operating performance in prior years and performance goals for the coming fiscal year. In addition, with support from WTW, the HRCC looked at the potential impact of current and emerging external factors such as the dynamic competitive landscape for executive talent, a review of compensation data and market trends from the peer group and external surveys. Finally, the HRCC weighed internal factors specific to Mallinckrodt such as executive tenure and experience, role and individual performance.

In considering fiscal 2018, the HRCC recognized the progress against the strategy and the transformation of the portfolio, as well as many external factors that included changing market dynamics specific to the generics industry, drug pricing, payer and provider behavior and public policy. As always, actions taken by the HRCC considered the Company’s operating plan for fiscal 2018 and the then-current share price; furthermore, these actions were aligned to our compensation philosophy and as such aimed to align management and shareholder interests through competitive performance-based compensation that attracted, motivated and retained important talent.

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COMPENSATION DISCUSSION AND ANALYSIS

The HRCC approved certain increases in base salary, target bonus levels and long-term incentive targets to reflect market competitive pay, individual capability, tenure and experience and the nature and complexity of individual roles within the business.

In assessing performance, approving payments against the 2018 Global Bonus Plan the HRCC recognized performance against stated fiscal 2018 financial goals and progress on strategic imperatives.

Base Salary

The HRCC evaluates base salaries annually as well as upon a promotion or other change in job responsibility to determine if increases are appropriate. The HRCC, based in part upon the recommendation of our CEO and considering each NEO’s level of responsibility and experience, as well as market data for similar positions at companies in our peer group and issues of pay equity, approved the following base salary increases: for Matthew Harbaugh and Steven Romano effective April 2, 2018 as part of the annual review process. George Kegler received a 3% salary increase effective April 2, 2018 in conjunction with the annual review process. Mr. Kegler received a 28% increase effective December 3, 2018 in consideration of assuming the role of interim Chief Financial Officer. In addition, in consultation with the HRCC and WTW, the Board froze the base salary for Mr. Trudeau in consideration of recent company performance. Base salaries for Frank Scholz and Mark Casey were unchanged during fiscal 2018. A summary of NEO annual base salaries during fiscal year 2018, along with any corresponding increases, is shown in the following table:

NEO Annual Base Salaries and Adjustments

During Fiscal 2018

	Initial Salary	Ending Salary	Change
Mark Trudeau	$1,050,000	$1,050,000	$0 / 0%
Matthew Harbaugh(1)	$570,000	$600,000	$30,0000 / 5%
George Kegler(2)	$334,085	$440,000	$105,915 / 32%
Steven Romano, M.D.(1)	$550,000	$620,000	$70,000 / 13%
Dr. Frank Scholz	$550,000	$550,000	$0 / 0%
Mark Casey	$510,000	$510,000	$0 / 0%

(1)	Market Adjustment effective April 2, 2018.

(2)	Reflects an annual merit increase of 3% effective April 2, 2018 and a salary increase of approximately $95,900 due to change in responsibilities.

Fiscal 2018 Annual Incentive Awards

Our 2018 Global Bonus Plan is funded on the basis of accomplishment of a preset level of Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization, as adjusted for certain items). This was intended to maintain tax deductibility under Section 162(m) of the Internal Revenue Code (“Code”). However, exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017. We will no longer use Adjusted EBITDA as the basis for funding the Global Bonus Plan starting in 2019.

During fiscal 2018, each NEO participated in the 2018 Global Bonus Plan which is a component of our Stock and Incentive Plan. For fiscal 2018, the HRCC determined the amount payable to our CEO under the 2018 Global Bonus Plan using the following formula:

Individual Annual Incentive Target	×	Individual Funding based on Company Performance	×	Individual Performance Multiplier (0 to 150%)	=	Final 2018 Global Bonus Plan Amount to CEO

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COMPENSATION DISCUSSION AND ANALYSIS

For fiscal 2018, the HRCC determined the following formula would be utilized to calculate the amount payable to each NEO (other than our CEO) under the 2018 Global Bonus Plan:

Individual Annual Incentive Target	×	Assess Achievement Against Performance Targets adjusted up or down (0-200% of target)	×	Individual Performance Multiplier (0 to 150%)	=	Final 2018 Global Bonus Plan Amount to Individual NEO

For fiscal 2018, the HRCC determined that the payouts for each of our NEOs would be based upon our achievement against certain specified specialty brands and corporate performance measures (adjusted earnings per share (adjusted EPS), net sales revenue and free cash flow).

For fiscal 2018, the HRCC established award targets for each of our NEOs under the 2018 Global Bonus Plan as a percentage of their base salary. Based on the assessment of our audited performance, the HRCC may adjust the bonus factor up or down under the maximum determined by our plan. Based on individual performance as recommended by our CEO and determined by the HRCC, individual awards were granted.

2018 Global Bonus Plan Target as a % of Salary

Target (% of Salary)
Mark Trudeau	125%
Matthew Harbaugh	70%
George Kegler	60%
Steven Romano, M.D.	65%
Dr. Frank Scholz	65%
Mark Casey	60%

Performance Measures.    For the 2018 Global Bonus Plan, corporate and business unit performance measures were the primary basis for assessing performance. For executive officers other than our CEO, the CEO recommends individual payouts based on individual targets, corporate performance and individual performance. The HRCC reviews the CEO’s recommendations and approves final payouts.

Corporate Financial Objectives.    For fiscal year 2018, the corporate performance measures were based upon adjusted earnings per share, or adjusted EPS, net sales revenue and free cash flow. The HRCC believes these measures are key drivers of longer term value creation and key indicators of the current and future strength of our business.

•

Adjusted EPS is defined as diluted earnings per share calculated in accordance with GAAP, as adjusted for certain items and their related tax effects. Adjusted EPS is an important measure because it provides a focus on profitable growth and expense control, and is viewed as a strong indicator of sustained performance over the long term.

•

Net sales revenue represents net sales calculated in accordance with GAAP, as adjusted for certain items. Net sales revenue is an important measure because it is a leading indicator of performance and value creation and provides a clear focus on top-line growth.

•

Free cash flow is defined as cash flow from operating activities less net capital expenditures, both calculated in accordance with GAAP, as adjusted for the impacts to operating cash flows from certain items. Free cash flow is an important measure because it provides focus on generating cash to fund operations and research, focuses executives on expense control and is expected to lead to long-term shareholder value creation.

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COMPENSATION DISCUSSION AND ANALYSIS

Business Unit Financial Objectives.    For fiscal year 2018, the performance measures for the Specialty Generics business unit were based upon operating income (weighted at 70%) and net sales revenue (weighted at 30%). The HRCC believes that performance against these measures are key for successful navigation of uncertain market conditions and are drivers of longer term value creation.

•

Operating income is defined as operating income calculated in accordance with GAAP, as adjusted for certain items and their related tax effects. Operating income is an important measure because it provides a focus on profitable performance, appropriate investment and judicious expense control, and is viewed as a strong indicator of the strength of the business during uncertain market conditions.

•

Net sales revenue represents net sales calculated in accordance with GAAP, as adjusted for certain items. Net sales revenue is an important measure because it is a leading indicator of performance and value creation and provides a clear focus on top-line performance.

The weighted average funding for the 2018 Global Bonus Plan could range from 0% to 200% of target based upon our performance against these measures. The HRCC maintains discretionary authority to further modify the funding, both negatively and positively.

The performance measures were set in relation to our annual budget for Specialty Brands and Corporate as approved by the Board of Directors.

The following chart summarizes the 2018 Global Bonus Plan design with respect to the corporate performance measures, including the relative weighting, performance targets, actual results and weighted average funding for our NEOs.

2018 Corporate Performance Measures

(Applicable to all NEOs)

Measure	Weighting	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Fiscal 2018 Results(1)	Weighted Average Funding
Adjusted EPS	50%	$5.77	$6.41	$7.05	$7.23	100%
Net Sales Revenue (in millions)	30%	$2,289	$2,550	$2,797	$2,500	27.0%
Free Cash Flow (in millions)	20%	$426	$501	$576	$538	30.0%

						157.0%

(1)

The performance measures used for compensation purposes include non-GAAP financial measures which exclude the effects of certain items which the HRCC believes do not represent ongoing operating results and/or business trends. The categories of these items include: restructuring and related charges, net; amortization and impairment charges; acquisition-related expenses; changes in fair value of contingent consideration obligations; inventory step-up expenses; tax impact of legal entity reorganization; and other items identified by the Company. In addition, these measures are calculated using the share count, tax rate and foreign exchange rates used in our fiscal year 2018 budget. In calculating fiscal 2018 results, the HRCC also excluded certain costs incurred in connection with actions taken as part of our ongoing transformation to become an innovation-driven specialty pharmaceuticals growth company.

The non-GAAP financial measures used in our executive compensation programs exclude certain items that are included within the comparably-titled non-GAAP financial measures included in our quarterly earnings releases, including results attributable to the Specialty Generics Disposal Group.

Strategic Imperatives.    In addition to performance against financial measures, the HRCC also considers performance that supported the accomplishment of strategic imperatives, and has the ability to adjust the overall size of the executive bonuses, both negatively and positively, subject to Section 162(m) limits. This allows the HRCC to decrease the size of the executive bonuses if, in the HRCC’s opinion, such amounts are not appropriately earned or should not be paid or to reflect individual differentiation when financial performance is at or near maximum.

The key strategic imperatives considered for fiscal 2018, included:

•	Maximize growth;

•	Transform the portfolio;

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COMPENSATION DISCUSSION AND ANALYSIS

•	Drive value; and

•	Build a patient and customer centric high-performing organization.

The HRCC reviewed results in these areas:

Full Year Results
Strategic Imperatives	Fiscal 2018 Imperatives	Results

Maximize Growth	Grow net sales and EPS Improve patient access	Overall rating – Achieved • Net sales missed slightly overall with Acthar missing budget and hospital exceeding budget • SG&A expense reduction exceeded budget driving EPS and R&D investment

Transform the Portfolio	Optimize BD&L and maximize integration efficiency Accelerate innovation and development initiatives

Overall rating – Partially Achieved

•   Completed Sucampo acquisition exceeding synergy targets

•   Completed sale of hemostat products to Baxter for $185M

•   Increased R&D investment from 9% to 12% of sales

•   Launched Scientific Advisory Council

•   Achieved targeted number of key portfolio and development study milestones

•   Announced spin-off of Specialty Generics

•   Pipeline setbacks for stannsoporfin and VTS-270

Drive Value	Demonstrate robust launch capabilities Maximize product lifecycles

Overall rating – Achieved

•   Developed significant tools to strengthen preparedness for launches,

•   Acthar data generation efforts paying off with strong interim rheumatoid arthritis study results along with interim MS relapse registry data

•   Enhanced, significantly smaller INOmax device and Acthar self-injector project advancing on schedule

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COMPENSATION DISCUSSION AND ANALYSIS

Full Year Results
Strategic Imperatives	Fiscal 2018 Imperatives	Results

Build a High Performance Organization	Live a unified value-driven culture Prioritize differentiating capabilities to maximize effectiveness

Overall rating – Achieved

•   Undertook project to define critical enterprise capabilities and define operating model resulted in substantial transformation of our structure and significant reductions in SG&A, creating opportunities for capability investments

•   Consolidation of commercial organization and deepening of bench has strengthened culture and shared conviction around our patient-centric mission and strategic vision

•   Relaunched MNK culture, introduced Leadership framework, and launched Leadership development program targeting top 80 MNK leaders

•   Continued to strengthen Inclusion & Diversity agenda (increased female leadership but saw decline in ethnic minority representation across the organization)

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COMPENSATION DISCUSSION AND ANALYSIS

With respect to individual NEO performance modification recommendations the HRCC considered the following:

NEO	Individual Goal Achievement
Matthew Harbaugh

•   Management of Mallinckrodt enterprise financials

•   Successful facilitation to close of Sucampo acquisition

•   Leadership of successful SAP ERP implementation

•   Leadership of Specialty Generics business and strategic options process

•   Supported delivery of enterprise SG&A reduction initiative ahead of plan

George Kegler	• Leadership of Specialty Generics cost improvement initiatives • Leadership of Specialty Generics strategic options preparations • Capability development and talent retention

Steven Romano, M.D.

•   Successfully accelerated innovation, development and life cycle management programs across the inline and development portfolio

•   Development portfolio challenges with stannsoporfin Complete Response Letter and VTS-270

•   Established Scientific Advisory Council

•   Advanced functional talent and capability model around areas of strategic priority

•   Advanced scientific communications and HEOR studies supporting the value of our medicines to patients, customers and payers

Dr. Frank Scholz

•   Leadership of critical Dublin biologics site ramp up

•   Successful leadership of acquisition integration ahead of timeline and value creation targets

•   Development of Biovectra strategic growth plan

•   Championed critical enterprise capability development initiatives in alliance management, advanced analytics and digital innovation

•   Separation of Specialty Generics supply chain to support strategic initiatives

Mark Casey	• Leadership of Specialty Generics strategic initiatives • Realignment of legal function • Leadership and strategy development of priority enterprise legal matters

Following the conclusion of fiscal 2018, the HRCC reviewed preliminary payout calculations for each NEO based on the performance measures. It also received input from our CEO on the NEOs (other than our CEO). The HRCC determined the amount of the actual payout taking into account the factors described above in order to align the final payout more closely with our financial performance and available pool funding.    For our CEO, the Board determined that a payout at the 152% level of performance was appropriate.

	Target and Performance Multiplier				Individual Modifier				Final 2018 Global Bonus Plan Payout
	Target Bonus Opportunity	x	Multiplier	=	Preliminary Payout	x	Multiplier
Mark Trudeau	$1,312,500	x	152%	=	$1,995,000	x	100%	=	$1,995,000
Matthew Harbaugh	$420,000		157%		$659,400		85%		$560,490
George Kegler	$182,286		157%		$209,377		100%		$209,377
Steven Romano, M.D.	$403,000		157%		$632,710		95%		$601,075
Dr. Frank Scholz	$357,500		157%		$561,275		90%		$505,148
Mark Casey	$278,258		157%		$436,865		100%		$436,865

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    33

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2018 Equity Grants

For fiscal 2018, our long-term incentive compensation program consisted of our annual equity grant under our Stock and Incentive Plan. For all NEOs except for Mr. Trudeau, the annual equity grant consisted of a mix of performance units (weighted 40%), non-qualified stock options (weighted 40%) and restricted units (weighted 20%). Mr. Trudeau’s annual equity grant consisted of a mix of performance units (weighted 50%) and non-qualified stock options (weighted 50%). The table below sets forth the target award opportunities with respect to long-term incentive compensation for equity grants made during fiscal 2018.

Target Award Opportunities

Name	2018 Target Award Opportunity ($)	2018 Actual Award($)	Target Performance Units($)	Stock Options($)	Restricted Units($)
Mark Trudeau	11,500,000	10,000,000	5,000,000	5,000,000	0
Matthew Harbaugh	2,750,000	2,350,000	940,000	940,000	470,000
George Kegler	206,465	200,500	40,100	80,200	80,200
Steven Romano, M.D.	2,500,000	2,500,000	1,000,000	1,000,000	500,000
Dr. Frank Scholz	2,200,000	2,200,000	880,000	880,000	440,000
Mark Casey	1,700,000	1,700,000	680,000	680,000	340,000

Performance units.    We grant performance units to create incentives for executives to achieve long-term performance goals aligned with our multi-year business strategies. Performance units represent unissued ordinary shares; we do not issue ordinary shares until the applicable performance-based vesting requirements are satisfied. The vesting requirements for performance units granted to NEOs during fiscal 2018 are based upon adjusted net revenue compound annual growth rate (“Net Revenue CAGR”) and relative total shareholder return (“TSR”), each weighted at 50%, over a three-year performance period (fiscal 2018 to fiscal 2020).

•

Net Revenue CAGR for the Company will be calculated for fiscal 2018 - fiscal 2020 (December 28, 2017 - December 31, 2020) using non-GAAP Net Sales Revenue where GAAP Net Sales Revenue has been adjusted to exclude the impact of both acquisitions and divestitures during the performance period.

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COMPENSATION DISCUSSION AND ANALYSIS

•

Relative TSR means our total shareholder return as compared against a defined broad performance peer group of pharmaceutical and life sciences companies, listed below. This group of companies is broader than the peer group of companies used for competitive comparisons of executive compensation, and it includes some companies that are much larger or much smaller than Mallinckrodt. The HRCC believes that use of a larger comparison group for measuring our TSR better reflects our market performance against the broad industry, even though some of the companies in the performance group would not be reasonable comparators for the compensation peer group because of extreme differences in size. The HRCC periodically reviews the TSR peer group and approves changes, based on the recommendation of WTW. The relative TSR measure provides a “total picture” of our performance and will balance the achievement of absolute internal goals (Net Revenue CAGR) with relative performance against our peers in a measure that is directly linked with long-term shareholder value creation. The relative TSR peer group companies approved by the HRCC for the 2018 grants are:

AbbVie Inc.

Alexion Pharmaceuticals

Alkermes plc

Allergan plc

Almirall, S.A.

Amgen Inc.

Amneal Pharmaceuticals (formerly Impax Laboratories)*

Assertio Therapeutics (formerly Depomed, Inc.)

AstraZeneca plc

Bausch Health Companies (formerly Valeant Pharmaceuticals International, Inc.)

Biogen Inc.

BioMarin Pharmaceutical Inc.

Boiron SA

Bristol-Myers Squibb

Catalent, Inc.

Celgene Corporation

Eli Lilly and Company

Endo International plc

Genus plc

Gilead Sciences Inc.

Hikma Pharmaceuticals plc

Horizon Pharma plc

Incyte Corporation

Indivior plc

Intrexon Corporation

Ionis Pharmaceuticals, Inc.

Ipsen S.A.

Jazz Pharmaceuticals plc

Merck & Co., Inc.

Merck KGaA

Mylan N.V.

Myriad Genetics, Inc.

Novo Nordisk A/A

Opko Health, Inc.

Pacira Pharmaceuticals, Inc.

Perrigo Company plc

Philbro Animal Health Corporation

Regeneron Pharmaceuticals Inc.

Sanofi

Shire plc

Swedish Ophan Biovitrum AB

Taro Pharmaceutical Industries Ltd.

Teva Pharmaceutical Industries Ltd.

United Therapeutics Corporation

Vertex Pharmaceuticals Inc.

Virbac SA

Zoetis, Inc.

*	Completed business combination in May 2018

These companies were selected because they are within our industry and represent potential alternative investment choices for our shareholders.

Non-qualified stock options.    We grant stock options to create incentives for our executives to take actions and make decisions that align with long-term shareholder value and stock price growth. Non-qualified stock options generally permit a NEO to purchase ordinary shares at a per-share exercise price equal to the fair market value of ordinary shares on the date of grant. Fair market value is equal to the closing price of ordinary shares as reported on the NYSE on the grant date. Options granted to NEOs during fiscal 2018 as part of the annual equity grant ordinarily have a 10 year term and vest one-quarter annually beginning on the first anniversary of the grant date.

Restricted units.    We grant restricted units to align the interests of management and shareholders and to promote retention of key talent over the vesting period. Restricted units represent unissued ordinary shares; we do not issue ordinary shares until the applicable vesting requirements are satisfied. When the vesting requirements are satisfied, the executive receives ordinary shares without restriction. Restricted units granted to NEOs during fiscal 2018 vest one-quarter annually beginning on the first anniversary of the grant date.

The HRCC, with input from our CEO for the other NEOs, in consideration of each NEO’s level of responsibility and market data for similar positions at companies in our peer group sets long-term incentive grant value targets as percentages of base salary. For fiscal 2018, the target levels for Dr. Romano, and Dr. Scholz were increased to reflect

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    35

COMPENSATION DISCUSSION AND ANALYSIS

levels of responsibility and market data for similar positions in our peer group. Mr. Trudeau’s and Mr. Harbaugh’s 2018 equity award was reduced from target by 13% and 15% respectively in consideration of company performance. The 2018 grant values were then converted to equity amounts based on grant-date fair values. By using this value approach, the number of stock options, restricted units and performance units will vary from year to year based on, among other things, our share price at the time of grant, even though the awards may have the same dollar value under the valuation methodologies.

The table below sets forth the target long-term incentive compensation grant value for the fiscal 2018 equity awards, along with the target number of performance units, and the number of stock options and restricted units granted to each NEO except for Mr. Trudeau, reflective of the 40%, 40% and 20% weighting, respectively, described above. Mr. Trudeau’s equity awards were weighted across performance units and stock options, each at 50%.

Fiscal 2018 Long-Term Incentive Compensation

Name	Target ($)	Target Number of Performance Units (#)	Number of Stock Options (#)	Number of Restricted Units (#)
Mark Trudeau	10,000,000	344,367	946,003	—
Matthew Harbaugh	2,350,000	64,741	177,849	34,058
George Kegler	200,500	2,762	15,174	5,812
Steven Romano, M.D.	2,500,000	68,874	189,201	36,232
Dr. Frank Scholz	2,200,000	60,610	166,497	31,885
Mark Casey	1,700,000	46,835	128,657	24,638

Fiscal 2016 Performance Share Awards Results

The following table shows results for the three year period of the fiscal 2016 Performance Share Awards which was completed on September 28, 2018. The performance measures, each 50% weighted, were Net Revenue compound annual growth rate (CAGR) and Relative Total Return to Shareholders. Net Revenue CAGR represents the compounded annual growth rate in Net Sales Revenue over a 3 year performance period for products in the portfolio and the beginning and end of the performance period. The baseline (i.e., start of performance period) and ending (i.e., at end of performance period) Net Sales Revenue may be adjusted to exclude acquisitions and divestitures during the performance period.

Fiscal 2016 Performance Share Awards Results

Financial Objectives	Threshold (50% Awarded)	Target (100% Awarded)	Maximum (200% Awarded)	Performance Result	Payout%
Net Revenue CAGR (50% weight)(1)	5.5%	6.1%	7.3%	2.2%	0%
Relative Total Return to Shareholders (50% weight)	25th Percentile	50th Percentile (Median)	75th Percentile	7th Percentile	0%

(1)

Net Revenue Compound Annual Growth Rate (Net Revenue CAGR) represents the compounded annual growth rate in Net Sales Revenue over a 3 year performance period. The baseline (i.e., start of performance period) and ending (i.e., at end of performance period) Net Sales Revenue may be adjusted to exclude acquisitions and divestitures during the performance period.

The following table shows target shares granted and shares that will pay out based on performance results. The HRCC determined that the Net Revenue CAGR was 2.2% which resulted in a payout of 0% of target with respect to that portion of the award. The HRCC received external certification from AON Radford for Total Return to Shareholder results compared to the predetermined peer group, which showed that Mallinckrodt’s Relative Total Return to

36    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Shareholders ranked at the 7th percentile, or below the minimum threshold, resulting in no payout with respect to that portion of the award. The 2016 Performance Share Awards ended up paying out at 0% of target as reflected in the table below.

Fiscal 2016 Performance Share Awards Grants and Payouts

Name	Grant Value ($)(1)	Shares Granted (#)	Shares Earned (#)	Realized Value ($)
Mark Trudeau	3,900,000	47,675	—	—
Matthew Harbaugh	1,100,000	13,447	—	—
George Kegler	40,000	490	—	—
Steven Romano, M.D.	495,200	6,054	—	—
Dr. Frank Scholz	600,000	7,335	—	—
Mark Casey	N/A	N/A	—	—

(1)	On the date of grant, the closing sales price per share of our ordinary shares as reported on the NYSE was $72.61.

Fiscal 2019 Compensation Considerations

In considering compensation actions for fiscal year 2019, the HRCC recognized many factors including: current competitive trends, changing industry dynamics, and fiscal 2018 performance. For fiscal 2019, the HRCC has approved total compensation target for Mr. Trudeau, Mr. Harbaugh, Dr. Romano, and Dr. Scholz, that is flat to fiscal 2018 target compensation. In 2018, Mr. Trudeau’s base salary and bonus opportunity remained flat to 2017, and long-term incentive was reduced approximately 13% below target opportunity for fiscal 2017.

Other Benefits

We provide NEOs the same benefits that are provided to all employees, including defined contribution retirement benefits, health and welfare benefits and an employee stock purchase plan. In addition, our executive officers are provided with certain additional benefits, intended to be competitive with the practices of our peer companies.

Retirement Benefits.    The NEOs are eligible to participate in our Retirement Savings and Investment Plan (“Mallinckrodt Retirement Savings Plan”), which is our 401(k) plan available to all eligible U.S. employees, and our Supplemental Savings and Retirement Plan (“Mallinckrodt Supplemental Savings Plan”), our non-qualified deferred compensation plan in which executive officers and other senior employees may participate. The Mallinckrodt Supplemental Savings Plan is a so-called “excess” plan that extends the 401(k) benefits beyond the Code limitations. For more information regarding the Mallinckrodt Supplemental Savings Plan, see “Executive Compensation Tables — Non-Qualified Deferred Compensation.”

International Assignment Benefits.    We ensure that employees who are sent on an assignment outside of their home country are subject to substantially the same income tax liability as they would have paid in the U.S. pursuant to our tax equalization program. Each such employee is responsible for a theoretical U.S. income tax liability based on an estimate of his or her anticipated U.S. income tax liability, and we are responsible for any home country and assignment country taxes in excess of that amount. We deduct hypothetical income taxes from the employee’s compensation during the tax year and pay any assignment country taxes on his or her behalf. Mr. Trudeau was provided with these benefits during part of fiscal 2018 as he was employed on a partial secondment arrangement to the United Kingdom.

Health and Welfare Benefits.    The health and welfare benefits we provide to the NEOs are offered to all eligible U.S. based employees and include medical, dental, prescription drug, vision, life insurance, accidental death and dismemberment, business travel accident, personal and family accident, flexible spending accounts, short- and long-term disability coverage and an employee assistance program.

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    37

COMPENSATION DISCUSSION AND ANALYSIS

Additional Benefits.    We maintain an executive physical examination program and an executive financial and tax planning program for executive officers. These programs are intended to encourage executives to proactively manage their health and complex financial/tax situations, thereby enabling them to focus on the business. The benefits are periodically benchmarked versus comparable companies and intended to be competitive for our industry. Under our business travel expense policy, we will reimburse executive officers who are required to spend 90 days per year in the United Kingdom for up to four trips per year for their spouse or partner to visit them. In addition, when we request a spouse or partner to attend a business meeting, such as our annual national sales recognition program for top performers, we reimburse executive officers for expenses related to this travel. In these circumstances, we reimburse executive officers for the income taxes associated with these travel expenses.

Employee Stock Purchase Plan.    Our Board of Directors adopted, and our shareholders approved, our 2016 Employee Stock Purchase Plan, which we refer to as the ESPP. The ESPP is designed to qualify as an “employee stock purchase plan” under Section 423 of the Code. Eligible employees authorize payroll deductions to be made for the purchase of ordinary shares and, for fiscal 2018, we provided a 15% discount for all employees who participated in this program for up to $25,000 of an employee’s payroll deductions in the calendar year. Shares utilized were treasury shares and are required to be held by participants for 12 months after purchase.

Severance Benefits.    We maintain an executive severance plan that provides benefits to our senior executives upon an involuntary termination of employment for any reason other than cause, permanent disability or death. We provide this plan to enable our executives to devote their full attention to our business by ensuring they will have some financial security in the event of an involuntary termination of employment without cause. Severance benefits, in the form of base salary continuation, bonus and health benefits are generally payable for 18 months (24 months for our CEO) following a qualifying termination of employment. Executives whose employment is involuntarily terminated without cause during the first twelve months of employment receive base salary continuation and health benefits for 9 months (12 months for our CEO) and do not receive a bonus. Receipt of these benefits is conditioned upon the executive signing a release of any claims against us.

Change in Control Benefits.    We maintain a change in control plan that provides benefits to certain senior executives upon an involuntary termination of employment or good reason resignation that occurs during a period shortly before and continuing after a change in control (a double-trigger arrangement). We provide this plan to encourage our executives to remain neutral in the face of a potential transaction that may benefit shareholders but result in the loss of the executive’s employment. Benefits are generally payable following a qualifying termination of employment in a lump-sum cash payment equal to 1.5 times (two times for our CEO) the sum of the executive’s base salary and the average of the executive’s bonus for the previous three fiscal years. Additional benefits provided upon a change in control termination include full vesting of outstanding equity awards (double-trigger), continued subsidy for health plan premiums for an 18-month period (24 months for our CEO) and outplacement services. Receipt of change in control severance benefits is conditioned upon the executive signing a release of any claims against us. The plan does not provide excise tax gross-ups.

Share Ownership Requirements

To reinforce the alignment of management and shareholder interests, the Board established share ownership requirements under which executive officers are expected to hold equity with a value expressed as a multiple of base salary as follows:

CEO	5 times base salary

Other Executive Officers	3 times base salary

In determining an executive’s ownership, shares held directly as well as shares underlying restricted units (less a 40% tax assumption) are included. Shares underlying unexercised stock options and unvested performance units are not included in the calculation. Until the required share ownership level is achieved, the executives are required to retain at least 50% of net profit shares. Net profit shares are shares remaining after payment of the exercise price, if applicable, and taxes upon the exercise of stock options, vesting of restricted units and earn-out of performance units.

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COMPENSATION DISCUSSION AND ANALYSIS

Due to the significant decline in the Company’s stock price since the end of fiscal 2016, none of our executive officers met their ownership requirements as of the end of fiscal 2018.

Anti-Hedging/Anti-Pledging Policy

Our Insider Trading Policy prohibits directors, officers and employees from entering into or trading in puts, calls, cashless collars, options or similar rights and obligations or any other hedging activity involving our securities, other than the exercise of a Company-issued stock option.

Our policy also prohibits directors, officers and employees from purchasing our securities on margin, borrowing against our securities held in a margin account or pledging our securities as collateral for a loan. However, an exception may be granted by our General Counsel if the individual clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities.

Compensation Recovery Policy (“Clawback”)

Since its separation from Covidien plc in 2013, the Corporate Governance Guidelines have mandated that the Company have a Board-approved policy for recoupment of incentive compensation. This policy was originally implemented by the Board in 2014, and was amended in 2018 in response to a productive engagement between members of the Board and certain shareholders. Mallinckrodt’s policy states that in the event of (i) a restatement of financial or operating results due to material non-compliance with financial reporting requirements or (ii) misconduct resulting in a material violation of the Company’s policies that results in significant harm to the Company, the HRCC is authorized to recover (“clawback”) any incentive compensation that was overpaid to certain employees, including NEOs, taking into account such factors as the HRCC deems appropriate.

Deductibility of Executive Compensation

The HRCC has generally intended to structure our executive compensation in a manner designed to qualify for deductibility under Section 162(m) of the Code when consistent with our overall compensation program objectives, while also maintaining maximum flexibility in the design of our compensation programs and in making appropriate payments to NEOs.

The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our NEOs in excess of $1 million will not be deductible.

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    39

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Committee Report on Executive Compensation

The Human Resources and Compensation Committee (“HRCC”) is responsible for the oversight of our compensation programs on behalf of the Board of Directors. In fulfilling these responsibilities, the HRCC has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

Based on the review and discussions referred to above, the HRCC recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Mallinckrodt’s Proxy Statement for the 2019 Annual General Meeting of Shareholders, which will be filed with the Securities and Exchange Commission.

Human Resources and Compensation Committee

David R. Carlucci, Chairman

David Y. Norton

Anne C. Whitaker

40    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS

Executive Compensation Tables

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)

Mark C. Trudeau	2018	1,050,000	—	5,000,013	5,000,004	1,995,000	998,995	14,044,012
President and Chief Executive Officer	2017	1,050,000	—	7,813,805	4,600,016	866,250	696,639	15,026,710
	Trans. Period	230,769	—	—	—	328,250	55,761	614,780
	2016	1,038,461	—	5,876,436	3,900,004	1,587,500	245,065	12,647,466

Matthew K. Harbaugh	2018	591,923	—	1,410,003	940,003	560,490	69,809	3,572,228
Executive Vice President and President, Specialty Generics (former Chief Financial Officer)	2017	570,000	—	3,731,411	2,542,720	302,800	56,262	7,203,193
	Trans. Period	131,538	—	—	—	99,800	12,909	244,247
	2016	581,154	—	1,661,817	1,100,003	557,400	96,456	3,996,830

George Kegler	2018	346,942	242,672	120,308	80,201	237,160	44,341	1,071,624
Executive Vice President and Chief Financial Officer, Interim	2017	334,085	121,336	131,325	87,512	149,403	29,330	852,991
	Trans. Period	74,310	—	—	—	33,409	14,134	121,853
	2016	319,845	—	120,101	80, 010	174,824	27,415	722,196

Steven Romano, M.D.	2018	601,154	—	1,500,013	1,000,003	601,075	73,485	3,775,730
Executive Vice President and Chief Science Officer	2017	550,000	—	3,168,250	2,200,000	342,100	53,956	6,314,306
	Trans. Period	126,923	—	—	—	89,400	7,615	223,938

Dr. Frank Scholz	2018	550,000	—	1,320,036	880,003	505,148	77,428	3,332,615
Executive Vice President and Chief Operations and Digital Innovation Officer	2017	549,038	—	2,880,221	2,000,004	481,800	104,983	6,016,046
	Trans. Period	115,385	—	—	—	81,300	19,669	216,354
	2016	469,616	—	914,151	600,016	417,700	122,897	2,524,380

Mark Casey	2018	455,077	—	1,270,039	930,005	436,865	186,792	3,278,778
General Counsel

(1)

The amounts reported represent the aggregate grant date fair value, computed in accordance with Accounting Standards Codification 718 (“ASC 718”), of restricted units, performance units and stock option awards granted to each of our NEOs during fiscal 2018. For performance units, the values shown reflect the grant date fair value based on the probable outcome of the performance conditions. If the highest level of achievement of the performance conditions were assumed, the value of the performance units at the grant date for the proxy officers (other than Dr. Romano and Mr. Casey) for fiscal 2018, 2017 and 2016, respectively, would be: Mr. Trudeau, $10,000,026, $10,948,114 and $9,792,445; Mr. Harbaugh, $1,880,005, $6,051,938 and $2,762,014; Mr. Kegler, $80,205, $87,595, $80,170; and Dr. Scholz, $1,760,045, $4,760,397 and $1,506,609. If the highest level of achievement of the performance conditions were assumed, the value of the performance units at the grant date for Dr. Romano for fiscal 2018 and 2017, respectively, would be $2,000,024 and $5,236,408. If the highest level of achievement of the performance conditions were assumed, the value of the performance units at the grant date for Mr. Casey for fiscal 2018 would be $1,360,036. Further information regarding the fiscal 2018 awards is included in the Fiscal 2018 Grants of Plan-Based Awards Table, the Outstanding Equity Awards at 2018 Fiscal Year-End Table and the CD&A.

Amounts reported do not correspond to the actual value that may be recognized by the NEOs, which may be higher or lower based on a number of factors, including our performance, stock price fluctuations and applicable vesting. For additional information relating to assumptions made in the valuation for current year awards reflected in these columns, see Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2018.

For fiscal 2018, the Stock Awards column and the Option Awards column for Mr. Casey includes $250,016 and $250,002 respectively related to a sign-on equity grant. For fiscal 2017, the Stock Awards column includes $465,056 for Mr. Harbaugh; $371,879 for Dr. Romano and $338,000 for Dr. Scholz, respectively, related to restricted units and performance units granted with respect to the transition period and $1,389,413 for Mr. Harbaugh; $1,309,102 for Dr. Romano and $1,190,099 for Dr. Scholz, respectively, related to performance units granted in connection with the one-time special performance grant. For fiscal 2017, the Option Awards column includes $275,207 for Mr. Harbaugh; $219,996 for Dr. Romano and $199,997 for Dr. Scholz, respectively, related to stock option awards granted with respect to the transition period and $1,167,513 for Mr. Harbaugh; $1,100,000 for Dr. Romano and $1,000,002 for Dr. Scholz, respectively, related to stock option awards granted in connection with the one-time special performance grant.

(2)	The amounts reported represent incentive cash awards paid to the NEOs under our 2018 Global Bonus Plan. For information regarding the calculation of these awards, see the CD&A.

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COMPENSATION OF EXECUTIVE OFFICERS

(3)

The amounts reported represent the aggregate dollar amount for each NEO for employer contributions to the Retirement Savings Plan, employer credits to the Supplemental Savings Plan, executive financial planning, relocation benefits, expatriate and international assignment benefits, executive physicals, executive financial planning and tax reimbursements. We also have Company-purchased tickets to athletic or other events which are generally used for business purposes. In limited instances our named executive officers may have personal use of Company-purchased event tickets when they are not being used for business purposes. No amounts are included because there is no incremental cost to us of such personal use. The following table shows the specific amounts included in the All Other Compensation column of the Summary Compensation Table for fiscal 2018.

ALL OTHER COMPENSATION

Name	Contributions to Retirement Savings Plan ($)	Credits to Supplemental Savings Plan ($)	Relocation Benefits ($)(1)	Tax Reimbursement Payments ($)(2)(3)(4)	Other ($)(5)	Total ($)
Mark C. Trudeau	16,500	98,475	171,840	696,588	15,592	998,995
Matthew K. Harbaugh	16,500	37,184	—	—	16,125	69,809
George Kegler	16,500	27,841	—	—	—	44,341
Steven Romano, M.D.	16,500	40,095	—	1,217	15,673	73,485
Dr. Frank Scholz	16,500	45,408	—	—	15,520	77,428
Mark Casey	15,794	10,805	82,801	65,251	12,141	186,792

(1)

Mr. Trudeau relocated from the St. Louis area to the New Jersey area in conjunction with the shift of the Specialty Brands principal office to Bedminster, New Jersey in 2018 and Mr. Casey relocated to the New Jersey area in conjunction with his hiring. Related tax gross ups are included in the Tax Reimbursements column. Additional information is available in the Additional Benefits section of the CD&A.

(2)	Tax reimbursement related to the Mallinckrodt’s company-wide iMpact Recognition and Rewards Program.

(3)	Mr. Trudeau received tax reimbursement for expenses incurred by partners or spouses who were requested to attend an annual national sales recognition program.

(4)	Mr. Trudeau received tax reimbursement as part of his partial secondment international assignment.

(5)	Includes amounts for executive physicals and executive financial planning.

Grants of Plan-Based Awards

The following table provides information concerning the annual cash incentive awards and equity incentive awards granted to each of our NEOs in fiscal 2018 under the Stock and Incentive Plan.

•	“GBP” is the annual cash incentive award payable pursuant to our 2018 Global Bonus Plan.

•	“PSUs” are restricted unit awards subject to performance-based vesting.

•	“RSUs” are restricted unit awards subject to time-based vesting.

•	“Options” are nonqualified stock options subject to time-based vesting.

For a more complete understanding of the table, please read the footnotes that follow the table, as well as the related discussion in the CD&A.

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COMPENSATION OF EXECUTIVE OFFICERS

FISCAL 2018 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Date of Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Stock Awards: Number of Shares of Stock or Units (#)		All other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)

			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Mark C. Trudeau

GBP			656,250	1,312,500	3,937,500

PSUs	4/2/2018	2/28/2018				86,092	344,367	688,734						5,000,013

Options	4/2/2018	2/28/2018									946,003	(4)	$13.80	5,000,004

Matthew K. Harbaugh

GBP			210,000	420,000	1,260,000

PSUs	4/2/2018	2/28/2018				16,185	64,741	129,482						940,003

RSUs	4/2/2018	2/28/2018							34,058	(4)				470,000

Options	4/2/2018	2/28/2018									177,849	(4)	$13.80	940,003

George Kegler

GBP			91,143	182,286	546,858

PSUs	4/2/2018	2/28/2018				691	2,762	5,524						40,103

RSUs	4/2/2018	2/28/2018							5,812	(4)				80,206

Options	4/2/2018	2/28/2018									15,174	(4)	$13.80	80,201

Steven Romano, M.D.

GBP			201,500	403,000	1,209,000

PSUs	4/2/2018	2/28/2018				17,219	68,874	137,748						1,000,012

RSUs	4/2/2018	2/28/2018							36,232	(4)				500,002

Options	4/2/2018	2/28/2018									189,201	(4)	$13.80	1,000,003

Dr. Frank Scholz

GBP			178,750	357,500	1,072,500

PSUs	4/2/2018	2/28/2018				15,153	60,610	121,220						880,023

RSUs	4/2/2018	2/28/2018							31,885	(4)				440,013

Options	4/2/2018	2/28/2018									166,497	(4)	$13.80	880,003

Mark Casey

GBP			153,000	306,000	918,000

	2/1/2018	1/3/2018							13,775	(5)				250,016

	2/1/2018	1/3/2018									39,581	(5)	$18.20	250,002

PSUs	4/2/2018	2/28/2018				11,709	46,835	93,670						680,018

RSUs	4/2/2018	2/28/2018							24,638	(4)				340,004

Options	4/2/2018	2/28/2018									128,657	(4)	$13.80	680,004

(1)

The amounts reported reflect threshold, target and maximum award amounts for fiscal 2018 that were set in fiscal 2018 under the Global Bonus Plan, which is an element of our Stock and Incentive Plan. The actual amounts earned by each NEO pursuant to such awards are reported under the Non-Equity Plan Incentive Compensation column of the Summary Compensation Table.

(2)

The amounts reported reflect threshold, target and maximum award amounts for performance units granted to each of our NEOs during fiscal 2018. The actual amounts are contingent upon the satisfaction of performance-based vesting requirements of Net Revenue CAGR and relative TSR, each weighted at 50%, over a three-year performance period (fiscal 2018 — fiscal 2020).

(3)

The amounts reported represent the aggregate grant date fair value, computed in accordance with ASC 718 of performance units, restricted units and stock option awards issued to each of our NEOs during fiscal 2018.

(4)	Grants of stock options and restricted units scheduled to vest in four equal amounts on each of April 2, 2019, 2020, 2021 and 2022.

(5)	Grants of stock options and restricted units scheduled to vest in four equal amounts on each of February 1, 2019, 2020, 2021 and 2022.

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    43

COMPENSATION OF EXECUTIVE OFFICERS

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding stock option awards and unvested restricted unit and performance unit awards held by each NEO and the corresponding market value as of December 28, 2018. For a more complete understanding of the table, please read the footnotes that follow the table.

OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Mark C. Trudeau	17,904	—	(1)	37.85	1/31/2022	—		—	—		—

	38,875	—	(2)	41.73	12/2/2022	—		—	—		—

	234,437	—	(3)	44.00	6/30/2023	—		—	—		—

	63,542	—	(4)	51.35	1/1/2024	—		—	—		—

	81,010	27,004	(5)	96.96	1/2/2025	3,997	(6)	63,752	—		—

	87,764	87,764	(7)	72.61	1/4/2026	13,428	(8)	214,177	23,838	(9)	380,208

	—	—				605	(10)	9,650	—		—

	62,446	187,339	(11)	51.73	1/3/2027	33,347	(12)	531,885	76,681	(13)	1,223,062

	—	—				2,558	(14)	40,800	—		—

	—	946,003	(15)	13.80	4/2/2028	—		—	688,734	(16)	10,985,307

Matthew K. Harbaugh	9,728	—	(17)	33.67	11/30/2021	—		—	—		—

	12,934	—	(17)	33.67	11/30/2021	—		—	—		—

	2,104	—	(18)	37.85	1/31/2022	—		—	—		—

	4,808	—	(18)	37.85	1/31/2022	—		—	—		—

	15,958	—	(2)	41.73	12/2/2022	—		—	—		—

	25,072	—	(3)	44.00	6/30/2023	—		—	—		—

	19,369	—	(4)	51.35	1/1/2024	—		—	—		—

	19,390	6,464	(5)	96.96	1/2/2025	957	(6)	15,264	—		—

	24,754	24,754	(7)	72.61	1/4/2026	3,788	(8)	60,419	6,724	(9)	107,240

	—	—				270	(10)	4,307	—		—

	14,933	44,798	(11)	51.73	1/3/2027	9,970	(12)	159,022	18,338	(13)	292,491

	3,736	11,208	(19)	51.73	1/3/2027	916	(20)	14,610	4,587	(21)	73,163

	—	63,397	(22)	51.73	1/3/2027	229	(14)	3,653	19,463	(23)	310,435

	—	177,849	(15)	13.80	4/2/2028	34,058	(24)	543,225	129,482	(16)	2,065,238

George Kegler	5,933	—	(29)	45.41	1/31/2023	—		—	—		—

	6,037	—	(4)	51.35	1/1/2024	—		—	—		—

	2,976	992	(30)	103.57	1/9/2025	290		4,626	—		—

	1,800	1,801	(7)	72.61	1/4/2026	551	(8)	8,788	245	(9)	3,908

	891	2,673	(11)	51.73	1/3/2027	952	(12)	15,184	548	(13)	8,741

	297	891	(19)	51.73	1/3/2027	317	(20)	5,056	182	(21)	2,903

	—	15,174	(15)	13.80	4/2/2028	5,812	(24)	92,701	5,524	(16)	88,108

Steven Romano, M.D.	8,456	2,819	(25)	120.27	7/1/2025	832	(26)	13,270	—		—

	11,144	11,144	(7)	72.61	1/4/2026	1,705	(8)	27,195	3,027	(9)	48,281

	—	—				319	(10)	5,088	—		—

	11,946	35,839	(11)	51.73	1/3/2027	6,380	(12)	101,761	14,340	(13)	228,723

	2,986	8,960	(19)	51.73	1/3/2027	1,595	(20)	25,440	3,668	(21)	58,505

	—	59,731	(22)	51.73	1/3/2027	—		—	18,676	(23)	297,882

	—	189,201	(15)	13.80	4/2/2028	36,232	(24)	577,900	137,748	(16)	2,197,081

44    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Dr. Frank Scholz	9,963	—	(27)	62.59	4/1/2024	—		—	—		—

	6,227	—	(27)	62.59	4/1/2024	—		—	—		—

	11,237	3,746	(5)	96.96	1/2/2025	555	(6)	8,852	—		—

	13,502	13,503	(7)	72.61	1/4/2026	2,066	(8)	32,953	3,668	(9)	58,497

	—	—				323	(10)	5,152	—		—

	10,860	32,581	(11)	51.73	1/3/2027	5,800	(12)	92,510	13,337	(13)	212,725

	2,715	8,145	(19)	51.73	1/3/2027	1,450	(20)	23,128	3,334	(21)	53,177

	—	54,301	(22)	51.73	1/3/2027	—		—	16,671	(23)	265,902

	—	166,497	(15)	13.80	4/2/2028	31,885	(24)	508,566	121,220	(16)	1,933,459

Mark Casey	—	39,581	(31)	18.15	2/1/2018	13,775	(32)	219,711	—		—

	—	128,657	(15)	13.80	4/2/2028	24,638	(24)	392,976	93,670	(16)	1,494,037

Unless otherwise specified, stock option and restricted unit awards vest one-quarter annually, beginning on the first anniversary of the grant date.

(1)

Represents stock options granted on February 1, 2012 to Mr. Trudeau in connection with his commencement of employment with Covidien as President of its Pharmaceuticals business, which vest 50% on each of the 3rd and 4th anniversaries of the grant date.

(2)	Represents stock options granted on December 3, 2012, which vest one third on each of the 2nd, 3rd and 4th anniversaries of the grant date.

(3)	Represents stock options granted on July 1, 2013 in connection with the separation from Covidien, which vest 50% on each of the 3rd and 4th anniversaries of the grant date.

(4)	Represents stock options granted on January 2, 2014, which vest 25% on each of the 1st, 2nd, 3rd and 4th anniversaries of the grant date.

(5)	Represents stock options granted on January 2, 2015, which vest 25% on each of the 1st, 2nd, 3rd and 4th anniversaries of the grant date.

(6)	Represents restricted units granted on January 2, 2015, which vest 25% on each of the 1st, 2nd, 3rd and 4th anniversaries of the grant date.

(7)	Represents stock options granted on January 4, 2016, which vest 25% on each of the 1st, 2nd, 3rd and 4th anniversaries of the grant date.

(8)	Represents restricted units granted on January 4, 2016, which vest 25% on each of the 1st, 2nd, 3rd and 4th anniversaries of the grant date.

(9)

Represents performance units granted on January 4, 2016, which cover the fiscal 2016 — 2018 performance cycle. The amounts reported in this column are based on achievement at the 50% level. Payment of shares earned will occur during January 2019.

(10)	Represents restricted units granted to participants in the Bonus for Stock Exchange Program on January 4, 2016 which vest one third each on the 1st, 2nd and 3rd anniversaries of the grant date.

(11)	Represents stock options granted on January 3, 2017, which vest 25% on each of the 1st, 2nd, 3rd and 4th anniversaries of the grant date.

(12)	Represents restricted units granted on January 3, 2017, which vest 25% on each of the 1st, 2nd, 3rd and 4th anniversaries of the grant date.

(13)

Represents performance units granted on January 3, 2017, which cover the fiscal 2017 — 2019 performance cycle. The amounts reported in this column are based on achievement at the 100% level. Payment of shares earned will occur during January 2020.

(14)	Represents restricted units granted to participants in the Bonus for Stock Exchange Program on January 3, 2017 which vest one third each on the 1st, 2nd and 3rd anniversaries of the grant date.

(15)	Represents stock options granted on April 2, 2018, which vest 25% on each of the 1st, 2nd, 3rd and 4th anniversaries of the grant date.

(16)

Represents performance units granted on April 2, 2018, which cover the fiscal 2018 — 2020 performance cycle. The amounts reported in this column are based on achievement at the 200% level. Payment of shares earned will occur during January 2021.

(17)	Represents stock options granted on December 1, 2011, which vest 50% on each of the 3rd and 4th anniversaries of the grant date.

(18)	Represents stock options granted on February 1, 2012 to Mr. Harbaugh as a supplemental award, which vest 50% on each of the 3rd and 4th anniversaries of the grant date.

(19)	Represents stock options granted on January 3, 2017 for the transition period, which vest 25% on each of the 1st, 2nd, 3rd and 4th anniversaries of the grant date.

(20)	Represents restricted units granted on January 3, 2017 for the transition period, which vest 25% on each of the 1st, 2nd, 3rd and 4th anniversaries of the grant date.

(21)

Represents performance units granted on January 3, 2017 for the transition period, which cover the fiscal 2017 — 2019 performance cycle. The amounts reported in this column are based on achievement at the 100% level. Payment of shares earned will occur during January 2020.

(22)	Represents stock options granted to certain NEOs on January 3, 2017, which fully vest on the 4th anniversary of the grant date.

(23)

Represents performance units granted to certain NEOs on January 3, 2017, which cover the fiscal 2017 — 2019 performance cycle. The amounts reported in this column are based on achievement at the 100% level. Payment of shares earned will occur during January 2020.

(24)	Represents restricted units granted on April 2, 2018, which vest 25% on each of the 1st, 2nd, 3rd and 4th anniversaries of the grant date.

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    45

COMPENSATION OF EXECUTIVE OFFICERS

(25)	Represents stock options granted on July 1, 2015, which vest 25% on each of the 1st, 2nd, 3rd and 4th anniversaries of the grant date.

(26)	Represents restricted units granted on July 1, 2015, which vest 25% on each of the 1st, 2nd, 3rd and 4th anniversaries of the grant date.

(27)	Represents stock options granted on April 1, 2014, which vest 50% each on the 3rd and 4th anniversaries of the grant date.

(28)	Represents stock options granted on January 2, 2014, which vest 50% each on the 3rd and 4th anniversaries of the grant date.

(29)	Represents stock options granted on February 1, 2013, which vest 25% on each of the 1st, 2nd, 3rd and 4th anniversaries of the grant date.

(30)	Represents stock options granted on January 9, 2015, which vest 25% on each of the 1st, 2nd, 3rd and 4th anniversaries of the grant date.

(31)	Represents stock options granted on February 1, 2018, which vest 25% on each of the 1st, 2nd, 3rd and 4th anniversaries of the grant date.

(32)	Represents restricted units granted on February 1, 2018, which vest 25% on each of the 1st, 2nd, 3rd and 4th anniversaries of the grant date.

Option Exercises and Stock Vested

The following table provides information regarding the number of stock options exercised by NEOs during fiscal 2018 and the vesting of restricted units during fiscal 2018.

FISCAL 2018 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Mark C. Trudeau	—	—	129,126	2,944,404

Matthew K. Harbaugh	—	—	12,626	296,665

George Kegler	—	—	1,849	42,723

Steven Romano, M.D.	—	—	4,659	108,482

Dr. Frank Scholz	—	—	8,557	199,457

Mark Casey	—	—	—	—

Non-Qualified Deferred Compensation

The following table provides information with respect to non-qualified deferred compensation for fiscal 2018 for each NEO. For more information regarding information contained in the table and the material terms of our non-qualified deferred compensation plan, please read the related narrative and footnotes that follow the table.

FISCAL 2018 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings(Loss) in Last FY ($)(3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Mark C. Trudeau	—	98,475	(68,403)	—	1,167,467
Matthew K. Harbaugh	77,634	37,184	(48,094)	—	703,328
George Kegler	—	27,841	(9,288)	—	149,313
Steven Romano, M.D.	—	40,095	(4,035)	—	129,386
Dr. Frank Scholz	28,908	45,408	(56,799)	—	931,982
Mark Casey	25,892	10,805	2,403	—	39,100

(1)

The amounts reported include amounts deferred by the NEOs during fiscal 2018 under our Supplemental Savings Plan. All amounts reported in this column are also included in the Salary and/or Non-Equity Incentive Plan Compensation columns in the Summary Compensation Table.

46    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS

(2)

The amounts reported include amounts that we credited to our Supplemental Savings Plan on behalf of the NEOs during fiscal 2018. These amounts are included in the amounts set forth in the All Other Compensation column of the Summary Compensation Table for fiscal 2018 and are specifically broken out in footnote 3 to the Summary Compensation Table.

(3)

The amounts reported include earnings credited to the NEO’s account in the Supplemental Savings Plan. Earnings on amounts credited to the Supplemental Savings Plan are determined by investment selections made by each NEO in investment alternatives that generally mirror investment choices offered under the Retirement Savings Plan (our 401(k) plan).

(4)	The amounts reported for each NEO includes the NEO’s total balance in our Supplemental Savings Plan as of December 28, 2018.

Supplemental Savings Plan.    Under the Supplemental Savings Plan, participants, including NEOs, may defer up to 50% of their base salary and 75% of their annual bonus. We provide matching credits based on the participant’s deferred base salary and bonus at the same rate that such participant is eligible to receive matching contributions under the Retirement Savings Plan and Company credits on any cash compensation (i.e., base and bonus) that the participant earns during a calendar year in excess of applicable IRS limits ($275,000 for 2018). Participants are fully vested in matching and Company credits (including earnings on such credits) upon completion of two years of service. The Supplemental Savings Plan is a non-qualified deferred compensation plan that is maintained as an unfunded “top-hat” plan and is designed to comply with Section 409A of the Code. Amounts credited to the Supplemental Savings Plan as participant deferrals or Company credits may also be credited with earnings (or losses) based upon investment selections made by each participant from investments that generally mirror investments offered under the Retirement Savings Plan. Participants may elect whether they will receive a distribution of their Supplemental Savings Plan account balances upon termination of employment or at a specified date. Distributions can be made in a lump sum or in up to 15 annual installments.

Under the Retirement Savings Plan, we make an automatic contribution of three percent (3%) of an employee’s eligible pay, irrespective of whether the employee contributes to such plan. Additionally, we match fifty cents ($0.50) for every one dollar ($1.00) employees contribute, up to the first six percent (6%) of eligible pay.

Potential Payments upon Termination

Severance Plan.    For all of the NEOs, severance benefits are payable pursuant to the Mallinckrodt Severance Plan for U.S. Officers and Executives. Under the Severance Plan, benefits are payable to eligible executives, including NEOs, upon an involuntary termination of employment for any reason other than cause, permanent disability or death. Post-termination benefits consist of:

•	Continuation of base salary for a period of 18 months (24 months for our CEO);

•	Payment of 1.5 times the average of the executive’s bonus for the previous three fiscal years (two times the average of the previous three fiscal year bonuses for our CEO);

•	Continuation of health and dental benefits at active employee rates for a period of up to 18 months (24 months for our CEO);

•	12 months accelerated vesting of unvested stock options;

•	12 months to exercise vested stock options (unless a longer period is provided in the applicable award agreement);

•	12 months accelerated vesting of unvested restricted unit awards that are subject solely to time-based vesting;

•	12 months accelerated vesting of unvested performance unit awards if, and to the extent that, the HRCC determines that the applicable performance criteria have been attained;

•	Outplacement services, at our discretion, for up to 12 months; and

•	Payment of a pro-rata portion of the executive’s annual incentive cash award for the fiscal year in which such executive’s employment terminates.

Notwithstanding the foregoing, NEOs with less than one year of service will be entitled to continuation of one-half base salary and a pro-rata annual incentive cash award, but will not be entitled to any payment in connection with the executive’s bonus.

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    47

COMPENSATION OF EXECUTIVE OFFICERS

Upon a termination of employment other than for cause, including an involuntary termination of employment where the executive becomes eligible for severance benefits, executives, including NEOs, forfeit all unvested restricted unit and performance unit awards and stock options that do not vest within 12 months after the executive’s employment termination date.

Change in Control Plan.    For all NEOs, change in control severance benefits are payable pursuant to the Mallinckrodt Change in Control Severance Plan for Certain U.S. Officers and Executives. Under the Change in Control Plan, benefits are payable to eligible executives, including NEOs, only if the plan’s double-trigger requirements are satisfied, meaning that, in order to receive any of the following benefits, the executive must experience an involuntary termination of employment or good reason resignation during a period that begins 60 days before and ends two years after a change in control. Post-termination benefits consist of:

•	A single lump sum payment equal to 18 months of the executive’s base salary (24 months for our CEO);

•	A single lump sum payment equal to 1.5 times the average of the executive’s bonus for the previous three fiscal years (two times the average of the previous three fiscal year bonuses for our CEO);

•	Continuation of health and dental benefits at active employee rates for a period of up to 18 months (24 months for our CEO);

•	Full vesting of unvested stock options;

•	12 months to exercise vested stock options (unless a longer period is provided in the applicable option agreement);

•	Full vesting of unvested restricted unit awards that are subject solely to time-based vesting;

•

Full vesting of unvested performance unit awards if, and to the extent that, the HRCC determines that the applicable performance criteria have been or will be attained or would have been attained during the 18-month period after the executive’s employment terminates (24-month period for our CEO);

•	Outplacement services, at our discretion, for up to 12 months; and

•	Payment of a pro-rata portion of the executive’s annual incentive cash award for the fiscal year in which such executive’s employment terminates.

The payment of benefits under our Severance Plan and our Change in Control Plan is conditioned upon the executive executing a general release in favor of us and is subject to the terms of the Non-Competition, Non-Solicitation, and Confidentiality Agreement by and between the executive and us, under which the executive agreed not to disclose confidential Company information at any time and not to compete with us nor solicit our employees or customers, for a period of one year following termination of employment. We may cancel benefits that are payable or seek to recover benefits previously paid if the executive does not comply with these provisions or violates the release of claims. Payments may be delayed until six months after termination of employment if necessary to comply with Section 409A of the Code.

Upon a termination of employment for cause, executives, including NEOs, are not eligible for severance benefits under our Severance Plan or our Change in Control Plan and forfeit all unvested stock options, restricted units and performance units. In addition, the stock options, restricted units and performance units include a “clawback” feature pursuant to which we may recover the amount of any profit the NEO realized upon the exercise of stock options, or the vesting of restricted units or performance units, during the 12-month period that occurs immediately prior to the executive officer’s involuntary termination of employment for cause.

For purposes of our Severance Plan and our Change in Control Plan, as well as the “clawback” feature discussed in the preceding sentence, “cause” means substantial failure or refusal of the NEO to perform the duties and responsibilities of his job at a satisfactory level as required by us other than due to permanent disability, a material violation of any fiduciary duty or duty of loyalty owed to us, conviction of misdemeanor (other than a traffic offense) or felony, fraud, embezzlement or theft, violation of a material rule or policy, including a violation of our Guide to Business Conduct, unauthorized disclosure of any of our trade secrets or confidential information or other egregious conduct that has or could have a serious and detrimental impact on us and our employees.

48    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS

For purposes of the Change in Control Plan, “good reason” means any retirement or termination of employment by the NEO that is not initiated by us and that is caused by any one or more of the following events, in each case, without the NEO’s written consent: (i) assignment to the NEO of any duties inconsistent in any material respect with the NEO’s authority, duties or responsibilities as in effect immediately prior to the change in control; (ii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the NEO is required to report as in effect immediately prior to the change in control; (iii) a material change in the geographic location at which the NEO must perform services to a location that is more than 50 miles from the NEO’s principal place of business immediately preceding the change in control; (iv) a material reduction in the NEO’s compensation and benefits, taken as a whole, as in effect immediately prior to the change in control; (v) our failure to obtain a satisfactory agreement from any successor to assume and agree to perform our obligations to the NEO under such plan; or (vi) a material diminution in the budget over which the NEO retains authority. Additionally, “good reason” will only exist if the NEO provides written notice stating the good reason event, we do not cure such event, and the NEO terminates employment within a certain period of time after the end of the cure period.

Other Termination Benefits.    The terms of our annual incentive plan and equity plan provide for certain benefits upon a NEO’s termination of employment due to death, disability or retirement. For this purpose, normal retirement occurs where an executive officer terminates employment after attaining age 60 and the sum of the executive’s age and years of service equals at least 70. Under the annual incentive plan, NEOs are eligible to receive a pro-rated annual incentive cash award based on the number of days that the executive officer was employed by us during the fiscal year upon death, disability or normal retirement. Under the equity plan, NEOs are eligible to receive full vesting of stock options, restricted units and performance units upon death, disability or normal retirement.

The table below reflects the amount of compensation that would become payable to each of our NEOs under existing plans if the NEO’s employment had terminated on December 28, 2018, the last day of fiscal 2018, given the NEO’s service levels as of such date and, where applicable, based on our closing stock price as of that date, which was $15.95. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including under then-exercisable stock options, and benefits available generally to salaried employees, such as distributions under the Retirement Savings Plan.

The actual amounts that would be paid upon a NEO’s termination of employment or in connection with a change in control can be determined only at the time of any such event. Due to a number of factors that may affect the amount of any benefits provided upon the events discussed below, actual amounts paid or distributed may be higher or lower than indicated in the table. Factors that could affect these amounts include the timing during the year of any such event, our stock price, the executive’s age and years of service, the attained level of performance for performance units and any additional agreements or arrangements we may enter into in connection with any change in control or termination of employment. For a more complete understanding of the table, please read the narrative disclosures that follow the table.

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    49

COMPENSATION OF EXECUTIVE OFFICERS

POTENTIAL PAYMENTS UPON TERMINATION

Name and Termination Scenario	Cash Severance ($)	Bonus(1) ($)	Option Awards ($)	Stock Awards(2) ($)	Welfare Benefits and Outplacement ($)	Retirement ($)	Cutback(3) ($)	Total ($)

Mark C. Trudeau

Involuntary Termination (other than for cause)	4,438,333	1,312,500	508,475	378,190	76,523	—	—	6,714,021

Involuntary Termination (for cause)	—	—	—	—	—	—	—	—

Voluntary Termination	—	—	—	—	—	—	—	—

Death or Disability	—	1,312,500	2,033,906	7,575,979	—	—	—	10,922,385

Change in Control Termination	4,438,333	1,312,500	2,033,906	7,575,979	76,523	—	—	15,437,241

Matthew K. Harbaugh

Involuntary Termination (other than for cause)	1,486,477	420,000	95,593	247,704	63,354	—	—	2,313,128

Involuntary Termination (for cause)	—	—	—	—	—	—	—	—

Voluntary Termination	—	—	—	—	—	—	—	—

Death or Disability	—	420,000	382,375	2,509,206	—	—	—	3,311,581

Change in Control Termination	1,486,477	420,000	382,375	2,509,206	63,354	—	—	4,861,412

George Kegler

Involuntary Termination (other than for cause)	884,640	264,000	8,155	38,934	51,729	—	—	1,247,458

Involuntary Termination (for cause)	—	—	—	—	—	—	—	—

Voluntary Termination	—	—	—	—	—	—	—	—

Death or Disability	—	264,000	32,624	182,053	—	—	—	478,677

Change in Control Termination	884,640	264,000	32,624	182,053	51,729	—	—	1,415,046

Steven Romano, M.D.

Involuntary Termination (other than for cause)	1,497,184	403,000	101,695	218,818	38,892	—	—	2,259,589

Involuntary Termination (for cause)	—	—	—	—	—	—	—	—

Voluntary Termination	—	—	—	—	—	—	—	—

Death or Disability	—	403,000	406,782	2,434,177	—	—	—	3,243,959

Change in Control Termination	1,497,184	403,000	406,782	2,434,177	38,892	—	—	4,780,035

Dr. Frank Scholz

Involuntary Termination (other than for cause)	691,896	357,500	89,492	196,169	63,642	—	—	1,398,699

Involuntary Termination (for cause)	—	—	—	—	—	—	—	—

Voluntary Termination	—	—	—	—	—	—	—	—

Death or Disability	—	357,500	357,969	2,169,694	—	—	—	2,885,163

Change in Control Termination	1,401,750	357,500	357,969	2,169,694	63,642	—	(709,854)	3,640,701

Mark Casey

Involuntary Termination (other than for cause)	382,500	306,000	69,153	153,152	39,749	10,805	—	961,359

Involuntary Termination (for cause)	—	—	—	—	—	—	—	—

Voluntary Termination	—	—	—	—	—	—	—	—

Death or Disability	—	306,000	276,613	1,359,706	—	10,805	—	1,953,124

Change in Control Termination	765,000	306,000	276,613	1,359,706	39,749	10,805	(266,315)	2,491,558

(1)

The amount reflected assumes bonus payout at 1x of target and is pro-rated to reflect the portion of the year for which the officer was employed by the Company and pro-rated to reflect changes in base salary during the year.

(2)	Includes time and performance based values, where applicable.

(3)

The amount reflected assumes best net treatment of parachute amounts that exceed the limit under Section 280G of the Code. Benefits are either cutback to just below the limit under Section 280G of the Code, or the executive pays any excise tax due (whichever is better for the executive on an after-tax basis). The calculations assume that payments to Dr. Scholz would be subject to cutbacks in the amounts as indicated.

Cash Severance

Involuntary Termination (other than for cause).    For all NEOs other than our CEO, the cash severance amount in this scenario represents continuation of the NEO’s base salary, as of December 28, 2018, for an 18-month severance period, plus an amount equal to 1.5 times the average of the NEO’s annual incentive cash awards for the previous three fiscal years (i.e., fiscal 2017, 2016 and 2015), payable during the 18-month severance period and on our normal payroll schedule. For our CEO, the amount represents continuation of his base salary, as of December 28, 2018, for a 24-month severance period, plus an amount equal to two times the average of his annual incentive cash awards for the previous three fiscal years, payable during the 24-month severance period and on our normal payroll schedule.

50    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS

Change in Control Termination.    For all NEOs, we assume that such executive officers experience an involuntary termination of employment (other than for cause) after the change in control that renders them eligible for benefits under the Mallinckrodt Change in Control Plan. Accordingly, the cash severance amount for all NEOs other than our CEO represents a lump-sum payment equal to 1.5 times the NEO’s base salary as of December 28, 2018, plus an amount equal to 1.5 times the average of the NEO’s annual incentive cash awards for the previous three fiscal years (i.e., fiscal 2017, 2016 and 2015). For our CEO, the amount represents a lump-sum payment equal to two times his base salary as of December 28, 2018, plus an amount equal to two times the average of his annual incentive cash awards for the previous three fiscal years.

Applicable to both the cash severance termination scenarios, in situations where the NEO did not have a full three year history of annual incentive cash awards due to not having commenced employment prior to fiscal 2015, the average calculated represents a prorated average calculated as the sum of the annual incentive cash awards divided by the length of service provided during the prior three fiscal years.

Bonus

Involuntary Termination (other than for cause).    In the case of an involuntary termination (other than for cause), executive officers are entitled to a pro-rata payment of the annual incentive cash award based on the number of days they were employed by us during the fiscal year. Because we have assumed that the applicable terminations of employment occurred on the last day of fiscal 2018, the amounts reported in the Bonus column for this scenario represent the full annual incentive cash award payable to each NEO for fiscal 2018.

Death or Disability and Change in Control Termination.    The bonus amount represents the pro-rata payment of the annual incentive cash award based on the number of days that the NEO was employed by us during the fiscal year. Because we have assumed that the applicable termination of employment occurred on the last day of fiscal 2018, the amounts reported in the Bonus column for this scenario represent the full annual incentive cash award payable to each NEO for fiscal 2018.

Option Awards

Involuntary Termination (other than for cause).    For all NEOs, the option award amount represents the value as of December 28, 2018 of outstanding options held by the NEO that would have vested during the 12-month period that immediately follows December 28, 2018 (i.e., from December 30, 2017 to December 28, 2018).

Death or Disability and Change in Control Termination.    The option award amount represents the full vesting of unvested stock options held by the NEO as of December 28, 2018.

Stock Awards

Involuntary Termination (other than for cause).    For all NEOs, the stock award amount represents the value as of December 28, 2018 of outstanding restricted units held by the NEO that would have vested during the 12-month period that immediately follows December 28, 2018 (i.e., from December 30, 2017 to December 28, 2018).

Death or Disability and Change in Control Termination.    The amounts reported represent the value that would have been attained upon the full vesting of all unvested restricted unit and performance unit awards held by the NEO as of December 28, 2018. For purposes of this scenario, amounts attributable to performance unit awards are based on the following: (1) for the January 2016 awards, the ending date for the performance shares was accelerated to the date of the separation and the amounts reported in this column are based on the achievement through the separation date of 0%; (2) for the January 2017 awards, the ending date for the performance shares was accelerated to the date of the separation and the amounts reported in this column are based on the achievement through the separation date of 100% and (3) for the January 2018 awards, the ending date for the performance shares was accelerated to the date of the separation and the amounts reported in this column are based on the achievement through the separation date of 100%.

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    51

COMPENSATION OF EXECUTIVE OFFICERS

Welfare Benefits and Outplacement Services

The welfare benefits amount represents the employer portion of the premium paid on behalf of the NEO for continued coverage under our medical, dental and vision plans during the applicable severance period. Amounts for calendar year 2018 and 2019 are based on actual rates determined by us for the respective plan in such years, while the rates for subsequent years, where applicable, are assumed based on the historic percentage increase in rates for such coverage. Although payable at our discretion, for purposes of this column we assume that we would pay $25,000 on behalf of each NEO for outplacement services upon an involuntary termination (other than for cause) and a change in control termination.

CEO PAY RATIO

We determined our median employee anew due to a reorganization in fiscal 2018 that resulted in a significant change in our pay ratio disclosure. As permitted under the SEC rules, we used annual gross wages as our consistently applied compensation measure to determine our median employee. We maintained the same determination date as last year of October 1 to determine our employee workforce. We annualized pay for those who commenced work during the twelve month period wages were considered. We identified employees who were paid within a 2% range of the median. We selected an employee from that group and determined that person’s total compensation was $112,544. Based on the total compensation for Mr. Trudeau of $14,044,012 as reported in the Summary Compensation Table, our ratio of CEO pay to median worker pay is 125:1.

52    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

SECURITY OWNERSHIP AND REPORTING

SECURITY OWNERSHIP AND REPORTING

Security Ownership of Management and Certain Beneficial Owners

The following tables show the number of ordinary shares beneficially owned as of March 11, 2019, by (i) each current director, each executive officer named in the Summary Compensation Table and our directors and executive officers as a group; and (ii) each person who we know or have reason to believe is the beneficial owner of more than 5% of our outstanding ordinary shares, based on statements filed by such persons pursuant to Section 13(d) or 13(g) of the Exchange Act, and notices delivered to us pursuant to the Irish Companies Act.

A person is deemed to be a beneficial owner of ordinary shares if he or she, either alone or with others, has the power to vote or to dispose of those ordinary shares or the right to acquire such power within 60 days of March 11, 2019. Ordinary shares subject to stock options presently exercisable or exercisable within 60 days of March 11, 2019 and restricted units that vest within 60 days of March 11, 2019 are deemed to be outstanding and beneficially owned by the person holding the securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person. There were 83,535,507 ordinary shares outstanding as of March 11, 2019 and the calculations of percentage ownership below are based on such number of outstanding shares regardless of the date of the information regarding beneficial ownership reported below.

Directors and Executive Officers

Name of Beneficial Owner	Number of Mallinckrodt Ordinary Shares Beneficially Owned	Percentage Ownership
David R. Carlucci	26,020	*
J. Martin Carroll	20,978	*
Paul R. Carter	—	*
David Y. Norton	5,080	*
JoAnn A. Reed	12,978	*
Angus C. Russell	22,695	*
Mark C. Trudeau(1)	1,154,838	1.4%
Anne C. Whitaker	—	*
Kneeland C. Youngblood, M.D.	17,213	*
Joseph A. Zaccagnino	26,061	*
Matthew Harbaugh(2)	306,747	*
George Kegler(3)	34,311	*
Steven Romano(4)	126,128	*
Frank Scholz(5)	162,998	*
Mark Casey(6)	50,413	*
All directors and executive officers as a group (19 persons)(7)	2,292,783	2.7%

*	Represents less than 1% of outstanding ordinary shares.

(1)	Excludes 30,224 restricted units that vest more than 60 days after March 11, 2019.

(2)	Excludes 34,658 restricted units that vest more than 60 days after March 11, 2019.

(3)	Excludes 5,481 restricted units that vest more than 60 days after March 11, 2019.

(4)	Excludes 34,176 restricted units that vest more than 60 days after March 11, 2019.

(5)	Excludes 29,780 restricted units that vest more than 60 days after March 11, 2019.

(6)	Excludes 28,811 restricted units that vest more than 60 days after March 11, 2019.

(7)

Includes 48,030 restricted units and 1,732,327 ordinary shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of March 11, 2019. Excludes 222,432 restricted units that vest more than 60 days after March 11, 2019.

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    53

SECURITY OWNERSHIP AND REPORTING

Other Beneficial Owners

Name of Beneficial Owner	Number of Mallinckrodt Ordinary Shares Beneficially Owned	Percentage Ownership
BlackRock, Inc.(1) 55 East 52nd Street New York, New York 10022	10,180,933	12.2%
JPMorgan Chase & Co.(2) 20 Finsbury Street London EC2Y 9AQ	9,200,642	11.0%
The Vanguard Group(3) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	7,893,329	9.5%
Dimensional Fund Advisors LP(4) Building One 6300 Bee Cave Road Austin, Texas 78746	6,668,010	8.0%
The Goldman Sachs Group, Inc.(5) 200 West Street New York, New York 10282	5,972,249	7.2%
D. E. Shaw & Co., L.P.(6) 1166 Avenue of the Americas, 9th Floor New York, New York 10036	5,011,152	6.0%

(1)

Based on information contained in a Schedule 13G/A filed with the SEC on January 31, 2019, by BlackRock, Inc., which discloses the number of shares beneficially owned by BlackRock, Inc. as of December 31, 2018.

(2)

Based on information contained in a notice pursuant to Section 1061 of the Irish Companies Act sent to us by JPMorgan Chase & Co., which discloses the number of shares beneficially owned by JPMorgan Chase & Co as of March 6, 2019.

(3)

Based on information contained in a Schedule 13G/A filed with the SEC on February 11, 2019, by The Vanguard Group, which discloses the number of shares beneficially owned by The Vanguard Group as of December 31, 2018.

(4)

Based on information contained in a notice pursuant to Section 1061 of the Irish Companies Act sent to us by Dimensional Fund Advisors LP, which discloses the number of shares beneficially owned by Dimensional Fund Advisors LP as of January 30, 2019.

(5)

Based on information contained in a notice pursuant to Section 1061 of the Irish Companies Act sent to us by The Goldman Sachs Group, Inc., which discloses the number of shares in which The Goldman Sachs Group, Inc. is interested as of February 26, 2019.

(6)

Based on information contained in a notice pursuant to Section 1061 of the Irish Companies Act sent to us by D. E. Shaw & Co., L.P. and David E. Shaw, which discloses the number of shares beneficially owned by D. E. Shaw & Co., L.P. and David E. Shaw as of February 27, 2019.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors and persons who beneficially own more than 10% of our ordinary shares to file reports of ownership and changes in ownership of such ordinary shares with the SEC and NYSE. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. As a matter of practice, our legal team assists our officers and directors in preparing initial reports of ownership and reports of changes in ownership and files those reports on their behalf. Based on our review of the copies of such forms we have received, as well as information provided and representations made by the reporting persons, we believe that all required Section 16(a) reports were timely filed during our fiscal year ended December 28, 2018.

54    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

AUDIT AND AUDIT COMMITTEE MATTERS

AUDIT AND AUDIT COMMITTEE MATTERS

Audit and Non-Audit Fees

During fiscal 2017 and fiscal 2018, Deloitte & Touche LLP charged fees for services rendered to us as follows:

	Fiscal 2017	Fiscal 2018
Audit Fees	$6,592,690	$6,631,740
Audit-Related Fees	1,741,000	5,805,000
Tax Fees	414,478	386,000
All Other Fees	—	—

Total	$8,748,168	$12,822,740

Audit Fees include fees for professional services rendered for the year-end audits of our consolidated financial statements and internal control over financial reporting, reviews of the financial statements included in our Quarterly Reports on Form 10-Q, consents, statutory audits, and procedures related to acquisitions and divestitures, system integrations, internal legal entity reorganization and ASC 606 Revenue Recognition.

Audit-Related Fees would include fees for carve out financial statements; audits of agreed-upon or expanded audit procedures related to accounting records required to respond to or comply with financial, accounting or regulatory reporting matters; consultations on the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, Financial Accounting Standards Board or other regulatory or standard-setting bodies; and attest services not required by statute or regulation.

Tax Fees would include fees for tax compliance services as well as fees for tax planning services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has adopted a pre-approval policy that provides guidelines for audit, audit-related, tax and other permissible non-audit services that may be provided by our independent auditors. Pursuant to the policy, our Corporate Controller supports the Audit Committee by providing a list of proposed services to the Audit Committee, monitoring the services and fees pre-approved by the Audit Committee, providing periodic reports to the Audit Committee with respect to pre-approved services and coordinating with management and the independent auditors to support compliance with the policy.

Under the policy, the Audit Committee annually pre-approves the audit fee and terms of the engagement, as set forth in the engagement letter. The Audit Committee also annually approves a specified list of audit, audit-related and tax services. Any service not included in the specified list of services must be submitted to the Audit Committee for pre-approval. The independent auditors may not begin work on any engagement without confirmation of Audit Committee pre-approval from our Corporate Controller or her delegate.

Pursuant to the policy, the Audit Committee has delegated to its Chair the authority to pre-approve the engagement of the independent auditors in her discretion. The Chair reports all such pre-approvals to the Audit Committee at the next Audit Committee meeting.

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    55

AUDIT AND AUDIT COMMITTEE MATTERS

Audit Committee Report

As more fully described in its charter, the Audit Committee oversees Mallinckrodt’s financial reporting process on behalf of the Board of Directors. Management has day-to-day responsibility for the Company’s financial reporting process, including assuring that the Company develops and maintains adequate financial controls and procedures and monitoring and assessing compliance with those controls and procedures, including internal control over financial reporting. Mallinckrodt’s independent auditors are responsible for auditing the annual consolidated financial statements prepared by management, expressing an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States and discussing with the Audit Committee any issues they believe should be raised. The independent auditors are also responsible to the Audit Committee and the Board for testing the financial accounting and reporting control systems, for issuing a report on the Company’s internal control over financial reporting and for such other matters as the Audit Committee and Board determine.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management, the internal auditors and the independent auditors the consolidated financial statements for the fiscal year ended December 28, 2018 filed with the U. S. Securities and Exchange Commission (the “SEC”). Management represented to the Audit Committee that these consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). In addition, the Audit Committee has:

•	Discussed with the independent auditors the matters required to be discussed pursuant to the applicable Auditing Standards relating to communication with audit committees;

•

Received from the independent auditors the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence;

•	Discussed with the independent auditors their independence from the Company and its management; and

•	Considered whether the independent auditors’ provision of non-audit services to the Company is compatible with maintaining the auditors’ independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that Mallinckrodt’s audited consolidated financial statements prepared in accordance with U.S. GAAP be included in its Annual Report on Form 10-K for the fiscal year ended December 28, 2018 filed with the SEC.

Audit Committee

JoAnn A. Reed, Chairman

Paul R. Carter

Angus C. Russell

56    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

EQUITY COMPENSATION PLAN INFORMATION

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)(1)(2)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)(4)
Equity compensation plans approved by security holders	6,296,066	$38.97	12,049,027
Equity compensation plans not approved by security holders	—	—	—
TOTAL	6,296,066	$38.97	12,049,027

(1)

As of December 28, 2018, there were 6,296,066 ordinary shares to be issued upon exercise of outstanding options with a weighted-average exercise price of $38.97, 2,839,971 ordinary shares to be issued upon settlement of restricted units and performance units granted pursuant to our Stock and Incentive Plan.

(2)	This table does not include information regarding:

•

Options converted from Covidien awards in connection with our separation from Covidien in June 2013. We did not assume any equity compensation plans from Covidien, and no grants of Mallinckrodt equity may be made pursuant to any Covidien plans. As of December 28, 2018, there were 636,202 ordinary shares to be issued upon exercise of these converted options with a weighted-average exercise price of $37.82.

•

Options, RSAs and RSUs converted from Questcor Pharmaceuticals, Inc. (“Questcor”) awards in connection with our acquisition of Questcor in August 2014. We did not assume any equity compensation plans from Questcor, and no grants of Mallinckrodt equity may be made pursuant to any Questcor plans. As of December 28, 2018, there were 80,509 ordinary shares to be issued upon exercise of these converted options with a weighted-average exercise price of $27.75.

(3)	Does not take into account restricted units and performance units, which do not have an exercise price.

(4)

As of December 28, 2018, there were 7,387,211 ordinary shares available for issuance pursuant to the Stock and Incentive Plan and 4,661,816 ordinary shares subject to purchase pursuant to the Mallinckrodt Employee Stock Purchase Plan. Ordinary shares purchased under the Mallinckrodt Employee Stock Purchase Plan. Ordinary shares subject to the Mallinckrodt Employee Stock Purchase Plan may be unissued shares or reacquired shares.

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    57

PROPOSALS REQUIRING YOUR VOTE

PROPOSALS REQUIRING YOUR VOTE

PROPOSALS 1(a) THROUGH 1(i): ELECTION OF DIRECTORS

Upon the recommendation of the Nominating and Governance Committee, the Board has nominated for election at the 2019 Annual General Meeting a slate of nine nominees, all of whom are currently serving on the Board. The nominees are David R. Carlucci, J. Martin Carroll, Paul R. Carter, David Y. Norton, JoAnn A. Reed, Angus C. Russell, Mark C. Trudeau, Anne C. Whitaker and Kneeland C. Youngblood, M.D. Biographical information, including qualifications, regarding each of the nine nominees is set forth below. The election of directors will take place at the Annual General Meeting. In order to be elected as a director, each nominee must receive the affirmative vote of a majority of the votes cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy. Shareholders are entitled to one vote per share for each of the nine nominees. We are not aware of any reason why any of the nominees will not be able to serve if elected. Each of the directors elected will serve until the conclusion of the 2020 Annual General Meeting or until his or her earlier death, resignation or removal.

Directors Nominated for Election — Proposals 1(a) through 1(i)

Proposal 1(a) — David R. Carlucci

Mr. Carlucci has been a director since June 2013 and is Chair of our Human Resources and Compensation Committee. Mr. Carlucci was President and Chief Operating Officer of IMS Health Incorporated, an information services company, from October 2002 until January 2005, when he was named Chief Executive Officer and President. He became Chairman the following year. Mr. Carlucci retired from IMS Health in December 2010. Mr. Carlucci held several senior executive level positions at IBM from 1976 to 2002, including responsibilities for operations in the U.S., Canada and Latin America. Mr. Carlucci has been a director of MasterCard International since 2006 and served as Chairman of its Human Resources and Compensation Committee from 2006 to 2014. Mr. Carlucci also served as a member of the advisory board of Mitsui USA, one of the world’s most diversified comprehensive trading, investment and service companies. Mr. Carlucci’s qualifications to serve on our Board include his significant experience as an executive and board member of publicly traded and private companies.

Proposal 1(b) — J. Martin Carroll

Mr. Carroll has been a director since June 2013 and is Chair of our Compliance Committee and a member of our Nominating and Governance and Portfolio Committees. He served as President and Chief Executive Officer of Boehringer Ingelheim Corporation and of Boehringer Pharmaceuticals, Inc. from 2003 until 2011 and as a director of Boehringer Ingelheim Corporation from 2003 until December 2012. He joined the organization in 2002 as President of Boehringer Pharmaceuticals, Inc. Mr. Carroll worked at Merck & Company, Inc. from 1976 to 2001. From 1972 to 1976, Mr. Carroll served in the United States Air Force where he attained the rank of Captain. He has served as a director of Therapeutics MD, Inc. since March 2015, as a director of Catalent Pharma Solutions since July 2015 and served as a director of Inotek from March 2016 and as Chairman of Inotek from June 2016 until January 2018. Mr. Carroll served as a director of Durata Therapeutics, Inc. from August 2014 until November 2014 when it was acquired by Actavis and as a director of Vivus, Inc. from May 2013 until September 2014. Mr. Carroll’s qualifications to serve on our Board include his significant experience in leadership positions at pharmaceutical companies.

Proposal 1(c) — Paul R. Carter

Mr. Carter has been a director since May 2018 and is a member of Mallinckrodt’s Audit Committee. Mr. Carter served in various roles at Gilead Sciences, Inc., a research based biopharmaceutical company, from April 2006 to August 2016, most recently serving as Executive Vice President, Commercial Operations. Prior to joining Gilead, Mr. Carter spent 15 years in the pharmaceutical industry with GlaxoSmithKline and its legacy companies where he held various roles with increasing levels of senior experience, including General Manager in Europe and as a Regional Head of the International Business in Asia. Mr. Carter also serves as a healthcare advisor to several biotechnology companies. Mr. Carter has served as a director of Alder Biopharmaceuticals, Inc. since 2015 and Hutchison China MediTech Ltd. since 2017. Mr. Carter’s qualifications to serve on our Board include extensive experience with multinational companies in the pharmaceutical industry, including involvement with the launch and commercialization of various medicines worldwide, as well as his experience as a director of publicly traded pharmaceutical companies.

58    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

PROPOSALS REQUIRING YOUR VOTE

Proposal 1(d) — David Y. Norton

Mr. Norton has been a director since September 2017 and is Chair of Mallinckrodt’s Portfolio Committee and a member of its Human Resources and Compensation Committee. He is chairman of the board of directors of VIVUS, Inc., where he has been a director since July 2013. Mr. Norton was company group chairman, Global Pharmaceuticals, for Johnson & Johnson, a role in which he led and developed the business’ strategic growth agenda, including the strategy for licensing, acquisitions and divestments, and ensuring alignment with the global strategic functions, research and development, and commercial organizations. He retired in 2011 from Johnson & Johnson, where his 32-year tenure spanned marketing and international country management roles; serving as president of the Janssen Pharmaceuticals business in the U.S., group chairman of the Pharmaceuticals Group for Europe, Middle East and Africa, and then for the U.S. and Canada business; as well as the role of company group chairman, worldwide commercial and operations, for Johnson & Johnson’s CNS and virology business. He previously served as a director for INC Research Holdings Inc. and Savient Pharmaceuticals Inc. Mr. Norton also serves on the board of TB Alliance, a not-for-profit organization dedicated to the discovery and development of tuberculosis drugs. Mr. Norton’s qualifications to serve on our Board include his significant experience as an executive and board member of publicly traded pharmaceutical companies.

Proposal 1(e) — JoAnn A. Reed

Ms. Reed has been a director since June 2013 and is Chair of our Audit Committee. Ms. Reed is a healthcare services consultant. Ms. Reed served as an advisor to the Chief Executive Officer of Medco Health Solutions, a leading pharmacy benefit manager, from April 2008 to April 2009. She previously served as the Senior Vice President, Finance and Chief Financial Officer of Medco until 2008. Upon joining Medco in 1988, Ms. Reed served in finance and accounting roles of increasing responsibility and was appointed Senior Vice President, Finance in 1992 and Chief Financial Officer in 1996. Prior to joining Medco, Ms. Reed’s experience included finance roles at Aetna/American Reinsurance Co., CBS Inc., Standard and Poor’s Corporation and Unisys/Timeplex Inc. Ms. Reed has been a director of American Tower Corporation since 2007 and a director of Waters Corporation since 2006. She served as a director of Health Management Associates, Inc. from 2013 to 2014 and as a trustee of St. Mary’s College of Notre Dame from 2006 to 2015. Ms. Reed’s qualifications to serve on our Board include her experience as a healthcare services consultant and her financial expertise and knowledge of financial statements, corporate finance and accounting matters.

Proposal 1(f) — Angus C. Russell

Mr. Russell has been Chairman of the Board since May 2018, and a director since August 2014. He is also a member of Mallinckrodt’s Portfolio Committee and its Audit Committee. Mr. Russell served as a director of Questcor Pharmaceuticals, Inc. from June 2013 until Questcor was acquired by us in August 2014. Mr. Russell served as Chief Executive Officer of Shire Plc, a leading global specialty biopharmaceutical company, from 2008 until his retirement in April 2013 and was a member of its Board of Directors from 1999 to 2013. From 1999 to 2008, Mr. Russell served as Chief Financial Officer of Shire. Prior to joining Shire, Mr. Russell served at ICI, Zeneca and AstraZeneca, most recently as VP of Corporate Finance at AstraZeneca. Mr. Russell has served as the non-executive Chairman of Revance Therapeutics, Inc. since March 2014. He has served as a director of BioTime, Inc. since December 2014 and as a director of Therapeutics MD, Inc. since March 2015. He was a director of InterMune, Inc. from 2011 to 2014. Mr. Russell is a Chartered Accountant. Mr. Russell’s qualifications to serve on our Board include his significant experience as an executive and/or board member of publicly traded pharmaceutical companies.

Proposal 1(g) — Mark C. Trudeau

Mr. Trudeau, age 56, has been President, Chief Executive Officer and a director since June 2013. In anticipation of our spin transaction with Covidien plc, Mr. Trudeau joined Covidien in February 2012 as a Senior Vice President and President of its Pharmaceuticals business. He joined Covidien from Bayer HealthCare Pharmaceuticals LLC USA, the U.S. healthcare business of Bayer AG, where he served as Chief Executive Officer. He simultaneously served as President of Bayer HealthCare Pharmaceuticals, the U.S. organization of Bayer’s global pharmaceuticals business. In addition, he served as Interim President of the global specialty medicine business unit from January to August 2010. Prior to joining Bayer in 2009, Mr. Trudeau headed the Immunoscience Division at Bristol-Myers Squibb. During his 10-plus years at Bristol-Myers Squibb, he served in multiple senior roles, including President of the Asia/Pacific region,

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President and General Manager of Canada and General Manager/Managing Director in the United Kingdom. Mr. Trudeau was also with Abbott Laboratories, serving in a variety of executive positions, from 1988 to 1998. Mr. Trudeau has served as a director of TE Connectivity Ltd. since March 2016. Mr. Trudeau is familiar with all aspects of our business and has extensive and diverse industry experience and managerial expertise and a proven record of leadership to serve as our President, CEO and director.

Proposal 1(h) — Anne C. Whitaker

Ms. Whitaker has been a director since May 2018 and is a member of Mallinckrodt’s Human Resources and Compensation Committee. Ms. Whitaker has held the role of chief executive officer Dance Biopharm Holding Inc. since October 2018 and has been a director of Dance Biopharm since August 2018. She has also served as the managing partner of the Anne Whitaker Group, LLC since April 2018 and served as chief executive officer at KNOW Bio, LLC and Novoclem Therapeutics, Inc., a wholly-owned subsidiary of KNOW Bio from February 2017 until April 2018. Previously with Valeant Pharmaceuticals from 2015 to 2017, Ms. Whitaker served as executive vice president and company group chairman with responsibility for the company’s branded pharmaceutical segment including key businesses like Salix, Dendreon, and Orapharma as well as the Canadian and Western Europe regions. Prior to that she served as president and chief executive officer of Synta Pharmaceuticals Corp. from 2014 to 2015; as president of North America pharmaceuticals and consumer health at Sanofi S.A. from 2011-2014; and in roles at GSK, most recently as senior vice president and business unit head of the Cardiovascular, Metabolic and Urology Division. Ms. Whitaker has been a director of Cree Inc. and a member of its Compensation Committee since 2013 and a non-executive director of Vectura Group PLC, a London Stock Exchange listed pharmaceutical and medical device company, since June 2018. Previously she served as a director on the board of Synta Pharmaceuticals Corp. from 2014 to 2015. Ms. Whitaker’s qualifications to serve on our Board include her significant experience in executive positions in the pharmaceutical industry, in both commercial and organizational development roles, as well as her experience as a director of publicly traded and private companies.

Proposal 1(i) — Kneeland C. Youngblood, M.D.

Dr. Youngblood has been a director since June 2013. He is a member of our Compliance and Nominating and Governance Committees. Dr. Youngblood is a founding partner of Pharos Capital Group, a private equity firm that focuses on buyouts in the healthcare services sector. Dr. Youngblood served as a director of Gap Inc. from 2006 to 2012, a director of Starwood Hotels and Resorts from 2001 to 2012, a director of Burger King Corporation from 2004 to 2010 and a director of iStar Financial from 1998 to 2001. Dr. Youngblood has been serving as a director of Scientific Games since August 2018, as a director of TPG Pace Holdings Corp. since 2017, and as CEO/Chairman of Pharos Capital BDC, Inc. since 2017. He has also served as a director on the Dallas Police Fire Pension Fund, since 2017. Prior to that, Dr. Youngblood served as a director of Energy Future Holdings Corp. from 2007 to 2018 and as a director of Pace Holdings Corp. from 2015 to 2017. Dr. Youngblood’s qualifications to serve on our Board include his extensive experience in healthcare practice, policy and business.

Unless otherwise instructed, the proxies will vote “FOR” each of these directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” EACH OF THE DIRECTORS NOMINATED FOR ELECTION

IN PROPOSALS 1(a) THROUGH 1(i)

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PROPOSAL 2: ADVISORY NON-BINDING VOTE TO APPROVE THE RE-APPOINTMENT OF THE INDEPENDENT AUDITORS AND A BINDING VOTE TO AUTHORIZE THE AUDIT COMMITTEE TO SET THEIR REMUNERATION

The Audit Committee has selected and re-appointed Deloitte & Touche LLP to audit our financial statements for the fiscal year ending December 28, 2018. The Board of Directors, upon the recommendation of the Audit Committee, is asking our shareholders to approve, in a non-binding advisory vote, the re-appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 28, 2018 and to authorize, in a binding vote, the Audit Committee to set the independent auditors’ remuneration. Although approval is not required by our Memorandum and Articles of Association or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our shareholders for approval in a non-binding advisory vote because we value our shareholders’ views on our independent auditors. If the re-appointment of Deloitte & Touche LLP is not approved by shareholders, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the re-appointment is approved, the Audit Committee in its discretion may select a different independent auditor at any time during the year if it determines that such a change would be in the best interests of Mallinckrodt and its shareholders.

The Audit Committee and the Board recommend that shareholders approve, in a non-binding advisory vote, the re-appointment of Deloitte & Touche LLP as our independent auditors to audit our accounts for the fiscal year ending December 28, 2018 and authorize, in a binding vote, the Audit Committee to set the auditors’ remuneration. Authorization of the Audit Committee to set the independent auditors’ remuneration requires the affirmative vote of a majority of the votes cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy.

Representatives of Deloitte & Touche LLP will be at the Annual General Meeting, will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

Unless otherwise instructed, the proxies will vote “FOR” this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” PROPOSAL 2

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PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As described in the Compensation Discussion and Analysis section of this Proxy Statement (“CD&A”), the Human Resources and Compensation Committee’s goal in setting executive compensation is to provide a compensation package that attracts, motivates and retains executive talent and rewards executive officers for superior Company and individual performance while encouraging behavior that is in the long-term best interests of Mallinckrodt and its shareholders. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our executives is performance-based and dependent upon our achievement of specified financial goals and the performance of our shares on a long-term basis.

We continued to make significant progress in our ongoing transformation of the Company, setting the stage for the creation of two public entities this year with the anticipated separation of the Specialty Generics business, which will create greater strategic focus and has the ability to unlock and increase value over the long term. We are encouraged by the ongoing momentum in our Specialty Brands products, and look forward to continued growth in our hospital portfolio with longer term improvement for H.P. Acthar® Gel. Importantly, too, we are excited by our pipeline progression, and anticipate a number of significant data reports for inline and pipeline products in 2019.

Shareholders are urged to read the CD&A, which discusses how our compensation policies and procedures implement our compensation philosophy, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure that describe the compensation of our named executive officers during fiscal 2018. The Human Resources and Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in implementing our compensation philosophy and in achieving its goals and that the compensation of our named executive officers during fiscal 2018 reflects and supports these compensation policies and procedures.

Shareholders will be asked at the 2019 Annual General Meeting to approve the following advisory resolution:

RESOLVED, that the compensation of the Company’s named executive officers described in the Compensation Discussion and Analysis section of the Proxy Statement and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure included in this Proxy Statement is approved.

We have determined to hold this advisory vote every year and expect to hold our next advisory vote at the 2020 Annual General Meeting of Shareholders. This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board. Although non-binding, the Board and the Human Resources and Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs.

Unless otherwise instructed, the proxies will vote “FOR” this resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE RESOLUTION SET FORTH IN PROPOSAL 3

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PROPOSAL 4 - APPROVE THE BOARD’S AUTHORITY TO ISSUE SHARES

Under Irish law, directors of an Irish public limited company must have authority from its shareholders to issue any shares, including shares which are part of the company’s authorized but unissued share capital. Our current authorization, approved by shareholders at our 2018 Annual General Meeting, is to issue up to 33% of the authorized but unissued share capital of the Company, which authorization will expire on the earlier of the date of the Company’s Annual General Meeting in 2019 or August 16, 2019. We are presenting this proposal to renew the Board’s authority to issue our authorized shares on the terms set forth below. If this proposal is not passed, the Company will have a limited ability to issue new ordinary shares.

It is customary practice in Ireland to seek shareholder authority to issue up to 33% of a company’s issued ordinary share capital (excluding shares held in treasury) and for such authority to be renewed each year. Therefore, in accordance with customary practice in Ireland, we are seeking approval to authorize the Board to issue up to a maximum of 33% of our issued ordinary share capital (excluding treasury shares) for a period expiring on the earlier of our Annual General Meeting in 2020 or August 15, 2020, unless otherwise varied, revoked or renewed. We expect to propose a renewal of this authorization on a regular basis at our annual general meetings in subsequent years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This authority is fundamental to our business and enables us to issue shares, including, if applicable, in connection with funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issuance of shares. Instead, approval of this proposal will only grant the Board the authority to issue shares that are already authorized under our Articles of Association upon the terms below. In addition, because we are a NYSE-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and SEC, including those rules that limit our ability to issue shares in specified circumstances. This authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE with whom we compete. Accordingly, approval of this resolution would merely place us on par with other NYSE-listed companies.

As required under Irish law, the resolution in respect of this proposal is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.

Ordinary Resolution

The text of the resolution in respect of Proposal 4 is as follows:

RESOLVED that the directors be and are hereby generally and unconditionally authorized to exercise all powers to allot and issue relevant securities (within the meaning of section 1021 of the Companies Act 2014) up to an aggregate nominal value of US$5,513,343 (being equivalent to approximately 33% of the aggregate nominal value of the issued share capital (excluding treasury shares) of the Company as of March 11, 2019 (the last practicable date prior to the issue of the notice of this meeting)) and the authority conferred by this resolution shall expire on the earlier of the date of the Company’s Annual General Meeting in 2020 or August 15, 2020, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot relevant securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.

Unless otherwise instructed, the proxies will vote “FOR” this resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE RESOLUTION SET FORTH IN PROPOSAL 4

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PROPOSAL 5: AUTHORIZE THE COMPANY AND/OR ANY SUBSIDIARY OF THE COMPANY TO MAKE MARKET PURCHASES OR OVERSEAS MARKET PURCHASES OF COMPANY SHARES

Under Irish law, neither we nor any of our subsidiaries may make market purchases or overseas market purchases of our ordinary shares without shareholder approval. Accordingly, shareholders are being asked to authorize us, or any of our subsidiaries, to make market purchases or overseas market purchases of up to 10% of our issued shares. If adopted, this authority will expire at the close of business on August 15, 2020 unless renewed at the Annual General Meeting in 2020; accordingly we expect to propose renewal of this authorization at subsequent annual general meetings. Such purchases would be made only at price levels which the Board considers to be in the best interests of the shareholders generally, after taking into account our overall financial position.

Whether or not this proposed resolution is passed, we will retain the ability to effect repurchases as redemptions pursuant to our Articles of Association, although our subsidiaries are not able to effect market purchases in this manner. To date, our existing share repurchase program has been effected as redemptions pursuant to our Articles of Association.

In order for us or any of our subsidiaries to make market purchases or overseas market purchases of our ordinary shares, such shares must be purchased on a “recognized stock exchange”. The NYSE, on which our ordinary shares are listed, is specified as a recognized stock exchange for this purpose by Irish law. The general authority, if approved by our shareholders, will become effective from the date of passing of the authorizing resolution.

Ordinary Resolution

The text of the resolution in respect of Proposal 5 is as follows:

RESOLVED, that the Company and any subsidiary of the Company are hereby generally authorized to make market purchases or overseas market purchases of ordinary shares in the Company (“shares”) on such terms and conditions and in such manner as the Board of Directors of the Company may determine from time to time but subject to the provisions of the Companies Act 2014 and to the following provisions:

(a)

The maximum number of shares authorized to be acquired by the Company and/or any subsidiary of the Company pursuant to this resolution shall not exceed, in the aggregate, 8,332,387 ordinary shares of US$0.20 each (which represents 10% of the Company’s issued ordinary shares as of our 2018 fiscal year end).

(b)

The maximum price to be paid for any ordinary share shall be an amount equal to 110% of the closing price on the New York Stock Exchange for the ordinary shares on the trading day preceding the day on which the relevant share is purchased by the Company or the relevant subsidiary of the Company, and the minimum price to be paid for any ordinary share shall be the nominal value of such share.

(c)

This general authority will be effective from the date of passing of this resolution and will expire eighteen months from the date of the passing of this resolution, unless previously varied, revoked or renewed by ordinary resolution in accordance with the provisions of section 1074 of the Companies Act 2014. The Company or any such subsidiary may, before such expiry, enter into a contract for the purchase of shares which would or might be executed wholly or partly after such expiry and may complete any such contract as if the authority conferred hereby had not expired.

Unless otherwise instructed, the proxies will vote “FOR” this resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE RESOLUTION SET FORTH IN PROPOSAL 5

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PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 6: APPROVE THE CHANGE OF NAME OF THE COMPANY

The Company announced on December 6, 2018 its intention to spin off its Specialty Generics/Active Pharmaceutical Ingredients (Specialty Generics) business and AMITIZA® (lubiprostone) to the Company’s shareholders, creating two independent, publicly traded companies. The spun-off company (Mallinckrodt Inc.) will concentrate on niche specialty generic products and active pharmaceutical ingredient manufacturing, while the Company, which will retain the remaining business, will focus on innovative specialty pharmaceutical brands.

The Company is seeking shareholder approval to change the name of the Company from Mallinckrodt plc to Sonorant Therapeutics plc (the “Mallinckrodt plc name change”). Under Irish law, a change of name requires the approval of a special resolution, with the change of name subsequently being filed with the Registrar of Companies in Ireland. The change of name only becomes effective following the approval by the Registrar of Companies in Ireland of the new name following the filing of the change of name forms.

Accordingly, the Company is asking its shareholders to adopt Proposal 6 as a special resolution to effect the Mallinckrodt plc name change. The proposal authorizes the Board of Directors to determine the timing of the submission of the filing with the Registrar of Companies in Ireland of the change of name forms, provided that the authorization will lapse if the change of name is not filed with the Registrar of Companies of Ireland on or before May 15, 2020, including if the directors determine not to proceed with the filing for any reason. If the authorization lapses due to the directors not authorizing the filing with the Registrar of Companies in Ireland on or before May 15, 2020 or if the Registrar of Companies in Ireland does not for any reason accept the Mallinckrodt plc name change, the name of the Company will not be changed without further shareholder authorization.

The Mallinckrodt plc name change is not conditional on the separation occurring and may be implemented as part of the rebranding of the Company regardless of whether or not the separation occurs.

At the time of the Mallinckrodt plc name change becoming effective, the Company will seek to change the trading symbol of its ordinary shares listed on the NYSE following the Mallinckrodt plc name change; however, that symbol has not yet been determined.

The affirmative vote of at least 75% of the votes cast, either in person or by proxy, at the Mallinckrodt Annual General Meeting is required to approve the Mallinckrodt plc name change proposal.

Special Resolution

The text of the resolution in respect of Proposal 6 is as follows:

RESOLVED, that the change of the name of the Company from Mallinckrodt plc to Sonorant Therapeutics plc is hereby approved, subject to the approval of the Registrar of Companies of Ireland, and the directors of the Company are hereby authorized in their absolute discretion to determine the time of the filing with the Registrar of Companies in Ireland of the relevant applications, forms, filings and documents for such change of name and whether or not to proceed with filing such applications, forms, filings and documents, with the power to delegate and sub-delegate the determination of all of the foregoing, provided that the authority conferred by this resolution shall expire on May 15, 2020 if the relevant applications, forms, filings and documents for such change of name have not been filed with the Registrar of Companies in Ireland on or before such date, and provided further that this resolution shall have effect from the business day immediately prior to such filing with the Registrar of Companies in Ireland.

Unless otherwise instructed, the proxies will vote “FOR” this resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE RESOLUTION SET FORTH IN PROPOSAL 6

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PROPOSAL 7: APPROVE THE WAIVER OF PRE-EMPTION RIGHTS

Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the pre-emption right). Our current authorization, approved by shareholders at our 2018 Annual General Meeting, is due to expire on the earlier of the date of the Company’s Annual General Meeting in 2019 or August 16, 2019. We are therefore proposing to renew the Board’s authority to opt out of the pre-emption right on the terms set forth below.

It is customary practice in Ireland to seek shareholder authority to opt out of the pre-emption rights provision in the event of the issuance of shares for cash, if the issuance is limited to up to 5% of a company’s issued ordinary share capital (excluding shares held in treasury). It is also customary practice for such authority to be renewed on an annual basis.

Therefore, in accordance with customary practice in Ireland, we are seeking this authority, pursuant to a special resolution, to authorize the directors to issue shares for cash up to a maximum of approximately 5% of the Company’s authorized share capital without applying statutory pre-emption rights for a period expiring on the earlier of the Annual General Meeting in 2020 or August 15, 2020, unless otherwise varied, renewed or revoked. We expect to propose a renewal of this authorization on a regular basis at our annual general meetings in subsequent years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish customary practice. Similar to the authorization sought for Proposal 4, this authority is fundamental to our business and, if applicable, will facilitate our ability to fund acquisitions and otherwise raise capital. We are not asking you to approve an increase in our authorized share capital. Instead, approval of this proposal will only grant the Board the authority to issue shares in the manner already permitted under our Articles of Association upon the terms below. Without this authorization, in each case where we issue shares for cash, we would first have to offer those shares on the same or more favorable terms to all of our existing shareholders. This requirement could cause delays in the completion of acquisitions and capital raising for our business. This authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE with whom we compete. Accordingly, approval of this resolution would merely place us on par with other NYSE-listed companies.

As required under Irish law, the resolution in respect of Proposal 7 is a special resolution that requires the affirmative vote of at least 75% of the votes cast. In addition, under Irish law, the Board may only be authorized to opt out of pre-emption rights if it is authorized to issue shares, which authority is being sought in Proposal 4.

Special Resolution

The text of the resolution in respect of Proposal 7 is as follows:

RESOLVED, that the directors be and are hereby empowered pursuant to section 1023 of the Companies Act 2014 to allot equity securities (as defined in section 1023 of that Act) for cash, pursuant to the authority conferred by Proposal 4 of the notice of this meeting as if sub-section (1) of section 1022 of that Act did not apply to any such allotment, provided that this power shall be limited to the allotment of equity securities up to an aggregate nominal value of US$835,355 (being equivalent to approximately 5% of the aggregate nominal value of the issued share capital (excluding treasury shares) of the Company as of March 11, 2019 (the last practicable date prior to the issue of the notice of this meeting)) and the authority conferred by this resolution shall expire on the earlier of the Company’s Annual General Meeting in 2020 or August 15, 2020, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.

Unless otherwise instructed, the proxies will vote “FOR” this resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE RESOLUTION SET FORTH IN PROPOSAL 7

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PROPOSAL 8: AUTHORIZE THE PRICE RANGE AT WHICH THE COMPANY CAN RE-ALLOT SHARES THAT IT HOLDS AS TREASURY SHARES

We may, from time to time, re-allot shares purchased by us and not cancelled (“treasury shares”) in connection with our executive compensation program, our employee stock purchase plan and our other compensation programs.

Under Irish company law, our shareholders must authorize the price range at which we may re-allot any shares held in treasury. In this proposal, that price range is expressed as a minimum and maximum percentage of the prevailing market price (as defined below). Under Irish law, this authorization expires after eighteen months unless renewed; accordingly, we expect to propose renewal of this authorization at subsequent annual general meetings.

The authority being sought from shareholders provides that the minimum and maximum prices at which an ordinary share held in treasury may be re-alloted are 95% and 120%, respectively, of the average closing price per ordinary share, as reported by the NYSE, for the thirty (30) trading days immediately preceding the proposed date of re-allotment. If an ordinary share is being re-allotted to satisfy an obligation under an employees’ share scheme, the minimum price at which such share may be re-allotted will be the nominal value of such share. Any re-allotment of treasury shares will be at price levels that the Board considers in the best interests of our shareholders.

Special Resolution

The text of the resolution in respect of Proposal 8 is as follows:

RESOLVED, that the re-allotment price range at which any treasury shares held by the Company may be re-alloted (including by way of re-allotment off-market) shall be as follows:

(a)	the maximum price at which such treasury share may be re-alloted shall be an amount equal to 120% of the “market price”; and

(b)

the minimum price at which a treasury share may be re-alloted shall be the nominal value of the share where such a share is required to satisfy an obligation under an employees’ share scheme operated by the Company or, in all other cases, an amount equal to 95% of the “market price”; and

(c)

for the purposes of this resolution, the “market price” shall mean the average closing price per ordinary share of the Company, as reported by the New York Stock Exchange, for the thirty (30) trading days immediately preceding the proposed date of re-issuance.

FURTHER RESOLVED, that this authority to re-allot treasury shares shall expire at eighteen months after the date of the passing of this resolution unless previously varied or renewed in accordance with the provisions of Sections 109 and/or 1078 (as applicable) of the Companies Act 2014 (and/or any corresponding provision of any amended or replacement legislation) and is without prejudice or limitation to any other authority of the Company to re-allot treasury shares on-market.

Unless otherwise instructed, the proxies will vote “FOR” this resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE RESOLUTION SET FORTH IN PROPOSAL 8

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PROPOSAL 9: SHAREHOLDER PROPOSAL REGARDING REPORT ON INCENTIVE COMPENSATION CLAWBACK

Mallinckrodt has been advised that the UAW Retiree Medical Benefits Trust, 110 Miller Avenue, Suite 100, Ann Arbor, Michigan 48104-1305, intends to present the following resolution at the Company’s 2019 Annual General Meeting. Mallinckrodt has also been advised that UAW Retiree Medical Benefits Trust is the beneficial owner of Mallinckrodt ordinary shares with a market value in excess of $2,000. After thoughtful consideration, the Board recommends that you vote AGAINST this proposal for the reasons set forth in the Board’s statement that follows the proposal.

In accordance with the rules of the SEC, the proposal and supporting statement are being reprinted as they were submitted to Mallinckrodt’s Corporate Secretary by the proponent other than minor formatting changes. Mallinckrodt takes no responsibility for them.

Shareholder Proposal and Supporting Statement

RESOLVED, that shareholders of Mallinckrodt plc (“Mallinckrodt”) urge the board of directors (“Board”) to adopt a policy (the “Policy”) that Mallinckrodt will disclose annually whether it, in the previous fiscal year, recouped any incentive compensation from any senior executive or caused a senior executive to forfeit an incentive compensation award (each, a “clawback”) as a result of applying any of Mallinckrodt’s incentive compensation clawback provisions. “Senior executive” includes a former senior executive.

The Policy should provide that the general circumstances of the clawback will be described. The Policy should also provide that if no clawback of the kind described above occurred in the previous fiscal year, a statement to that effect will be made. The disclosure requested in this proposal is intended to supplement, not supplant, any clawback disclosure required by law or regulation.

SUPPORTING STATEMENT

Opioid manufacturers have come under scrutiny for downplaying the highly addictive nature of opioids and for failing to report to the Drug Enforcement Administration (“DEA”) suspicious spikes in sales distributions. In West Virginia alone, manufacturers produced and sold to wholesalers over 780 million pills over six years, or 400 pills per person.

In 2017, Mallinckrodt reached a $35 million settlement with the DEA and the U.S. Attorneys for the Eastern District of Michigan and Northern District of New York over claims related to monitoring, reporting, record keeping and security measures of its manufacturing and distribution of controlled substances. In 2018, Mallinckrodt disclosed that it has received a grand jury subpoena from federal prosecutors, is under investigation by several state attorneys general, and is facing over 200 lawsuits related to opioid sales.

Mallinckrodt has mechanisms in place to recover incentive compensation in the event of misconduct, with triggering events not limited to the financial misstatement context. However, without disclosure, investors cannot determine if those provisions are being used. We believe disclosure can be a powerful deterrent of misconduct and can signal “a tone at the top” emphasizing ethical conduct. Clawback disclosure policies have been adopted by other major opioid companies including Depomed, McKesson, Cardinal Health, and Insys.

Disclosure of recoveries from senior executives below the named executive officer level—recoupment from whom is already required to be disclosed under SEC rules—would be useful for shareholders because these executives may have business unit responsibilities or otherwise be in a position to take on substantial risk or affect key company policies.

We urge shareholders to vote for this proposal.

Board’s Statement Opposing the Shareholder Proposal

Our Board of Directors regularly evaluates Mallinckrodt’s compensation policies and programs to align the short- and long-term interests of our shareholders and to respond to changing market practices and legal and regulatory requirements. We believe our current compensation structure, including our clawback policy (which we revised this

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past year), strikes an appropriate balance in motivating senior executives to deliver long-term results for our shareholders, while simultaneously holding our senior leadership team accountable. Accordingly, our Board of Directors recommends that our shareholders vote AGAINST this proposal for the reasons outlined below.

The proposal calls for Mallinckrodt to report annually on the general circumstances leading to a clawback of compensation from a senior executive (including a former employee) or to provide a statement that no clawback was sought in a given year. Such a broad disclosure requirement extends beyond what is required under existing and pending legal requirements, and we believe that it could result in the violation of privacy or other laws or otherwise require disclosure of confidential information, and could present a misleading picture of how instances of misconduct were addressed.

The SEC has set forth clear guidelines regarding required disclosure in our annual proxy statement as to when, and how much, compensation has been recouped from a listed company’s CEO, CFO, or other named executive officer. Moreover, when necessary to understanding our compensation policies and compensation decisions regarding our named executive officers, we must further disclose in our annual proxy statement the reasons for recoupment and how we determined the amount to be recovered.

Our Board of Directors believes that it is appropriate for decisions regarding disclosure with respect to senior executives to be made on a case-by-case basis, taking into account applicable legal requirements, the desire of investors to receive information, and confidentiality, privacy, and commercial considerations. Requiring an annual report on compensation clawbacks implemented during the prior fiscal year would prevent our Board of Directors from exercising its discretion and judgment with respect to the disclosure of potentially sensitive information.

Additionally, a statement that no clawback was made in a given year could lead shareholders to inaccurately conclude that Mallinckrodt is not taking action to address misconduct or other issues within the company. Mallinckrodt does not tolerate misconduct by its executives or other employees. The clawback of incentive compensation, however, is not the only action that is available to address misconduct. Alternative responses may include changes in job responsibility, further training, disciplinary action, or alterations to compensation plans in future years, all of which would be reasonable corrective actions to address misconduct but none of which would be disclosed under the proposal’s request for a report on incentive compensation clawbacks.

Our Board of Directors takes decisions regarding public disclosure very seriously, including its duties relating to the accuracy of disclosure and protection of confidential information, and believes this disclosure proposal could cause harm to the Company and its shareholders due to its overly prescriptive nature.

Based on the foregoing, our Board of Directors believes that adopting a policy requiring an annual report of compensation clawbacks is unnecessary and not in the best interests of shareholders. For these reasons, our Board of Directors opposes the proposal.

Unless otherwise instructed, the proxies will vote “AGAINST” this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “AGAINST” PROPOSAL 9

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PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 10: SHAREHOLDER PROPOSAL REGARDING REPORT ON GOVERNANCE MEASURES

Mallinckrodt has been advised that Mercy Investment Services, Inc., 2039 North Geyer Road, St. Louis, Missouri 63131-3332; Daughters of Charity, Inc., 4330 Olive Street, St. Louis, Missouri 63108-2622; Bon Secours Mercy Health, 1701 Mercy Health Place, Cincinnati, Ohio 45237; Catholic Health Initiatives, 198 Inverness Drive West, Englewood, Colorado 80112; and Congregation of Divine Providence, 515 SW 24th Street, San Antonio, Texas 78207 intend to present the following resolution at the Company’s 2019 Annual General Meeting. Mallinckrodt has also been advised that each of the proponents is the beneficial owner of Mallinckrodt ordinary shares with a market value in excess of $2,000. After thoughtful consideration, the Board recommends that you vote AGAINST this proposal for the reasons set forth in the Board’s statement that follows the proposal.

In accordance with the rules of the SEC, the proposal and supporting statement are being reprinted as they were submitted to Mallinckrodt’s Corporate Secretary by the proponent other than minor formatting changes. Mallinckrodt takes no responsibility for them.

Shareholder Proposal and Supporting Statement

RESOLVED, that shareholders of Mallinckrodt plc (“Mallinckrodt”) urge the Board of Directors (the “Board”) to report to shareholders by December 31, 2019 on the governance measures Mallinckrodt has implemented since 2012 to more effectively monitor and manage financial and reputational risks related to the opioid crisis in the United States ( U.S.), given Mallinckrodt’s sale of opioid medications and active pharmaceutical ingredients in opioid medications, including whether Mallinckrodt has assigned responsibility for such monitoring to the Board or one or more Board committees, revised senior executive compensation metrics or policies, adopted or changed mechanisms for obtaining input from stakeholders, or altered policies or processes regarding company lobbying activities.

The report should be prepared at reasonable cost and should omit confidential and proprietary information.

SUPPORTING STATEMENT

Opioid abuse is undeniably a public health crisis: The Centers for Disease Control and Prevention reported that in 2017, opioid abuse caused nearly 48,000 U.S. deaths, or about 130 per day. The economic and social effects of the opioid crisis are profound. Opioid use and dependency, according to a recent Goldman Sachs study, is a key factor in why many men of prime working age in the U.S. are unable or unwilling to find work. Costs associated with opioid abuse strain patients, healthcare payers and state and local budgets.

Mallinckrodt accounted for 43.8 million of the 236 million opioid prescriptions filled in 2016, according to IMS Health, and has come under scrutiny for its sales and marketing practices. In 2017, Mallinckrodt paid $35 million to resolve federal claims involving controlled substances, including opioids. In 2018, Mallinckrodt disclosed that it had received a grand jury subpoena from federal prosecutors, is under investigation by several state attorneys general, and faces 281 lawsuits related to opioid sales.

In light of Mallinckrodt’s failure to carry out an intended divestment of its opioid business, we believe that the Company should enhance oversight of risks related to opioids. Mallinckrodt discloses on its website steps it has taken to combat diversion and illegal sale of opioids, including founding the Anti-Diversion Industry Working Group. We believe, however, that Board-level oversight and governance reforms can play an important role in effectively addressing opioid-related risks and that shareholders would benefit from a fuller understanding of governance mechanisms serving that function.

For example, it is not clear from Mallinckrodt’s Board committee charters or proxy statement whether a specific Board committee monitors opioid-related risks, though the Compliance Committee charter mentions potentially opioid-related matters such as DEA compliance, and whether the Board oversees payments to patient advocacy and professional organizations that may lobby on controlled substance regulation. Similarly, Mallinckrodt’s most recent proxy statement does not indicate whether any opioid-related objectives, such as promoting ethical conduct, were considered in assessing named executive officer performance for incentive compensation purposes.

70    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

PROPOSALS REQUIRING YOUR VOTE

We urge shareholders to vote for this proposal.

Board’s Statement Opposing the Shareholder Proposal

Our Board of Directors recommends that our shareholders vote AGAINST this proposal.

We at Mallinckrodt believe that the widespread abuse of opioids in the United States is a tragic national crisis that demands and deserves a comprehensive policy response. The response must involve governmental regulators, law enforcement agencies, drug distributors, drug manufacturers (including Mallinckrodt), pharmacists, prescribing physicians, and patients.

As disclosed elsewhere in this Proxy Statement and on our website, our Board of Directors is actively engaged in risk oversight of our business, including with respect to opioid abuse and misuse, and we have proactively taken a number of steps to address the opioid crisis under our Board’s direction and supervision.

For example, we have been at the forefront in developing a comprehensive opioid anti-diversion program by working with our customer-distributors, the DEA and other law enforcement officials to prevent prescription drug diversion, misuse and abuse. We have implemented a multi-pronged approach to address the abuse of opioids, and in September 2017, we published six integrated policy initiatives. Additionally, we have supported improved integration of federal and state prescription drug monitoring programs and enhanced addiction rehabilitation and drug take-back programs, including provision of drop boxes to local law enforcement in communities where our major sites reside. Moreover, we donated more than 2 million drug deactivation pouches to enable responsible drug disposal. For more information on these and other efforts, see mallinckrodt.com/corporate-responsibility/responsible-use/.

Due to the complex and multifaceted nature of the problem, we have partnered with other stakeholders and strategically aligned third-party organizations. For example, we founded the Anti-Diversion Industry Working Group, a collective of leading manufacturers and distributors of controlled substances coming together to collaborate and share best practices with the purpose of exceeding DEA obligations for opioid anti-diversion programs.

We take our role and responsibility in deterring opioid abuse seriously. Under our Board’s supervision, we have devoted significant resources to preventing such abuse and mitigating its deleterious effects on communities, and we have a demonstrated record of meeting and exceeding the requirements of federal and state laws governing the manufacturing, sale, and distribution of controlled substances. Our Board and its committees, in particular the Compliance Committee, monitor and manage the financial and reputational risks related to these matters, as further described in the Compliance Committee’s charter.

Through our website, press releases, SEC filings, and broader community engagement, we have chronicled this engagement and our role in tackling this multifaceted public health crisis, and will continue to do so.

Our Board of Directors does not believe that the preparation and publication of the requested report would be a prudent use of the Company’s resources. As described above, we are already engaged on a variety of fronts on this issue. We believe our Board’s role in overseeing enterprise risk management is adequately and appropriately explained elsewhere in this Proxy Statement, our publicly available board and committee charters, and our other public disclosures.

Moreover, as previously announced, we plan to spin off our Specialty Generics/Active Pharmaceutical Ingredients business, which includes our opioid manufacturing business. The spin-off is projected to be completed in the second half of 2019. The new company, which will retain the name Mallinckrodt, will be an independent public company with its own board of directors, governance, and risk profile. As the “remaining” company, we will continue to focus on developing, manufacturing and distributing innovative specialty pharmaceutical branded products with the goal of improving outcomes for underserved patients with severe and critical conditions and will not have any ongoing business operations related to opiates.

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    71

PROPOSALS REQUIRING YOUR VOTE

Preparation of the proposed report would require significant time and resources for additional disclosure regarding enterprise risk management that would not meaningfully add to the robust disclosures we already make and would not represent a prudent investment by the Company. In sum, our Board believes that the requested report would neither be an effective use of Company resources nor in the best interests of our shareholders.

Unless otherwise instructed, the proxies will vote “AGAINST” this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “AGAINST” PROPOSAL 10

72    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 11: SHAREHOLDER PROPOSAL REGARDING REPORT ON LOBBYING ACTIVITIES

Mallinckrodt has been advised that United Church Funds, 475 Riverside Drive, Suite 1020, New York, New York 10115, intends to present the following resolution at the Company’s 2019 Annual General Meeting. Mallinckrodt has also been advised that United Church Funds is the beneficial owner of Mallinckrodt ordinary shares with a market value in excess of $2,000. After thoughtful consideration, the Board recommends that you vote FOR this proposal for the reasons set forth in the Board’s statement that follows the proposal.

In accordance with the rules of the SEC, the proposal and supporting statement are being reprinted as they were submitted to Mallinckrodt’s Corporate Secretary by the proponent other than minor formatting changes. Mallinckrodt takes no responsibility for them.

Shareholder Proposal and Supporting Statement

Whereas, we believe in full disclosure of Mallinckrodt’s direct and indirect lobbying activities and expenditures to assess whether Mallinckrodt’s lobbying is consistent with Mallinckrodt’s expressed goals and in the best interests of shareholders.

Resolved, the shareholders of Mallinckrodt request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

1.	Payments by Mallinckrodt used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

2.	Mallinckrodt’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

3.	Description of the decision making process and oversight by management and the Board for making payments described in section 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Mallinckrodt is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Mallinckrodt’s website.

Supporting Statement

We encourage transparency in the use of funds to lobby. Mallinckrodt spent $3,540,000 in 2016 and 2017 on federal lobbying. This figure does not include lobbying expenditures to influence legislation in states, where Mallinckrodt also lobbies, but disclosure is uneven or absent. For example, Mallinckrodt spent $165,110 lobbying in New Jersey in 2016 — 2017. Mallinckrodt’s lobbying on opioids has attracted media attention (“A Drug Maker Spends Big in Washington to Make Itself Heard,” New York Times, July 21, 2017).

Mallinckrodt sits on the board of the Biotechnology Industry Organization, which spent $18,620,000 on lobbying in 2016 - 2017. Mallinckrodt is also listed as a member of the Healthcare Leadership Council and the Healthcare Institute of New Jersey. Mallinckrodt does not disclose its memberships in, or payments to, trade associations, or the amounts used for lobbying. And Mallinckrodt does not disclose its contributions to tax-exempt organizations that write and endorse model legislation, such as its membership in the American Legislative Exchange Council (ALEC).

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PROPOSALS REQUIRING YOUR VOTE

We are concerned that Mallinckrodt’s lack of lobbying disclosure presents significant reputational risk. For example, pharmaceutical company donations to patient advocacy groups are attracting heightened media scrutiny (“Is Big Pharma Getting ‘Patient Advocates’ to Do Its Lobbying Work?” Kaiser Health News, April 6, 2018). And corporate ALEC memberships have drawn negative publicity (“Broad Coalition Calls on Corporations to Drop Funding for ALEC Over Horowitz Speeches,” PR Watch, August 27, 2018). Over 110 companies have publicly left ALEC, including Allergan, Amgen, AstraZeneca, Bristol-Myers Squibb, GlaxoSmithKline, Johnson & Johnson, Medtronic and Merck.

Board’s Statement Supporting the Shareholder Proposal

Our Board of Directors recommends that our shareholders vote FOR this proposal.

Mallinckrodt has significant efforts already under way to put together a “Political Engagement Report” similar in significant respects to the report requested by the shareholder proposal. This report will disclose, among other things, our policies and procedures governing political contributions, the decision making process and oversight by management and the Board of Directors in respect of any political contributions Mallinckrodt makes, the amount of political contributions made by Mallinckrodt and the MNK Political Action Committee, and other related matters, such as certain disclosures with respect to our federal and state lobbying, trade association memberships and political engagements outside of the United States. We are committed to publicly issuing the first edition of this report later in 2019, which will address our activities for the fiscal year 2018. We intend to update this report on an annual basis going forward and expect that it will expand in scope over time.

Unless otherwise instructed, the proxies will vote “FOR” this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” PROPOSAL 11

74    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

OTHER MATTERS

OTHER MATTERS

Presentation of Irish Statutory Accounts

Our Irish Statutory Accounts for the fiscal year ended December 28, 2018, including the reports of the directors and auditors thereon, will be presented at the Annual General Meeting. Our Irish Statutory Accounts have been approved by the Board of Directors. There is no requirement under Irish law that such statements be approved by shareholders, and no such approval will be sought at the Annual General Meeting. Our Irish Statutory Accounts are available with the Proxy Statement and our Annual Report at proxyvote.com and in the Investor Relations section of our website at mallinckrodt.com.

Registered and Principal Executive Offices

Our registered office is located at College Business & Technology Park, Cruiserath, Blanchardstown, Dublin 15, Ireland. The telephone number there is +353 1 820-7940. Our principal executive offices are located at 3 Lotus Park, The Causeway, Staines-Upon-Thames, Surrey TW18 3AG, United Kingdom. The telephone number there is +44 017 8463 6700.

Shareholder Proposals for the 2020 Annual General Meeting

In accordance with the rules established by the SEC, as well as under the provisions of our Articles of Association, any shareholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act intended for inclusion in the Proxy Statement for next year’s Annual General Meeting must be received by us no later than December 5, 2019. Such proposals should be sent to our Company Secretary at Mallinckrodt plc, 3 Lotus Park, The Causeway, Staines-Upon-Thames, Surrey TW18 3AG, United Kingdom. To be included in the Proxy Statement, the proposal must comply with the requirements as to form and substance established by the SEC and our Articles of Association and must be a proper subject for shareholder action under Irish law.

A shareholder may otherwise propose business for consideration or nominate persons for election to the Board in compliance with U.S. federal proxy rules, Irish law and other legal requirements, without seeking to have the proposal included in our Proxy Statement pursuant to Rule 14a-8 under the Exchange Act. To bring a proposal before next year’s annual general meeting, a shareholder must deliver written notice of the proposed business to our Company Secretary at our registered office not earlier than the close of business on January 16, 2020 and not later than the close of business on February 15, 2020 and otherwise comply with the requirements of our Articles of Association.

United States Securities and Exchange Commission Reports

Copies of our Annual Report on Form 10-K for the fiscal year ended December 28, 2018, as filed with the SEC (without exhibits), are available to shareholders free of charge on our website at mallinckrodt.com or by writing to our Company Secretary at Mallinckrodt plc, 3 Lotus Park, The Causeway, Staines-Upon-Thames, Surrey TW18 3AG, United Kingdom.

Delivery of Documents to Shareholders Sharing an Address

If you have requested a paper copy of our proxy materials, our Annual Report, including our audited financial statements for the year ended December 28, 2018, is being mailed to you along with this Proxy Statement. In order to reduce printing and postage costs, only one Annual Report and one Proxy Statement will be mailed to multiple shareholders sharing an address unless we receive contrary instructions from one or more of the shareholders sharing an address. If your household has received only one Annual Report and one Proxy Statement, we will deliver promptly a separate copy of such documents to any shareholder who contacts us at +44 017 8463 6700 or sends a written request to Mallinckrodt plc, 3 Lotus Park, The Causeway, Staines-Upon-Thames, Surrey TW18 3AG, United Kingdom, Attention: Company Secretary. If your household is receiving multiple copies of our annual reports or proxy statements and you wish to request delivery of a single copy, you may send a written request to Mallinckrodt plc, 3 Lotus Park, The Causeway, Staines-Upon-Thames, Surrey TW18 3AG, United Kingdom, Attention: Company Secretary.

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    75

OTHER MATTERS

General

Your proxy is solicited on behalf of the Board of Directors. Unless otherwise directed, proxies held by the Chief Executive Officer, the General Counsel and the Company Secretary will be voted at the Annual General Meeting (or an adjournment or postponement thereof), FOR Proposals 1 — 8 and Proposal 11 and AGAINST Proposals 9 and 10. If any matter other than those described in this Proxy Statement properly comes before the Annual General Meeting, or with respect to any adjournment or postponement thereof, the Chief Executive Officer, the General Counsel or the Company Secretary will vote the ordinary shares represented by such proxies in accordance with his discretion.

76    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

C/O MALLINCKRODT PLC COMPANY SECRETARY 3 LOTUS PARK, THE CAUSEWAY STAINES-UPON-THAMES, SURREY TW18 3AG UNITED KINGDOM VOTE BY INTERNET—www.proxyvote.com Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. U.S. Eastern Time on May 14, 2019. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. U.S. Eastern Time on May 14, 2019. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Mallinckrodt plc, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, or to Mallinckrodt plc, College Business & Technology Park, Cruiserath, Blanchardstown, Dublin 15, Ireland, in each case at least 48 hours before the meeting. If you transmit your voting instructions by the internet or by telephone, you do NOT need to mail back your proxy card. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E67503-P20975 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY MALLINCKRODT PLC The Board of Directors recommends a vote FOR the nominees listed under Item 1. Item 1—Election of Directors NOMINEES: For Against Abstain 1a. David R. Carlucci ! ! ! 1b. J. Martin Carroll ! ! ! For Against Abstain 1c. Paul R. Carter ! ! ! Item 5—Authorize the Company and/or any subsidiary to make market ! ! ! purchases or overseas market purchases of Company shares. 1d. David Y. Norton ! ! ! Item 6—Approve the change of name of the Company. (Special Resolution). ! ! ! 1e. JoAnn A. Reed ! ! ! Item 7—Approve the waiver of pre-emption rights. (Special Resolution). ! ! ! 1f. Angus C. Russell ! ! ! Item 8—Authorize the price range at which the Company can re-allot ! ! ! shares it holds as treasury shares. (Special Resolution). 1g. Mark C. Trudeau ! ! ! The Board of Directors recommends a vote AGAINST Items 9 and 10. 1h. Anne C. Whitaker ! ! ! Item 9—Shareholder Proposal Regarding Incentive Compensation ! ! ! Clawback. 1i. Kneeland C. Youngblood, M.D. ! ! ! Item 10—Shareholder Proposal Regarding Report on Governance ! ! ! Measures. The Board of Directors recommends a vote FOR Items 2 through 8. The Board of Directors recommends a vote FOR Item 11. Item 2—Approve, in a non-binding vote, the re-appointment of the Independent Auditors and to authorize, in a binding vote, the Audit ! ! ! Item 11—Shareholder Proposal Regarding Report on Lobbying Activities. ! ! ! Committee to set the auditors’ remuneration. Item 3—Approve, in a non-binding advisory vote, the compensation of ! ! ! named executive officers. Item 4—Approve the authority of the Board to issue shares. ! ! ! For address changes and/or comments, please check this box and write them on the ! back where indicated. Please indicate if you plan to attend the meeting. ! ! Yes No Please date and sign name exactly as it appears hereon. Executors, administrators, trustees, etc. should so indicate when signing. If the shareholder is a corporation, the full corporate name should be inserted and the proxy signed by an officer of the corporation indicating his/her title. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Annual General Meeting of Shareholders Wednesday, May 15, 2019, 9:30 a.m., local time Sofitel London Heathrow Hotel Terminal 5, London Heathrow Airport London TW6 2GD United Kingdom Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting: Notice and Proxy Statement, including resolutions; Annual Report on Form 10-K; and Irish Statutory Accounts, including related reports, are available at www.proxyvote.com. These materials are also available in the Investor Relations section of our website at www.mallinckrodt.com. E67504-P20975 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL GENERAL MEETING OF SHAREHOLDERS May 15, 2019 The undersigned hereby appoint(s) Mark C. Trudeau, Mark J. Casey and Stephanie D. Miller, or any of them, as proxies, each with full power of substitution, and hereby authorize(s) them to represent and to vote all of the Ordinary Shares of Mallinckrodt plc that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 9:30 a.m., local time on Wednesday, May 15, 2019, at the Sofitel London Heathrow Hotel, Terminal 5, London Heathrow Airport, London TW6 2GD, United Kingdom, and any adjournment or postponement thereof, as indicated on the reverse side of this proxy card with respect to the proposals set forth in the proxy statement and, in their discretion, upon any matter that may properly come before the meeting or any adjournment of the meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. IF YOU ARE NOT VOTING ON THE INTERNET OR BY TELEPHONE, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side